UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.  )

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Korn Ferry

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KORN FERRY®

NOTICE OF 2021 ANNUAL STOCKHOLDERS' MEETING AND PROXY STATEMENT

Index of Frequently Accessed Information
Beneficial Ownership	74
Compensation & Impact of COVID-19	43
Director Biographies	17
Director Independence	24
Employment Contract or Letter Agreements	49
ESG Matters	13
Governance Documents	77
How to Vote	76
Managing COVID-19 Risks	70
Related Party Transactions and Policies	78
Commitment to Good Governance Practices	30
Risk Oversight	25
Stock Ownership Policy	50
Use of Peer Group	41
Virtual Meeting Information	75

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Dear Fellow Stockholders,

On behalf of the Board of Directors (the “Board”) of Korn Ferry (the “Company,” “we,” “its,” and “our”) and all of our Korn Ferry colleagues, I want to thank you for being a Korn Ferry stockholder and for your continued support of the Company. In May 2020, as the Company entered its fiscal year 2021, the world faced considerable uncertainty with the broad challenges of the coronavirus pandemic (“COVID-19”) and its attendant social and economic instability across the globe. Our Board and management team worked tirelessly to navigate the Company through the pandemic and remained fiercely committed to devising ways to preserve and deliver value to our stockholders, while simultaneously pursuing Korn Ferry’s long-term strategy.

Thanks to the agility and resilience of Korn Ferry’s employees and their effective execution of our strategy, Korn Ferry emerged through the crisis with a record breaking fourth quarter. As our 2021 Annual Meeting of Stockholders approaches, we are pleased to share our reflections on how we worked to deliver strong results for Korn Ferry’s stockholders during such an unprecedented year.

As the pandemic has persisted, we have remained focused and dedicated to pursuing Korn Ferry’s objective to expand its position as the preeminent organizational consulting firm. With the support of our workforce during fiscal year 2021, we continued to diversify our offerings, develop deeper relationships with our clients, and capitalize on our leadership in various solutions. The relevance of our wide array of offerings have helped our clients address their opportunities and achieve their goals. In turn, it has helped us accelerate out of the turn and deliver strong financial results.

From a tough first quarter in fiscal year 2021, Korn Ferry achieved all-time highs for quarterly fee revenues and profitability by the fourth quarter. We are proud of our people and their leaders, who so productively managed to continue to serve our clients despite shifting work locations, technological and personal demands, and related lockdowns and limitations. Their achievements are all the more significant due to the speed with which these disruptions arose and the demand for a rapid response. With their help, we were able to quickly and effectively adapt to delivering our services in a virtual world.

On behalf of the Board, I am pleased to invite you to attend our 2021 Annual Meeting of Stockholders on Wednesday, September 29, 2021 at 8:00 a.m. Pacific Time. In light of the continued public health impact of COVID-19, the meeting will be conducted online this year through a live audiocast, which is often referred to as a “virtual meeting” of stockholders. Our digital format allows stockholders to participate safely, conveniently, and effectively. We intend to hold our virtual meeting in a manner that affords stockholders the same general rights and opportunities to participate, to the extent possible, as they would have at an in-person meeting. We look forward to your participation at the 2021 Annual Meeting of Stockholders.

Sincerely,

Christina A. Gold,

Chair of the Board

August 13, 2021

Korn Ferry
1900 Avenue of the Stars, Suite 2600
Los Angeles, CA 90067
(310) 552-1834

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Notice of

2021 Annual Meeting

Meeting Information

Date: September 29, 2021

Time: 8:00 a.m. Pacific Time

Virtual Meeting Site: www.virtualshareholdermeeting.com/KFY2021

Record Date: August 2, 2021

Meeting Agenda

To the Stockholders:

In light of the public health and travel safety concerns relating to the coronavirus pandemic (“COVID-19”), on September 29, 2021, Korn Ferry (the “Company,” “we,” “its,” and “our”) will hold its 2021 Annual Meeting of Stockholders (the “Annual Meeting”) online this year at www.virtualshareholdermeeting.com/KFY2021. The Annual Meeting will begin at 8:00 a.m. Pacific Time.

The purposes of the Annual Meeting are to:

1.	Elect the nine directors nominated by our Board of Directors (the “Board”) and named in the Proxy Statement accompanying this notice to serve on the Board until the 2022 Annual Meeting of Stockholders and until their successors have been duly elected and qualified, subject to their earlier death, resignation, or removal;
2.	Vote on a non-binding advisory resolution to approve the Company’s executive compensation;
3.	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s 2022 fiscal year; and
4.	Transact any other business that may be properly presented at the Annual Meeting.

Only stockholders who owned our common stock as of the close of business on August 2, 2021 (the “Record Date”) can vote online at the Annual Meeting or any adjournments or postponements thereof. To attend the Annual Meeting online, vote or submit questions during the Annual Meeting, or view the stockholder list, stockholders of record will need to go to www.virtualshareholdermeeting.com/KFY2021 and log in using their 16-digit control number included on their proxy card or Notice of Internet Availability of Proxy Materials (the “Notice’). Beneficial owners should review these proxy materials and their voting instruction form or the Notice for how to vote in advance of, and how to participate in, the Annual Meeting.

RECOMMENDATION
OF THE BOARD

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE YOUR SHARES “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED IN THE PROXY STATEMENT AND “FOR” EACH OF THE OTHER PROPOSALS.

In the event of a technical malfunction or situation that the chair of the Annual Meeting determines may affect the ability of the Annual Meeting to satisfy the requirements for a meeting of stockholders to be held by means of remote communication under the Delaware General Corporation Law, or that otherwise makes it advisable to adjourn the Annual Meeting, the chair of the Annual Meeting will convene the meeting at 9:00 a.m. Pacific Time on the date specified above and at the Company’s address at 1900 Avenue of the Stars, Suite 2600, Los Angeles, CA 90067, solely for the purpose of adjourning the Annual Meeting to reconvene at a date, time, and physical or virtual location announced by the chair of the Annual Meeting. Under either of the foregoing circumstances, we will post information regarding the announcement on the Investors page of the Company’s website at https://ir.kornferry.com.

Please read the proxy materials carefully before voting.

Your vote is important, and we appreciate your cooperation in considering and acting on the matters presented. See pages 75 – 77 in the accompanying Proxy Statement for a description of the ways by which you may cast your vote on the matters being considered at the Annual Meeting.

August 13, 2021
Los Angeles, California
By Order of the Board of Directors,

Jonathan Kuai

General Counsel, Managing Director of Business Affairs and

ESG, and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on September 29, 2021:

The Proxy Statement and accompanying Annual Report to Stockholders are available at
www.proxyvote.com.

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Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. Page references are supplied to help you find further information in this Proxy Statement.

Annual Meeting of Stockholders (page 75)

Date and Time: September 29, 2021 at 8:00 a.m. Pacific Time

Virtual Meeting Site: www.virtualshareholdermeeting.com/KFY2021

Admission: To participate in the Annual Meeting online, including to vote during the Annual Meeting, stockholders will need the 16-digit control number included on their proxy card, the Notice or voting instruction form, or contact their bank, broker or other nominee (preferably at least 5 days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in, or vote at the Annual Meeting.

Eligibility to Vote: You can vote if you were a holder of Korn Ferry’s common stock at the close of business on August 2, 2021.

Voting Matters (page 75)

1	Election of Directors Reference (for more detail) page 12	Board Vote Recommendation FOR each Director Nominee

2	Advisory Resolution to Approve Executive Compensation Reference (for more detail) page 33	Board Vote Recommendation FOR

3	Ratification of Independent Registered Public Accounting Firm Reference (for more detail) page 68	Board Vote Recommendation FOR

How to Cast Your Vote (pages 75 - 77)

On or about August 13, 2021, we will mail the Notice to stockholders of our common stock as of August 2, 2021, other than those stockholders who previously requested electronic or paper delivery of communications from us. Stockholders can vote by any of the following methods:

Via telephone by calling 1-800-690-6903;

Via Internet: Before the Annual Meeting by visiting www.proxyvote.com; During the Annual Meeting by visiting www.virtualshareholdermeeting.com/KFY2021; or

Via mail (if you received your proxy materials by mail) by signing, dating, and mailing the enclosed proxy card.

•	If you vote via telephone, you must vote no later than 11:59 p.m. Eastern Time on September 28, 2021. If you return a proxy card by mail, it must be received before the polls close at the Annual Meeting.

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Highlights for Fiscal Year 2021

Business Performance

I	Generated all-time high quarters of Net Income Attributable to Korn Ferry of $51.3 million and $66.2 million with Operating Margins of 13.7% and 15.5%, and Adjusted Net Income Attributable to Korn Ferry* of $51.9 million and $66.2 million, in the third and fourth quarters of fiscal year 2021, respectively. This compares to $20.0 million and $(0.8) million of Net Income (Loss) Attributable to Korn Ferry with Operating Margins of 6.1% and 5.0%, and $41.0 million and $32.7 million of Adjusted Net Income Attributable to Korn Ferry* in the third and fourth quarters in the fiscal year 2020, respectively.

I	Achieved all-time high quarters of Adjusted EBITDA* of $96.7 million and $112.8 million, and a 20.3% Adjusted EBITDA margin*, in the third and fourth quarters of fiscal year 2021.

I	Achieved all-time high in both Diluted Earnings Per Share of $0.94 and $1.21, and Adjusted Diluted Earnings Per Share* of $0.95 and $1.21, in the third and fourth quarters of fiscal year 2021, respectively.

*	Adjusted Net Income Attributable to Korn Ferry, Adjusted Diluted Earnings Per Share, Adjusted EBITDA, and Adjusted EBITDA margin are non-GAAP financial measures. For a discussion of these measures and for reconciliation to the nearest comparable GAAP measures, see Appendix A to this Proxy Statement.

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COVID-19 Response
I Unprecedented Challenges
Like all other companies throughout the world, we experienced significant disruption as a result of the COVID-19 pandemic. All of our reportable segments globally were impacted as fee revenue and net income decreased significantly in the fourth quarter of fiscal 2020: by 14.5% and 104%, respectively, compared to the third quarter of fiscal 2020—from $515.3 million (a previous record level) to $440.5 million in fee revenue and from $20 million to ($0.8) million in net income (loss) attributable to Korn Ferry. The $60 million of operating income for the first quarter of fiscal 2020 had reversed to an operating loss of $43.8 million in the first quarter of fiscal 2021. At the beginning of our fiscal year, in May 2020, it was still uncertain if and when recovery would come—a vaccine had not yet been developed and the world was still in the very early stages of learning about the virus.

I Taking Care of Our People
Despite the disruption and associated challenges resulting from the global pandemic, we remained steadfast in our commitment to our people, the backbone of our firm. One of our top priorities was and continues to be protecting the health and safety of our employees and their families, guided by the principles of Safety, Caution, and Agility. In 2020, we executed business continuity plans to enhance our strong balance sheet and liquidity position, including cost-saving measures designed to minimize the number of positions eliminated. These plans helped us continue to operate and serve our clients while prioritizing the safety of our employees. We also focused on internal initiatives to connect and support our workforce, such as a wellness campaign centered on their physical, emotional, financial, and social wellbeing.

I Overcoming the Challenges
At the end of fiscal 2021, our stock price was up 135% compared to the end of fiscal 2020, and up 208% compared to our lowest stock price at the onset of the COVID-19 pandemic in March 2020. We believe that our cost-saving measures and the efforts of all of our people and their leaders positioned us, as demand rebounded, to capitalize on the opportunity to achieve increasingly strong financial and operating performance during the last two quarters of fiscal year 2021, as shown in the Business Performance section on the previous page.

Environmental, Social, and Governance (“ESG”) Accomplishments

I	Published 2020 Corporate Responsibility Report and inaugural SASB Report.

I	Awarded the 2021 Silver Status Medal from EcoVadis for Corporate Social Responsibility Practices for the third consecutive year, and placed in the top 16% of the more than 75,000 companies assessed by EcoVadis based on our score.

I	Achieved Management Level rating for 2020 submission to the CDP Climate Change survey, which detailed our calendar year 2019 greenhouse gas emissions and climate-related practices.

I	Recognized by Working Mother as one of the 2020 100 Best Companies for parents to work for the second consecutive year, as one of the 2020 Best Companies for Dads, and as one of the 2020+ Top 75 Companies for Executive Women.

I	For the third consecutive year, earned a perfect score of 100 on the 2021 Human Rights Campaign Foundation’s Corporate Equality Index and named a “best place to work” for LGBTQ equality.

I	Established an independent, not-for-profit—Korn Ferry Charitable Foundation—with the mission of making real, lasting changes by helping people exceed their potential through opportunity.

I	Continued to achieve certification to internationally recognized standards for mature global privacy and security programs (ISO/IEC 27001:2013 and ISO/IEC 27018:2019).

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Corporate Governance (page 23)

Strong Governance Practices
Annual Director Elections for All Directors.
Majority Voting in Uncontested Elections.
Committee Oversight of ESG Program.
No Supermajority Voting Standards.
Stockholder Right (at 25% Threshold) to Call Special Stockholder Meetings.

Board Structure	Committees, Attendance, and	Stockholder Engagement
Commitments
Independent Chair of the Board.	Independent Audit, Compensation and Nominating Committees.	Stockholder Communication Process for Communicating with the Board.
7 of the 8 Directors on the Board are Independent.	All Directors Attended at Least 75% of Board and Their Respective Committee Meetings.	Regular Stockholder Engagement Throughout the Year.
Independent Directors Meet in Regular Executive Sessions.	No Director Serves on More Than Four Public Company Boards.
10-Term Service Limit for Non-Executive Directors Joining the Board after October 1, 2020.	Female Chair of the Board and 2 Committees Led by Diverse Directors (by Gender or Race/Ethnicity).

Board Tenure* and Diversity

*	Tenure is provided for non-executive directors only.
**	These graphics include Mr. Shaheen’s cumulative service with the Board from 2009 to 2019, and from April 2020 to present.
***	Not included in diversity percentages.

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Governance Insights (pages 13, 43, and 70)

Each of the Company’s standing Board committees is committed to staying abreast of the latest issues impacting good corporate governance. The Company has included three sets of Questions & Answers (“Q&As”), one with the chair of each of the Company’s standing committees.

These Q&As are meant to provide stockholders with insight into committee-level priorities and perspectives on ESG matters, the impact of COVID-19 on compensation, and the oversight and managing COVID-19 risks.

Board Nominees (pages 17 – 22)

Doyle N. BENEBY	Laura M. BISHOP	Gary D. BURNISON
Director	Nominee	Director and President/CEO of Korn Ferry

Age: 61

Director Since: 2015

Independent: Yes

Committee Memberships:

•  Nominating and Corporate Governance (Chair)

•  Compensation and Personnel

Experience/Qualifications:

•  President and CEO of Midland Cogeneration Venture.

•  Former CEO of New Generation Power International.

•  Former President and CEO of CPS Energy.

•  Brings extensive executive management experience in the energy industry.

Age: 59

Independent: Yes

Committee Memberships: -

Experience/Qualifications:

•  Former Executive Vice President and Chief Financial Officer of USAA.

•  Brings executive management, finance and investment strategy, and corporate governance experience.

Age: 60

Director Since: 2007

Independent: No

Committee Memberships: -

Experience/Qualifications:

•  President and CEO of the Company.

•  Brings in-depth knowledge of the Company’s business, operations, employees, and strategic opportunities.

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Christina A. GOLD	Jerry P. LEAMON	Angel R. MARTINEZ
Director and Non-Executive Chair of the Board of Korn Ferry	Director	Director

Age: 73

Director Since: 2014

Independent: Yes

Committee Memberships: -

Experience/Qualifications:

•  Former President, CEO, and Director of The Western Union Company.

•  Brings board experience, executive management, and broad international experience.

Age: 70

Director Since: 2012

Independent: Yes

Committee Memberships:

•  Compensation and Personnel (Chair)

•  Audit

Experience/Qualifications:

•  Former Global Managing Director of Deloitte.

•  Brings financial accounting expertise and extensive global professional services experience.

Age: 66

Director Since: 2017

Independent: Yes

Committee Memberships:

•  Audit

Experience/Qualifications:

•  Former Chairman of the Board of Directors, and Former President and CEO, of Deckers Brands (formerly known as Deckers Outdoor Corporation).

•  Brings executive management, product, and marketing experience.

Debra J. PERRY	Lori J. ROBINSON	George T. SHAHEEN
Director	Director	Director

Age: 70

Director Since: 2008

Independent: Yes

Committee Memberships:

•  Audit (Chair)

•  Nominating and Corporate Governance

Experience/Qualifications:

•  Former senior managing director in the Global Ratings and Research Unit of Moody’s Investors Service, Inc.

•  Brings executive management, corporate governance, finance and analytical expertise, and board and committee experience.

Age: 62

Director Since: 2019

Independent: Yes

Committee Memberships:

•  Compensation and Personnel

•  Nominating and Corporate Governance

Experience/Qualifications:

•  Former Commander, U.S. Northern Command and NORAD (North American Aerospace Defense Command), Department of the Air Force (Ret.).

•  Brings significant leadership, strategy oversight and execution, and international experience and expertise.

Age: 77

Director Since: 2020 (previously a Director from 2009-2019)

Independent: Yes

Committee Memberships:

•  Compensation and Personnel

•  Nominating and Corporate Governance

Experience/Qualifications:

•  Former Non-Executive Chair of the Board of Korn Ferry and former Chief Executive Officer of Siebel Systems, Inc.

•  Brings executive management, consulting, board and advisory experience.

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2021 Executive Compensation Summary (pages 53 – 54)

Name and Principal Position	Salary ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Gary D. Burnison, President and Chief Executive Officer	796,250	5,700,025	4,815,720	15,862	19,670	11,347,527
Robert P. Rozek, Executive Vice President, Chief Financial Officer and Chief Corporate Officer	503,125	2,300,063	2,535,750	—	18,347	5,357,285
Byrne Mulrooney, Chief Executive Officer of RPO, Professional Search and Digital	393,750	2,500,045	3,087,000	—	235,688	6,216,483
Mark Arian, Chief Executive Officer of Consulting	393,750	1,600,128	2,646,000	—	262,633	4,902,511

2021 Executive Total Compensation Mix (page 39)

*	Equity awards based upon grant date value.

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Compensation Process Highlights (pages 27 and 39 – 42)

•	Our Compensation and Personnel Committee receives advice from its independent compensation consultant.
•	We review total direct compensation and the mix of the compensation components for our named executive officers relative to our peer group as one of the factors in determining if compensation is adequate to attract and retain executive officers with the unique set of skills necessary to manage and motivate our global people and organizational consulting firm.
•	As described in last year’s proxy statement, our named executive officers and non-employee directors agreed to substantial reductions (50%) in base salary and cash retainer fees, respectively, and the Compensation and Personnel Committee decided to eliminate any payouts from the Company’s short-term incentive bonus plan for fiscal year 2020 for our named executive officers as cash flow and cost-saving measures in the face of economic uncertainty created by the global COVID-19 pandemic. In designing the Company’s short-term incentive bonus plan for our named executive officers for fiscal year 2021, the Compensation and Personnel Committee initially decided to measure performance over two six-month periods and one overall one-year period (with reductions for any amounts earned during the separate six-month periods), and subsequently determined to divide the second six-month performance period into two three-month performance periods and eliminate the overall one-year performance period to allow the Compensation and Personnel Committee to take into consideration the continually evolving impact of and uneven recovery from the COVID-19 pandemic over the course of the fiscal year, resulting in setting significantly higher performance targets for the third and fourth quarters.

As evidenced by our stock price, our Company was severely affected by the impacts of the COVID-19 pandemic and the social and political environment in the months when the Compensation and Personnel Committee was tasked with making compensation decisions. In June 2020, for the first time since our fiscal year 2009 during the Great Recession, we suspended providing financial guidance. Due to the uncertainty, the Compensation and Personnel Committee set up an annual bonus plan that allowed us to monitor the evolving economic conditions and make adjustments as needed, resulting in significantly increased performance targets for the third and fourth quarters. Additionally, as described in more detail on page 48, given that we were unable to project performance over the course of the year, the Compensation and Personnel Committee felt it was not responsible to grant long-term performance-based equity awards that would require making projections over a longer period and thus made a one-time decision to provide long-term compensation solely in the form of time-based equity awards. Nevertheless, as a result of our teams’ extraordinary efforts during these challenging times, our performance improved, with our fiscal 2021 year-end stock price up 135% compared to the end of fiscal 2020, and up 208% compared to our lowest stock price at the onset of the COVID-19 pandemic in March 2020. Beginning with fiscal year 2022, the Compensation and Personnel Committee returned to its usual practice of granting performance-based equity awards.

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Elements of Compensation (pages 45 – 50)

Element	Purpose	Determination
Base Salary	Compensate for services rendered during the fiscal year and provide sufficient fixed cash income for retention and recruiting purposes.	Reviewed on an annual basis by the Compensation and Personnel Committee taking into account competitive data from our peer group, input from our compensation consultant, and the executive’s individual performance.
Annual Cash Incentives	Motivate and reward named executive officers for achieving performance goals over a one-year period.	Determined by the Compensation and Personnel Committee based upon performance goals. As noted above, for fiscal year 2021, there were three separate measurement periods. Each measurement period required positive cash flow in order for any awards to be earned with respect to such period. No awards were paid until after the completion of the entire fiscal year.
Long-Term Incentives	Align the named executive officers’ interests with those of stockholders and motivate and retain top talent.	Determined by the Compensation and Personnel Committee based upon a number of factors including competitive data, total overall compensation provided to each named executive officer, and historical grants.

Compensation Practices (page 39)

Our Board has adopted a clawback policy applicable to all cash incentive payments and performance-based equity awards granted to executive officers.
Our named executive officers are not entitled to any “single trigger” equity acceleration in connection with a change in control.
We have adopted policies prohibiting hedging, speculative trading, or pledging of Company stock.
All named executive officers are subject to stock ownership requirements.
We do not provide excise tax gross-ups to any of our executive officers.

Forward-Looking Statements & Website References

This Proxy Statement contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements include, but are not limited to, statements regarding the Company’s plans, objectives, expectations, and intentions. Such statements are based on current expectations and are subject to numerous risks and uncertainties, many of which are outside of the control of Korn Ferry. Actual results may differ materially from those indicated by such forward-looking statements as a result of risks and uncertainties, including those factors discussed or referenced in our most recent annual report on Form 10-K filed with the SEC, under the heading “Risk Factors,” a copy of which is being made available with this Proxy Statement, and subsequent quarterly reports on Form 10-Q. Website references and hyperlinks throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this Proxy Statement, nor does it constitute a part of this Proxy Statement.

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Proposal No. 1

Election of Directors

Our stockholders will be asked to consider nine nominees for election to our Board to serve for a one-year term until the 2022 Annual Meeting of Stockholders and until their successors have been duly elected and qualified, subject to their earlier death, resignation, or removal. Each of the nominees was previously elected by stockholders at the 2020 Annual Meeting of Stockholders, except for Laura M. Bishop. Laura M. Bishop was identified as part of a thorough search process conducted by Korn Ferry’s internal board search consultants. As further described on page 30, in light of Ms. Gold’s and Mr. Shaheen’s continued and significant contributions as a director, the Board, at the recommendation of the Nominating and Corporate Governance Committee, exercised its right under the Corporate Governance Guidelines to nominate Ms. Gold and Mr. Shaheen to additional terms after their 74th birthdays.

The names of the nine nominees for director and their current positions, if any, with the Company are set forth in the table to the right. Detailed biographical information regarding each of these nominees is provided in this Proxy Statement under the heading “Background Information Regarding Director Nominees.” Our Nominating and Corporate Governance Committee has reviewed the qualifications of each of the nominees and has recommended to the Board that each nominee be submitted to a vote at the Annual Meeting.

All of the nominees have indicated their willingness to serve, if elected, but if any should be unable or unwilling to serve, proxies may be voted for a substitute nominee designated by the Board. Proxies cannot be voted for more than the number of nominees named in this Proxy Statement.

Name	Position with Korn Ferry
Doyle N. Beneby	Director
Laura M. Bishop	Nominee
Gary D. Burnison	Director and Chief Executive Officer
Christina A. Gold	Director and Non-Executive Chair of the Board
Jerry P. Leamon	Director
Angel R. Martinez	Director
Debra J. Perry	Director
Lori J. Robinson	Director
George T. Shaheen	Director

Required Vote

In uncontested elections, directors are elected by a majority of the votes cast, meaning that each director nominee must receive a greater number of shares voted “for” such nominee than the shares voted “against” such nominee. If an incumbent director does not receive a greater number of shares voted “for” such director than shares voted “against” such director, then such director must tender his or her resignation to the Board. In that situation, the Company’s Nominating and Corporate Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. Within 90 days from the date the election results were certified, the Board would act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and rationale behind it.

In a contested election, directors are elected by a plurality of the votes cast.

RECOMMENDATION
OF THE BOARD

The Board unanimously recommends that you vote “FOR” each of the nominees named above for election as a director.

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The Board of Directors

The Company’s Restated Certificate of Incorporation provides that the number of directors shall not be fewer than eight nor more than fifteen, with the exact number of directors within such limits to be determined by the Board. Currently, the Board is comprised of eight directors; following the election of directors at the Annual Meeting, the Board will be comprised of nine directors. Upon the recommendation of the Company’s Nominating and Corporate Governance Committee, the Board has nominated the following persons to serve as directors until the 2022 Annual Meeting of Stockholders or their earlier death, resignation or removal:

Doyle N. Beneby	Angel R. Martinez
Laura M. Bishop	Debra J. Perry
Gary D. Burnison	Lori J. Robinson
Christina A. Gold	George T. Shaheen
Jerry P. Leamon

Each of the named nominees is independent under the NYSE rules, except for Mr. Burnison. If reelected, Ms. Gold will continue to serve as the Company’s independent Non-Executive Chair of the Board.

The Board held 11 meetings during fiscal year 2021. Each of the incumbent directors attended at least 75% of the Board meetings and the meetings of committees of which they were members in fiscal year 2021. Directors are expected to attend each annual meeting of stockholders. The eight directors then-serving attended the 2021 Annual Meeting of Stockholders online.

   Governance Insights

ESG Matters

Q & A with Doyle Beneby, Chair of the Nominating and Corporate Governance Committee

Question: In 2020, the Nominating and Corporate Governance Committee was given formal responsibility for overseeing the Company’s ESG Program. How has this informed the Nominating and Corporate Governance Committee’s activities, and what does the ESG Program encompass?

The Nominating and Corporate Governance Committee has continued to increase its oversight and involvement with the Company’s ESG Program, including overseeing the expansion of ESG disclosures and practices in the past year. Our ESG Program includes initiatives that seek to improve the way we work and live, empower Diversity, Equity, and Inclusion (“DE&I”), and give back to the communities in which we operate. The Proxy Statement Summary on page 3 highlights several recent ESG recognitions of which we are proud, and below are some of our ESG Program’s recent initiatives and accomplishments:

Reporting

•	The Company published its third Corporate Responsibility Report, covering 2020 activities and achievements, and expanded ESG reporting to include an inaugural report in general alignment with the reporting recommendations for its industry by the Sustainability Accounting Standards Board.

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•	Korn Ferry was awarded the 2021 Silver Status Medal from EcoVadis for its Corporate Social Responsibility (“CSR”) practices for the third consecutive year, and our score placed us in the top 16% of the more than 75,000 companies that EcoVadis assessed.
•	For the fourth consecutive year, Korn Ferry responded to the CDP Climate Change survey, reporting on our greenhouse gas emissions and broader practices related to climate change. Korn Ferry achieved a Management Level rating for our 2020 submission for having a strong awareness of our climate change impacts and opportunities, as well as managing them effectively.

Human Capital Management and DE&I

•	In fiscal year 2021, we launched the Mosaic Program, a global talent development program for an inclusive group of about 200 entry- and mid-level colleagues from across Korn Ferry’s business. The program includes one-on-one professional coaching, supervision, and sponsorship from the firm’s Global Operating Committee members, individual development plans, visible and complex project opportunities, and facilitated leadership development sessions.
•	Korn Ferry also offers a firm-wide mentorship program, empowering colleagues to learn, connect, and develop. We match mentors and mentees based on their proximity, career goals, and focus. The program is meant to reinforce our culture of collaboration, information-sharing, and personal development, allowing colleagues to discuss personal and professional growth and become more effective professionals.
•	Since 2018, Korn Ferry has maintained a Colleague Advisory Council that meets regularly to provide candid feedback directly to Mr. Burnison and other senior leaders on the colleague experience within Korn Ferry. Colleagues globally participate in the Council, which reflects Korn Ferry’s diverse geography, solutions, tenures/seniority, and other demographics and experiences.

Philanthropy

•	In 2020, we established an independent, not-for-profit: the Korn Ferry Charitable Foundation (the “Foundation”). The Foundation’s mission is to make real, lasting changes by helping people exceed their potential through opportunity. The Foundation’s first major initiative is Leadership U for Humanity, a leadership program developed by Korn Ferry for the Foundation with the goal of empowering professionals from underrepresented backgrounds. In seeking to make a significant impact, the Foundation is partnering with like-minded community organizations to help bring Leadership U for Humanity to a wide array of communities. With Korn Ferry’s support, Leadership U for Humanity is being made available at no cost to the program participants selected by the Foundation.

Question: Inclusion is one of the Company’s four core values. As the Company continues to focus on DE&I and human capital management, how has the Board’s engagement on these topics changed over the past year?

The Board’s engagement regarding DE&I and human capital management matters has been an ongoing focus. As described above, Korn Ferry continues to invest in, develop, and champion internal programs and benefits intended to support global colleagues, and we discuss Korn Ferry’s current and potential workforce initiatives regularly with management. At the Board level, we are committed to active Board refreshment and to aligning Board composition and experience with the Company’s evolving needs. As part of the search process for each new director, the Nominating and Corporate Governance Committee seeks to include people from diverse backgrounds in the pool from which Board nominees are chosen. As a reflection of these efforts, our Board is currently more than 50% diverse and led by Board Chair Christina Gold, with 75% of Board leadership roles held by women or ethnically diverse directors. If elected at the Annual Meeting, Ms. Bishop will increase our Board’s diversity to include four women. We are proud of the Board’s diversity and representation.

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Director Qualifications

The Board believes that the Board, as a whole, should possess a combination of skills, professional experience, and diversity of backgrounds necessary to oversee the Company’s business. In addition, the Board believes there are certain attributes every director should possess, as reflected in the Board’s membership criteria discussed below. Accordingly, the Board and the Nominating and Corporate Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and the Company’s current and future needs.

The Nominating and Corporate Governance Committee is responsible for developing and recommending Board membership criteria to the full Board for approval. The criteria, which are set forth in the Company’s Corporate Governance Guidelines include:

•	a reputation for integrity,
•	honesty and adherence to high ethical standards,
•	strong management experience,
•	current knowledge of and contacts in the Company’s industry or other industries relevant to the Company’s business,
•	the ability and willingness to commit adequate time and attention to Board and Committee activities, and
•	the fit of the individual’s skills and personality with those of other directors in building a Board that is effective, collegial, diverse, and responsive to the needs of the Company.

The Nominating and Corporate Governance Committee seeks a variety of occupational, educational, and personal backgrounds on the Board in order to obtain a range of viewpoints and perspectives and to enhance the diversity of the Board in such areas as professional experience, geography, race, gender, and ethnicity. While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, the Nominating and Corporate Governance Committee believes it is essential that Board members represent diverse viewpoints and backgrounds. The Nominating and Corporate Governance Committee periodically evaluates the composition of the Board to assess the skills and experience that are currently represented on the Board, as well as the skills and experience that the Board will find valuable in the future, given the Company’s current business and strategic plans. This periodic assessment enables the Board to update the skills and experience it seeks in the Board as a whole and in individual directors as the Company’s needs evolve and change over time, and to assess the effectiveness of efforts to pursue diversity. In identifying director candidates from time to time, the Nominating and Corporate Governance Committee considers recommendations from Board members, management, and stockholders, and may from time to time engage a third-party search firm or utilize Company resources. The Nominating and Corporate Governance Committee may establish specific skills and experience that it believes the Company should seek in order to constitute a balanced and effective board.

In evaluating director candidates, and considering incumbent directors for renomination to the Board, the Nominating and Corporate Governance Committee takes into account a variety of factors. These include each nominee’s independence, financial literacy, personal and professional accomplishments, and experience, each in light of the composition of the Board as a whole and the needs of the Company in general, and for incumbent directors, past performance on the Board.

Reviewing Director Commitments. The Nominating and Corporate Governance Committee also considers each nominee’s or incumbent director’s ability and willingness to commit adequate time to Board and committee matters, including, for the Annual Meeting, Ms. Perry’s additional responsibilities as a board chair and member of three other public company or mutual fund complex boards, and in the case of Mr. Shaheen, his service on three other public company (and a wholly-owned subsidiary) board of directors.

Annual Board and Committee Evaluations

Each year, the Board and its committees conduct a self-evaluation to determine that it is functioning effectively and consistently with its purpose and responsibilities. Topics addressed through these processes have included Board structure, director nominations and recruitment, Board and committee meetings and information, Board responsibilities, including management succession planning, and Board and management relations.

Solicit Feedback	Review By Outside Counsel	Internal Review	Discussion & Updates
Directors receive via secure website a detailed questionnaire designed to elicit feedback regarding the functioning and leadership of the Board and each of the committees as a whole.	Outside counsel reviews the responses to the questionnaire and consolidates the feedback into a summary presentation.	A summary of results are provided by outside counsel, with the anonymized responses, to the Chair of the Board and the Chair of the Nominating and Corporate Governance Committee for review.	The results are discussed at both the Board and Nominating and Corporate Governance Committee levels, along with a determination of what, if any, changes should be made in light of the responses.

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Snapshot of Director Nominees

Board Composition: Skills, Tenure*, and Diversity

The Board and Company are focused on creating a Board that reflects a wide range of backgrounds, experiences, and cultures. The following skills are possessed by one or more of our nominees:

Extensive Senior Leadership / Executive Officer Experience (including as a public company Chief Executive Officer)	Significant Public Company Board, Committee, and Corporate Governance Experience
Risk Management / Oversight Experience	Innovative Thinking
Broad International Business Experience	High Ethical Standards
Significant Finance, Tax, and Mergers and Acquisitions (“M&A”) Experience	Appreciation of Diverse Cultures and Backgrounds
Accounting Expertise (including a Certified Public Accountant)	Experience Overseeing Large and Diverse Workforces
Significant Strategic Oversight and Execution Experience	Breadth of Experience Across Industries
Broad Product and Marketing Experience	Information Security Expertise

*	Tenure is provided for non-executive directors only.
**	These graphics include Mr. Shaheen’s cumulative service with the Board of Directors from 2009 to 2019, and from April 2020 to present.
***	Not included in diversity percentages.

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Background Information Regarding Director Nominees

The biographies below set forth information about each of the director nominees, including each such person’s specific experience, qualifications, attributes, and skills that led our Board to conclude that such director nominee should serve on our Board in light of the Company’s current business, structure, and strategic plans. The process undertaken by the Nominating and Corporate Governance Committee in recommending qualified director candidates is described above under “Director Qualifications” and below under “Corporate Governance—Board Committees—Nominating and Corporate Governance Committee.”

Doyle N. BENEBY Director Since: 2015 President and Chief Executive Officer, Midland Cogeneration Venture Age: 61

Board Qualifications and Skills:

Extensive Senior Leadership/Executive Officer Experience: Currently serves as President and Chief Executive Officer of Midland Cogeneration Venture, and previously served in a multitude of senior leadership positions, including as former Chief Executive Officer of New Generation Power International, as President and Chief Executive Officer of CPS Energy, and various leadership roles at PECO Energy and Exelon Power, where he served as President.

Broad Energy Industry Experience: Over 30 years of experience in the energy industry, with expertise in many facets of the electric & gas utility industry.

Other Directorships:

Public Companies:

Quanta Services and Capital Power Corporation

Other Companies:

Midland Business Alliance

Mr. Beneby has been the President and Chief Executive Officer of Midland Cogeneration Venture, a natural gas fired combined electrical energy and steam energy generating plant, since November 2018, and is also currently an independent consultant and professional director. Mr. Beneby previously served as Chief Executive Officer of New Generation Power International, a start-up international renewable energy company, based in Chicago, Illinois, from November 2015 until May 2016. Prior to that, Mr. Beneby served as President and Chief Executive Officer of CPS Energy, the largest municipal electric and gas utility in the nation, from July 2010 to November 2015. Prior to joining CPS Energy, Mr. Beneby served at Exelon Corporation from 2003 to 2010 in various roles, most recently, as President of Exelon Power and Senior Vice President of Exelon Generation from 2009 to 2010. From 2008 to 2009, Mr. Beneby served as Vice President, Generation Operations for Exelon Power. From 2005 to 2008, Mr. Beneby served as Vice President, Electric Operations for PECO Energy, a subsidiary of Exelon Corporation. Mr. Beneby also serves on the boards of Capital Power Corporation and Quanta Services, in addition to being a member of the board of the Midland Business Alliance.

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Laura M. BISHOP Nominee Former Executive Vice President and Chief Financial Officer, USAA Age: 59

Board Qualifications and Skills:

Senior Leadership/Executive Officer Experience: Held senior leadership positions over a nearly 20-year career with USAA, including as Executive Vice President and Chief Financial Officer, and in her near decade of work with Luby’s Inc., including as Senior Vice President and Chief Financial Officer.

Financial Experience and Investment Expertise: In addition to her service as Chief Financial Officer of both publicly traded and privately held companies, Ms. Bishop worked as a Senior Manager at Ernst & Young LLP early in her career and holds a Bachelor of Business Administration in Accounting.

Other Directorships:

Public Companies:

N/A

Other Companies:

N/A

From 2001 to 2020, Ms. Bishop held a number of roles at USAA, a Fortune 100 integrated financial services company that provides financial products and services for the military and their families. Most recently, she served as the Executive Vice President and Chief Financial Officer of USAA from June 2014 until her retirement in December 2020, and in that role, served as the enterprise Chief Financial Officer for all of USAA’s operating companies spanning the Property and Casualty companies, USAA Federal Savings Bank, and USAA Life Insurance Company. As a member of USAA’s Executive Council, Ms. Bishop was also responsible for developing and executing strategy while directing activities across enterprise-wide financial management and reporting, including treasury, capital management, controller, tax, planning and forecasting, and strategic cost management. She was also responsible for governance and oversight for investment strategy and management of all institutional and benefit plan portfolios, as well as all capital markets activities, including commercial paper and long-term debt programs, credit facilities, asset-backed securitizations, and reinsurance programs. Prior to joining USAA in 2001, Ms. Bishop spent nine years with Luby’s Inc., a publicly traded restaurant company, where she served as Senior Vice President and Chief Financial Officer, among other leadership roles. Prior to that, Ms. Bishop served as a Senior Manager at Ernst & Young LLP, where she directed audits of publicly traded and privately held companies in a variety of industries.

Gary D. BURNISON Director Since: 2007 President and Chief Executive Officer Age: 60

Board Qualifications and Skills:

High Level of Financial Experience: Substantial financial experience gained in roles as President, Chief Executive Officer, and as former Chief Financial Officer and Chief Operating Officer of the Company, as Chief Financial Officer of Guidance Solutions, as an executive officer of Jefferies & Company, Inc., and as a partner at KPMG Peat Marwick.

Senior Leadership/Executive Officer Experience: In addition to serving as the Company’s President and Chief Executive Officer, served as Chief Financial Officer of Guidance Solutions.

Extensive Knowledge of the Company’s Business and Industry: Over 19 years of service with the Company, including as President and Chief Executive Officer of the Company since July 2007, Executive Vice President and Chief Financial Officer from March 2002 until June 2007, and Chief Operating Officer of the Company from October 2003 until June 2007.

Thought Leader: Author of seven leadership and career development books, and regular content focused on the intersection of strategy, talent, and leadership, as well as a frequent contributor to media outlets.

Other Directorships:

Public Companies:

N/A

Other Companies:

N/A

Mr. Burnison has served as President and Chief Executive Officer of the Company since July 2007. He was the Executive Vice President and Chief Financial Officer of the Company from March 2002 until June 30, 2007. He also served as Chief Operating Officer of the Company from October 2003 until June 30, 2007. From 1999 to 2001, Mr. Burnison was Principal and Chief Financial Officer of Guidance Solutions and from 1995 to 1999 he served as an executive officer and member of the board of directors of Jefferies & Company, Inc., the principal operating subsidiary of Jefferies Group, Inc. Prior to that, Mr. Burnison was a partner at KPMG Peat Marwick.

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Christina A. GOLD Director Since: 2014 Chair of the Board Age: 73

Board Qualifications and Skills:

Extensive Senior Leadership/Executive Officer Experience: Served in numerous senior leadership positions, including as Chief Executive Officer and President of The Western Union Company, President of Western Union Financial Services, Vice Chairman and Chief Executive Officer of Excel Communications, and President and CEO of Beaconsfield Group, Inc.

Broad International Experience: Significant international experience from 28-year career at Avon Products, Inc., including as Senior Vice President and President of Avon North America.

Significant Public Company Board Experience: Over 24 years of public company board experience, including as a director of International Flavors & Fragrances, Inc. since 2013, ITT Inc. (formerly ITT Corporation) from 1997 to 2020, Exelis Inc. from 2011 to 2013, and The Western Union Company from 2006 to 2010.

Other Directorships:

Public Companies:

International Flavors & Fragrances, Inc.

Other Companies:

Safe Water Network

From September 2006 until her retirement in September 2010, Ms. Gold was Chief Executive Officer, President, and a director of The Western Union Company, a leading company in global money transfer. Ms. Gold was President of Western Union Financial Services, Inc. and Senior Executive Vice President of First Data Corporation, former parent company of The Western Union Company and provider of electronic commerce and payment solutions, from May 2002 to September 2006. Prior to that, Ms. Gold served as Vice Chairman and Chief Executive Officer of Excel Communications, Inc., a former telecommunications and e-commerce services provider, from October 1999 to May 2002. From 1998 to 1999, Ms. Gold served as President and Chief Executive Officer of Beaconsfield Group, Inc., a direct selling advisory firm that she founded. Prior to founding Beaconsfield Group, Ms. Gold spent 28 years (from 1970 to 1998) with Avon Products, Inc., in a variety of positions, including as Executive Vice President, Global Direct Selling Development, Senior Vice President, and President of Avon North America, and Senior Vice President and Chief Executive Officer of Avon Canada. Ms. Gold is currently a director of International Flavors & Fragrances, Inc. She also sits on the board of Safe Water Network, a non-profit organization working to develop locally owned, sustainable solutions to provide safe drinking water. From 1997 to 2020, Ms. Gold was a director of ITT Inc. (formerly ITT Corporation); from 2001 to 2020, she was a director of New York Life Insurance; and from October 2011 to May 2013, she was a director of Exelis, Inc. Ms. Gold also served a term on the Board of Governors of Carleton University in Ottawa Canada.

Jerry P. LEAMON Director Since: 2012 Former Global Managing Director, Deloitte Age: 70

Board Qualifications and Skills:

High Level of Financial Experience: Substantial financial experience gained from an almost 40-year career with Deloitte, including as leader of the tax practice and as leader of the M&A practice for more than 10 years.

Accounting Expertise: In addition to an almost 40-year career with Deloitte, Mr. Leamon is a certified public accountant.

Broad International Experience: Served as leader of Deloitte’s tax practice, both in the U.S. and globally, and was Global Managing Director for all client programs.

Service Industry Experience: Deep understanding of operational and leadership responsibilities within the professional services industry, having held senior leadership positions at Deloitte while serving some of their largest clients.

Other Directorships:

Public Companies:

Credit Suisse USA, a subsidiary of Credit Suisse Group AG

Other Companies:

Geller & Company, Americares Foundation, Jackson Hewitt Tax Services, and member of Business Advisory Council of the Carl H. Lindner School of Business

Mr. Leamon served as Global Managing Director for Deloitte until his retirement in 2012, having responsibility for all of Deloitte’s businesses at a global level. In a career of almost 40 years at Deloitte, 31 of which as a partner, he held numerous roles of increasing responsibility. Previously, Mr. Leamon served as the leader of the tax practice, both in the U.S. and globally, and had responsibility as Global Managing Director for all client programs including industry programs, marketing communication and business development. In addition, Mr. Leamon was leader of the M&A practice for more than 10 years. Throughout his career, Mr. Leamon served some of Deloitte’s largest clients. Mr. Leamon serves on a number of boards of public, privately held, and non-profit organizations, including Credit Suisse USA, where he chairs the Audit Committee, Geller & Company, and Jackson Hewitt Tax Services, and he is Chairman of the Americares Foundation. Mr. Leamon is also a Limited Partner of Lead Edge Capital. He is also Trustee Emeritus of the University of Cincinnati Foundation and Board and serves as a member of the Business Advisory Council of the Carl H. Lindner School of Business. Mr. Leamon is a certified public accountant.

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Angel R. MARTINEZ Director Since: 2017 Former Chairman of the Board of Directors, and former Chief Executive Officer and President, of Deckers Brands Age: 66

Board Qualifications and Skills:

Extensive Senior Leadership/Executive Officer Experience: Served in numerous senior leadership positions, including as Chief Executive Officer and President of Deckers Brands, Executive Vice President and Chief Marketing Officer of Reebok International Ltd., President of The Rockport Company, and President and Chief Executive Officer of Keen, LLC.

Broad Product and Marketing Experience: Almost 40 years of experience in product and marketing from senior positions with, among other companies, Deckers Brands, Reebok International, and The Rockport Company.

Significant Public Company Board and Corporate Governance Experience: Over 22 years of public company board service, including as a director of Tupperware Brands Corporation from 1998 to 2020 and Chairman of the Board of Deckers Brands from 2008 to 2017.

Other Directorships:

Public Companies:

Genesco Inc.

Other Companies:

N/A

Mr. Martinez is the former President, Chief Executive Officer, and Chairman of the Board of Directors of Deckers Brands (formerly known as Deckers Outdoor Corporation) (“Deckers”). Deckers is a global leader in designing, marketing, and distributing innovative footwear, apparel, and accessories developed for both everyday casual lifestyle use and high performance activities. He served as Chief Executive Officer and President of Deckers from April 2005 until his retirement in June 2016, as Executive Chairman of the Board from 2008 until June 2016, and as non-executive Chairman from June 2016 until September 2017. Prior to joining Deckers, he was President, Chief Executive Officer, and Vice Chairman of Keen LLC, an outdoor footwear manufacturer, from April 2003 to March 2005. Prior thereto, he served as Executive Vice President and Chief Marketing Officer of Reebok International Ltd. (“Reebok”) and as Chief Executive Officer and President of The Rockport Company, a subsidiary of Reebok. He has served as a member of the board of Genesco Inc. since May 2021. Mr. Martinez graduated from the University of California, Davis, in 1977.

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Debra J. PERRY Director Since: 2008 Former senior managing director in the Global Ratings and Research Unit of Moody’s Investors Service, Inc. Age: 70

Board Qualifications and Skills:

High Level of Financial Experience: Substantial financial experience gained from 23 years of professional experience in financial services, including a 12-year career at Moody’s Corporation, where among other things, Ms. Perry oversaw the Americas Corporate Finance, Leverage Finance, and Public Finance departments.

Significant Audit Committee Experience: Over 16 years of public company audit committee service, including as a member of MBIA Inc.’s Audit Committee (2004 to 2008), PartnerRe’s Audit Committee (from June 2013 to March 2016, including as Chair of the Audit Committee from January 2015 to March 2016), Korn Ferry’s Audit Committee (since 2008; appointed Chair of Audit Committee in 2010), and The Bernstein Funds, Inc.’s Audit Committee (since 2011).

Significant Public Company Board and Corporate Governance Experience: Previously served as a director (June 2013 to March 2016) and Chair of the Audit Committee (January 2015 to March 2016) of PartnerRe, and as a director of BofA Funds Series Trust (June 2011 to April 2016), MBIA Inc. (2004 to 2008), and CNO Financial Group, Inc. (2004 to 2011). Actively involved in corporate governance organizations, including the National Association of Corporate Directors (“NACD”). Named in 2014 to NACD’s Directorship 100, which recognizes the most influential people in the boardroom and corporate governance community.

Other Directorships:

Public Companies:

Assurant and Genworth Financial Inc.

Other Companies:

The Bernstein Funds, Inc., a mutual fund complex

Ms. Perry currently serves on the boards of directors of Assurant (as well as its Finance & Risk Committee, which she chairs, and its Nominating and Governance Committee) (elected August 2017), Genworth Financial Inc. (as well as its Audit Committee and Risk Committee, which she chairs) (elected December 2016), and The Bernstein Funds, Inc. (a mutual fund complex that includes the Sanford C. Bernstein Fund, Inc., Bernstein Fund and A/B Multi-Manager Alternative Fund) (elected July 2011 and Chair since July 2018, as well as its Audit Committee and Nominating Committee). She was a member of the Board (from June 2013) and Chair of the Audit Committee (from January 2015) of PartnerRe, a Bermuda-based reinsurance company, until the sale of the company to a European investment holding company in March 2016. She was also a trustee of the Bank of America Funds from June 2011 until April 2016, where she served as Chair of the Board’s Governance Committee. Ms. Perry served on the Board of Directors and Chair of the Human Resources and Compensation Committee of CNO Financial Group, Inc. from 2004 to 2011.

In 2014, Ms. Perry was named to NACD’s Directorship 100, which recognizes the most influential people in the boardroom and corporate governance community. From September 2012 to December 2014, Ms. Perry served as a trustee of the Executive Committee of the Committee for Economic Development (“CED”) in Washington, D.C., a non-partisan, business-led public policy organization, until its merger with the Conference Board, and she continues as a trustee of CED. She worked at Moody’s Corporation from 1992 to 2004, when she retired. From 2001 to 2004, Ms. Perry was a senior managing director in the Global Ratings and Research Unit of Moody’s Investors Service, Inc. where she oversaw the Americas Corporate Finance, Leverage Finance, Public Finance, and Financial Institutions departments. From 1999 to 2001, Ms. Perry served as Chief Administrative Officer and Chief Credit Officer, and from 1996 to 1999, she was a group managing director for the Finance, Securities, and Insurance Rating Groups, of Moody’s Corporation.

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Lori J. ROBINSON General (ret.) Director Since: 2019 Commander, U.S. Northern Command and North American Aerospace Defense Command, Department of the Air Force (Ret.) Age: 62

Board Qualifications and Skills:

High Level of Leadership Experience: Four Star General and first female U.S. Combatant Commander, with numerous government leadership roles with the U.S. Department of Defense, including serving as Commander of the U.S. Northern Command and North American Aerospace Defense Command, and Commander, Pacific Air Forces and Air Component Commander for U.S. Pacific Command, leading more than 45,000 Airmen.

Significant Strategic Oversight and Execution Experience: Over three decades of experience with the U.S. Air Force overseeing, among other things, homeland defense, civil support, and security cooperation.

Extensive International Experience: Interacted with counterparts in the Indo-Pacific (including China) and the Middle East, reported directly to the U.S. Secretary of Defense and Chief of the Canadian Defence Staff, served four combat tours, and oversaw U.S. Air Force operations in the Middle East.

Other Directorships:

Public Companies:

Nacco Industries and Centene Corp.

Other Companies:

The Robinson Group, LLC

Gen. (ret.) Robinson brings to the Board over three decades of experience with the U.S. Air Force, having most recently served as the Commander of the U.S. Northern Command (“USNORTHCOM”) and North American Aerospace Defense Command (“NORAD”) of the Department of Defense from 2016 to 2018, when she retired. USNORTHCOM partners to connect homeland defense, civil support, and security cooperation to defend and secure the United States and its interests, while NORAD conducts aerospace warning, aerospace control, and maritime warning in the defense of North America. Gen. (ret.) Robinson previously served as Commander, Pacific Air Forces and Air Component Commander for U.S. Pacific Command, from 2014 to 2016, and as Vice Commander, Air Combat Command, from 2013 to 2014. The Pacific Air Forces delivers space, air, and cyberspace capabilities to support the U.S. Indo-Pacific Command’s objectives, and the U.S. Pacific Command is responsible for defending and promoting U.S. interests in the Pacific and Asia. Gen. (ret.) Robinson has also commanded an air control wing, an operations group, and a training wing; served as Director of the Secretary of the Air Force and Chief of Staff of the Air Force Executive Action Group at the Pentagon; and Director, Legislative Liaison, Office of the Secretary of the Air Force with the Pentagon, among a number of other leadership positions. Gen. (ret.) Robinson is a Four Star General and was the first female Combatant Commander for the United States. She was also an Air Force Fellow at The Brookings Institution in Washington, D.C. in 2002. Since retiring, Gen. (ret.) Robinson joined the Harvard Kennedy School, Belfer Center for Science and International Affairs in 2018, as a non-resident Senior Fellow where she shares her insights on leadership, public service, and international security issues with faculty, staff, and students. Gen. (ret.) Robinson is also an active speaker, which she pursues through The Robinson Group, LLC, an organization she founded for such purposes and of which she is also a director. Gen. (ret.) Robinson has been a member of the board of directors of Nacco Industries since September 2019, and of Centene Corp. since October 2019.

George T. SHAHEEN Director Since: 2020 (previously a director from 2009 to 2019) Former Chief Executive Officer of Siebel Systems, Inc. Age: 77

Board Qualifications and Skills:

Extensive Senior Leadership/Executive Officer Experience: Previously served as Chief Executive Officer of Siebel Systems, Inc., Chief Executive Officer and Global Managing Partner of Andersen Consulting, and CEO of Webvan Group, Inc.

Significant Public Company Board Experience: 16 years of public company board experience, including as a director of NetApp (since 2004), Marcus & Millichap (since 2013), and Green Dot Corporation (since 2013).

Service Industry Experience: Former Chief Executive Officer of Andersen Consulting.

Other Directorships:

Public Companies:

NetApp, Marcus & Millichap, and Green Dot Corporation and its wholly owned subsidiary, Green Dot Bank

Other Companies:

[24]7.ai

Mr. Shaheen, who served as non-executive Chair of our Board from 2012 to 2019, was Chief Executive Officer of Siebel Systems, Inc., a CRM software company, which was purchased by Oracle in January 2006, from April 2005 to January 2006, when he retired. He was Chief Executive Officer and Global Managing Partner of Andersen Consulting, which later became Accenture, from 1989 to 1999. He then became Chief Executive Officer and Chairman of the Board of Webvan Group, Inc. from 1999 to 2001. Mr. Shaheen serves on the boards of NetApp, [24]7.ai, Marcus & Millichap, and Green Dot Corporation (including its wholly owned subsidiary, Green Dot Bank). He also served on the Strategic Advisory Board of Genstar Capital. He has served as IT Governor of the World Economic Forum, and was a member of the Board of Advisors for the Northwestern University Kellogg Graduate School of Management. He has also served on the Board of Trustees of Bradley University. Mr. Shaheen received a BS degree and an MBA from Bradley University.

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Corporate Governance

The Board oversees the business and affairs of the Company and believes good corporate governance is a critical factor in our continued success and also aligns management and stockholder interests. Through our website, at www.kornferry.com, our stockholders have access to key governing documents such as our Code of Business Conduct and Ethics, Corporate Governance Guidelines, and charters of each committee of the Board, as well as information regarding our Corporate Responsibility Program. The highlights of our corporate governance program are included below:

Board Structure	Stockholder Rights	Other Highlights

•  87.5% of the Board consists of Independent Directors

•  Independent Chair of the Board, Separate from CEO

•  Independent Audit, Compensation, and Nominating Committees

•  Regular Executive Sessions of Independent Directors

•  Annual Board and Committee Self- Evaluations

•  67% Diverse Board Members and nominees (if all are elected)

•  Female Chair of the Board and 2 Committees Led by Diverse Directors (by Gender or Race/ Ethnicity)

•  Annual Strategic Off-Site Meeting

•  No Director Serves on More than Four Public Company Boards

•  10-Term Service Limit for Non-Executive Directors Joining the Board after October 1, 2020

•  Annual Election of All Directors

•  Majority Voting for Directors in Uncontested Elections

•  No Poison Pill in Effect

•  Stockholder Communication Process for Communicating with the Board

•  Regular Stockholder Engagement

•  No Supermajority Voting Standards

•  Ability of Stockholders to Call Special Stockholder Meetings

•  Clawback Policy

•  Stock Ownership Policy

•  Pay-for-Performance Philosophy

•  Policies Prohibiting Hedging, Pledging, and Short Sales

•  No Excise Tax Gross-Ups

•  Quarterly Education on Latest Corporate Governance Developments

•  Committee Oversight of ESG Program

•  Board Oversight of Political Contributions and Risk

Board Leadership Structure

The Company’s Corporate Governance Guidelines provide that the Board is free to select its Chair and Chief Executive Officer in the manner it considers to be in the best interests of the Company and that the role of Chair and Chief Executive Officer may be filled by a single individual or two different persons. This provides the Board with flexibility to decide what leadership structure is in the best interests of the Company at any point in time. Currently, the Board is led by an independent, non-executive Chair, Ms. Gold. Ms. Gold will continue to serve as Chair of the Board, subject to her reelection as a director at the Annual Meeting. The Board has determined that having an independent director serve as Chair of the Board is in the best interests of the Company at this time as it allows the Chair to focus on the effectiveness and independence of the Board while the Chief Executive Officer focuses on executing the Company’s strategy and managing the Company’s business. In the future, the Board may determine that it is in the best interests of the Company to combine the role of Chair and Chief Executive Officer.

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Director Independence

The Board has determined that as of the date hereof a majority of the Board is “independent” under the independence standards of The New York Stock Exchange (the “NYSE”). The Board has determined that the following directors and nominees are “independent” under the independence standards of the NYSE: Doyle N. Beneby, Laura M. Bishop, Christina A. Gold, Jerry P. Leamon, Angel R. Martinez, Debra J. Perry, Lori J. Robinson, and George T. Shaheen.

For a director to be “independent,” the Board must affirmatively determine that such director does not have any material relationship with the Company. To assist the Board in its determination, the Board reviews director independence in light of the categorical standards set forth in the NYSE’s Listed Company Manual. Under these standards, a director cannot be deemed “independent” if, among other things:

•	the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company;
•	the director has received, or has an immediate family member who received, during any 12-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);
•	(1) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor, (2) the director is a current employee of such a firm, (3) the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit, or (4) the director or an immediate family member was within the last three years a partner or employee of such firm and personally worked on the Company’s audit within that time;
•	the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serve or served on that company’s compensation committee; or
•	the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues.

The independent directors of the Board meet regularly in executive sessions outside the presence of management. Ms. Christina Gold, as Chair of the Board, currently presides at all executive sessions of the independent directors.

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Board’s Oversight of Enterprise Risk and Risk Management

The Board plays an active role, both as a whole and also at the committee level, in overseeing the Company’s management of risks. Management is responsible for the Company’s day-to-day risk management activities. The Company has established an enterprise risk framework for identifying, aggregating, and evaluating risk across the enterprise. The risk framework is integrated with the Company’s annual planning, audit scoping, and control evaluation management by its internal auditor. The review of risk management is a dedicated periodic agenda item for the Audit Committee, and the Company’s other Board committees also consider and address risk during the course of their performance of their committee responsibilities, as summarized in the following graphic.

The Board
Oversees Company process for assessing and managing risk
Monitors risks through regular reports from each committee chair and the General Counsel
Apprised of particular risk management matters in connection with its general oversight and approval of corporate matters, including, but not limited to, cyber security

Audit Committee	Nominating and Corporate Governance Committee	Compensation and Personnel Committee	Management
Periodically reviews management’s financial and operational risk assessment and risk management policies, the Company’s major financial risk exposures (including risks related to cybersecurity vulnerabilities), and the steps management has taken to monitor and control such exposures	Oversees risks associated with operations of the Board and its governance structure Oversees risks associated with ESG matters

Reviews risks related to Company’s compensation programs for senior management and employees

Assists Board in determining whether the Company’s compensation programs involve risks that are reasonably likely to have a material adverse effect on the Company

General Counsel periodically reports to the Board on litigation and other legal risks that may affect the Company

Various members of senior management periodically report to the Board on risk mitigation measures related to business continuity, disaster recovery, COVID-19, data privacy, and cybersecurity

We believe the division of risk management responsibilities described above provides an effective framework for evaluating and addressing the risks facing the Company, and that our Board leadership structure supports this approach because it allows our independent directors, through the independent committees and non-executive Chair, to exercise effective oversight of the actions of management. Throughout the year, the Board receives regular training and updates on governance topics ranging from the increasing focus on ESG, diversity, and human capital matters by investors and regulators, legal developments related to corporate governing documents, and evolving SEC disclosure and shareholder proposal requirements, among others.

Assessment of Risk Related to Compensation Programs

During fiscal year 2021, the Company conducted its annual review of executive and non-executive compensation programs globally, with particular emphasis on incentive compensation plans and programs. Based on this review, the Company evaluated the primary components of its compensation plans and practices to identify whether those components, either alone or in combination, properly balanced compensation opportunities and risk. As part of this inventory, several factors were noted that reduce the likelihood of excessive risk taking. These factors include: balancing performance focus between near-term objectives and strategic initiatives; issuing annual equity awards that vest over multiyear time horizons; and maintaining a stock ownership policy and a clawback policy applicable to our executive officers. Furthermore, the Compensation and Personnel Committee retains its own independent compensation consultant to provide input on executive pay matters, meets regularly, and approves all performance goals, award vehicles, and pay opportunity levels for named executive officers. As a result of this evaluation, the Company concluded that risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse impact on the Company.

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Board Committees

Although the full Board considers all major decisions, the Company’s Bylaws permit the Board to have the following standing committees to more fully address certain areas of importance: (1) an Audit Committee, (2) a Compensation and Personnel Committee, and (3) a Nominating and Corporate Governance Committee. The members of the standing committees as of the date hereof are set forth in the tables below. Following the Annual Meeting, the Nominating and Corporate Governance Committee intends to evaluate the composition of the standing committees and make recommendations to the Board regarding any appropriate changes to the Committees.

Audit Committee

Fiscal 2021 Meetings Held: 11

Debra J. PERRY	Jerry P. LEAMON	Angel R. MARTINEZ
CHAIR

Independence:	All Audit Committee members are “independent directors” under the applicable listing standards of the NYSE and the applicable rules of the Securities and Exchange Commission (the “SEC”).
Financial Literacy:	The Board, in its business judgment, has determined that Ms. Perry and Messrs. Leamon and Martinez are “financially literate” under the NYSE rules.
Audit Committee	Debra J. Perry and Jerry P. Leamon
Financial Experts:	The Board determined that Ms. Perry qualifies as an “audit committee financial expert” from her many years of experience in the financial services industry and service on other public company Audit Committees and that Mr. Leamon qualifies as an “audit committee financial expert” based on his almost 40 years of experience as a certified public accountant with Deloitte.
Key Responsibilities:
•	Is directly responsible for the appointment, compensation, retention, evaluation, and oversight of the independent registered public accounting firm, including annual assessments that consider, among other topics, the level of open and professional communication with the Audit Committee;
•	Reviews the independent registered public accounting firm’s qualifications and independence and has processes in place for the timely communication of corporate changes or other events that could impact the firm’s independence;
•	Reviews the plans and results of the audit engagement with the independent registered public accounting firm;
•	Oversees financial reporting principles and policies;
•	Considers the range of audit and non-audit fees;
•	Reviews the adequacy of the Company’s internal accounting controls, including through regular discussions at committee meetings;
•	Oversees the Company’s internal audit function, including annually reviewing and discussing the performance and effectiveness of the Internal Audit Department;
•	Oversees the Company’s Ethics and Compliance Program, including annually reviewing and discussing the implementation and effectiveness of the program; and
•	Works to provide for the integrity of financial information supplied to stockholders.

The Audit Committee is also available to receive reports, suggestions, questions, and recommendations from the Company’s independent registered public accounting firm, Internal Audit Department, the Chief Financial Officer, and the General Counsel. It also confers with these parties in order to help assure the sufficiency and effectiveness of the programs being followed by corporate officers in the areas of compliance with legal and regulatory requirements, business conduct, and conflicts of interest.

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Compensation and Personnel Committee

Fiscal 2021 Meetings Held: 7

Jerry P. LEAMON	Doyle N. BENEBY	Lori J. ROBINSON	George T. SHAHEEN
CHAIR

Independence:	The Board has determined that all members of the Compensation and Personnel Committee are “independent directors” under the applicable listing standards of the NYSE.

Key Responsibilities:
•	Approves and oversees the Company’s compensation programs, including cash, deferred compensation, and equity-based incentive programs provided to members of the Company’s senior management group, including the Company’s Chief Executive Officer, Chief Financial Officer, and other named executive officers, as well as equity-based compensation and deferred compensation programs provided to any Company employee;
•	Reviews the compensation of directors for service on the Board and its committees; and
•	Approves or recommends to the Board, as required, specific compensation actions, including salary adjustments, annual cash incentives, equity award grants, and employment and severance arrangements for the Chief Executive Officer and other executive officers.

The Compensation and Personnel Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee consisting solely of members of the Compensation and Personnel Committee who are non-employee directors and outside directors.

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Nominating and Corporate Governance Committee

Fiscal 2021 Meetings Held: 4

Doyle N. BENEBY	Debra J. PERRY	Lori J. ROBINSON	George T. SHAHEEN
CHAIR

Independence:	The Board has determined that all members of the Nominating and Corporate Governance Committee are “independent directors” under the applicable listing standards of the NYSE.

Key Responsibilities:
•	Recommends criteria to the Board for the selection of nominees to the Board;
•	Evaluates all proposed nominees;
•	Prior to each annual meeting of stockholders, recommends to the Board a slate of nominees for election to the Board by the stockholders at the annual meeting;
•	Makes recommendations to the Board from time to time as to changes the Committee believes to be desirable to the size, structure, composition, and functioning of the Board or any committee thereof;
•	Oversees and monitors the Company’s ESG Program; and
•	Oversees risks associated with operations of the Board and its governance structure.

In evaluating potential nominees, the Nominating and Corporate Governance Committee considers a variety of criteria, including business experience and skills, independence, judgment, integrity, the ability and willingness to commit adequate time and attention to Board activities, and the absence of potential conflicts with the Company’s interests. While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, it also takes into account the diversity of the Board when considering director nominees. Any stockholder recommendations for director are evaluated in the same manner as all other candidates considered by the Nominating and Corporate Governance Committee. Stockholders may recommend director nominees by mailing submissions to Korn Ferry, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary.

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Board Refreshment

The Board seeks to bring together a diverse mix of directors that the Board and senior management can leverage to make well considered strategic decisions in the best interests of the Company and its stockholders. To garner new ideas and perspectives, and to respond to the ever-changing needs of our clients and other stakeholders, the Board actively seeks candidates representing a range of tenures, areas of expertise, industry experience, and backgrounds. In 2017, the Board added Angel R. Martinez to, among other benefits, increase its knowledge of products and marketing. In 2019, the Board added Len J. Lauer (who unexpectedly passed away in April 2020) and Lori J. Robinson, each of whom brought a number of valuable perspectives and experiences to the Board, including, in the case of Gen. (ret.) Robinson, extensive leadership, strategic oversight, and international experience. In 2020, the Board modified the Corporate Governance Guidelines (as described below) to adopt a 10-term service limit to encourage Board refreshment. And this year, the Board has nominated Laura M. Bishop to increase the Board’s financial expertise.

*	Tenure is provided for non-executive directors only.
**	This graphic includes Mr. Shaheen’s cumulative service with the Board of Directors from 2009 to 2019, and from April 2020 to present.

Culture of Integrity and Code of Business Conduct and Ethics

Korn Ferry is committed to having and maintaining a strong and effective global Ethics and Compliance Program. Consistent with that commitment, the Board has promoted and continues to promote the Company’s culture of ethics and integrity. The Board has adopted a Code of Business Conduct and Ethics that is applicable to all directors, employees, and officers (including the Company’s Chief Executive Officer, Chief Financial Officer, and Principal Accounting Officer). Korn Ferry colleagues know that quality and professional responsibility starts with them and the Board has emphasized that with the “tone at the top.” The Code of Business Conduct and Ethics provides a set of shared values to guide our actions and business conduct, including: loyalty, honesty, accountability, observance of ethical standards, and adherence to the law. Among other things, the Code of Business Conduct and Ethics requires directors, employees, and officers to maintain the confidentiality of all information entrusted to them (except when disclosure is authorized or legally mandated); to deal fairly with the Company’s clients, service providers, suppliers, competitors, and employees; to protect Company assets; and for those who have a role in the preparation and/or review of information included in the Company’s public filings, to report such information accurately and honestly. It also prohibits directors, employees, and officers from using or attempting to use their position at the Company to obtain an improper personal benefit. We intend to post on the Company’s website amendments or waivers, if any, to the Code of Business Conduct and Ethics, with respect to our officers and directors within four business days following the amendment or waiver.

Korn Ferry asks all directors, officers, and personnel, no matter where they are in the world, to make a commitment to abide by the Code, and the Company’s values and ethical business conduct practices. Our ethical business conduct practices and oversight include the following:

•	the Nominating and Corporate Governance Committee selects potential Board candidates who are committed to promoting the Company’s values, including a corporate culture of ethics and integrity;
•	the Audit Committee is responsible for overseeing the implementation and effectiveness of the Company’s Ethics and Compliance Program, including compliance with the Code of Business Conduct and Ethics;
•	the Company has a General Counsel and Deputy Compliance Officer with a direct reporting channel to the Audit Committee; and
•	the Company conducts compliance-related internal audits, investigations, and monitoring.

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Commitment to Good Governance Practices

The Nominating and Corporate Governance Committee and the Board benchmark its practices against its peers and other companies to review and consider “best practices” in corporate governance. The Nominating and Corporate Governance Committee and the Board also value stockholder input. Over the past several years, the Board has implemented various governance changes as a result of the Board’s ongoing review of its governance practices, including in response to the views or input of the Company’s stockholders, including:

Adding oversight of the Company’s ESG Program to the responsibilities of the Nominating and Corporate Governance Committee
Adopting a special stockholder meeting right for stockholders owning 25% of outstanding shares of Company stock
Removing supermajority voting requirements and replacing them with majority voting standards
Declassifying the Board and moving to annual director elections for all directors
Engaging in outreach with investors related to ESG topics

The Board has also adopted Corporate Governance Guidelines, which among other things, impose limits on the number of directorships each member of the Board may hold (the Chief Executive Officer of the Company may not sit on more than two boards of directors of public companies (including the Company), while all other directors may not sit on more than five boards of directors of public companies (including the Company)); specifies the criteria to be considered for director candidates; and requires non-management directors to meet periodically without management. Additionally, the guidelines require that, when a director’s principal occupation or business association changes substantially during his or her tenure as a director, that director is required to provide written notice of such change to the chair of the Nominating and Corporate Governance Committee, and agree to resign from the Board if the Board determines to accept such resignation. The Nominating and Corporate Governance Committee must then review and assess the circumstances surrounding such change, and recommend to the Board any appropriate action to be taken.

The Corporate Governance Guidelines also provide that the Compensation Committee shall review and develop, in conjunction with the CEO, a CEO succession plan, both for use in an emergency situation and in the ordinary course of business, which the committee reports at least annually to the full Board. The Compensation Committee also oversees succession planning for positions held by senior management (other than the CEO) and reviews such plans at least annually with the Board, including recommendations and evaluations of potential successors to fulfill such positions.

Ten-Term Service Limit. In 2020, the Board, at the recommendation of the Nominating and Corporate Governance Committee, amended the Corporate Governance Guidelines to include a term limit provision to encourage Board refreshment. Non-executive directors who first join the Board after October 1, 2020 will not be eligible to stand for re-election after serving as a director for ten full terms on the Board.

Retirement Age Policy. In 2021, the Board, at the recommendation of the Nominating and Corporate Governance Committee, amended the retirement age policy to provide for additional flexibility for a director to continue to serve beyond his or her 74th birthday. The retirement age policy now reserves the Board’s right, after a formal review of a director’s contributions, to allow such director to stand for election for up to three additional terms of service after reaching his or her 74th birthday. Any such formal review will be conducted prior to nominating a director for any such additional term. This is an increase from the two additional terms of service permitted under the prior guidelines. The Board and the Nominating and Corporate Governance Committee determined that this change appropriately enables the Board to retain the experienced insights of current directors while retaining a retirement age limit as a succession mechanism. Together with the ten-term service limit for new directors, these provisions combined were deemed to balance the desire for Board refreshment with the flexibility to prioritize a director’s contributions to the Board as the most important factor for determining continued service, and allows the Board to retain significantly contributing directors for additional time where warranted. In considering this change, the Board also took into account the new directors who have joined or been nominated to join the Board over the past five years (discussed under “Board Refreshment” on page 29), as well as its composition of diverse individuals by age, gender, race or ethnicity, tenure, and experience.

Ms. Gold’s leadership as Chair of the Board since January 1, 2019—informed by her significant leadership and public company experience—has provided robust guidance and insight to the Board and its oversight of the Company. Mr. Shaheen served as Chair of the Board from September 2012 to December 2018, and since re-joining the Board in 2020 to fill the vacancy created by Len Lauer’s unexpected passing, Mr. Shaheen has remained highly engaged. His perspectives, particularly as an individual who was transformative within the professional services industry, have informed the Company’s strategic goals. In light of Ms. Gold’s and Mr. Shaheen’s continued and substantial contributions as directors, the Board, at the recommendation of the Nominating and Corporate Governance Committee, exercised its right under the amended Corporate Governance Guidelines to nominate Ms. Gold and Mr. Shaheen to additional terms after their 74th birthdays.

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02

Compensation

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Proposal No. 2

Advisory Resolution to Approve Executive Compensation

In accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and more specifically, Section 14A of the Exchange Act, which was added under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are asking stockholders to vote on an advisory resolution to approve the Company’s executive compensation as reported in this Proxy Statement. Our executive compensation program is designed to support the Company’s long-term success. As described below in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation and Personnel Committee has structured our executive compensation program to achieve the following key objectives:

•	provide compensation packages to our executives that are competitive with other major employment services firms, a broader group of human capital companies, and similarly-sized publicly traded companies;
•	closely tie individual annual cash incentive awards to the performance of the Company as a whole; and
•	align the interests of senior management with those of our stockholders through direct ownership of Company common stock and by providing a portion of each named executive officer’s direct total compensation in the form of equity-based incentives.

We urge stockholders to read the “Compensation Discussion and Analysis” section below, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables and narrative below which provide detailed information on the compensation of our named executive officers. The Compensation and Personnel Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” section are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement has supported and contributed to the Company’s success.

We are asking stockholders to approve the following advisory resolution at the 2021 Annual Meeting of Stockholders:

RESOLVED, that the stockholders of Korn Ferry (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers set forth in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in the Proxy Statement for the Company’s 2021 Annual Meeting of Stockholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board. Although non-binding, the Board and the Compensation and Personnel Committee will carefully review and consider the voting results when evaluating our executive compensation program. Taking into account the advisory vote of stockholders regarding the frequency of future “say-on-pay” votes at our 2017 Annual Meeting of Stockholders, the Board’s current policy is to include an advisory resolution to approve the compensation of our named executive officers annually. Accordingly, unless the Board modifies its policy on the frequency of future “say-on-pay” votes, the next advisory vote to approve our executive compensation will occur at the 2022 Annual Meeting of Stockholders.

RECOMMENDATION
OF THE BOARD

The Board unanimously recommends that you vote “FOR” the Company’s advisory resolution to approve executive compensation.

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Compensation Discussion and Analysis

Timeline of Compensation Committee Decisions and Actions During the COVID-19 Global Pandemic

COVID-19 Developments China orders lockdowns U.S. reports first COVID-19 death COVID-19 declared a pandemic U.S. President declares national emergency Over 1 million COVID-19 cases worldwide 2 million confirmed cases of COVID-19 in U.S. U.S. records 50,000 new cases of COVID-19 (largest one-day spike at such time) and reports 3 million COVID-19 infections Global Covid-19 deaths surpass 1 million FDA approves Remdesivir as first COVID-19 treatment FDA grants emergency use authorization for COVID-19 vaccines U.S. administers 100Mth dose of vaccine April 28, 2021: $68.50 FY’21 high KF Responses Global offices closed and work from home begins reduced; employees furloughed; base salary reductions implemented Base salary reductions extended until December 31, 2020 and furloughs extended Company decides to pay all colleagues (except senior leaders and non-employee directors) all or a portion of base salary reduction in decides to pay all colleagues full amount of any base salary reduction incurred in Q2 FY’21 Base salaries fully reinstated Company-wide Company decides to repay any base salary reductions incurred in Q3 FY’21 Comp Committee Actions NEOs agree to 50% reductions in base salary through August 31, 2020 Comp Committee decides no bonuses will be paid to NEOs and other members of senior leadership team in respect of FY’20 Non-employee directors agree to 50% reduction of the retainer payable for the period from May 1 – August 31, 2020 One-time decision to grant time-based equity awards in form of restricted stock that would vest over a period of 4 years following grant Non-employee directors agree to extend 50% reduction of their cash retainer through December 31, 2020 50% base salary reductions for NEOs extended until December 31, 2020 FY’21 annual bonus plan established Approved payment to NEOs of an amount equal to reduced base salary not paid for Q2 FY’21 and payment to non-employee directors of an amount equal to reduced cash retainer not paid for Q2 FY’21 performance goals and determined to divide final 6-month performance period for annual incentive plan into two 3-month periods and increased original targets for Q3 FY’21 FY’21 performance goals and increased original Q4 FY’21 targets to near highest quarterly revenue and highest quarterly profitability results in Company’s history Economic Developments U.S. economy loses record 20.8M jobs and real GDP falls 4.8% in Q4 FY’20 Dow drops 7,000 points in one week U.S. unemployment rate rose to 14.7% FY’21 annual bonus plan established One-time decision to grant time-based equity awards in form of restricted stock that would vest over a period of 4 years following grant

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Delivering Through a Year Like No Other: The Impact of the COVID-19 Pandemic

The Onset of the Pandemic and the Impact on the Company’s Business

Like all other companies throughout the world, we experienced significant disruption as a result of the COVID-19 pandemic. In March 2020, during the fourth quarter of our fiscal year 2020, COVID-19 was reported to have spread to over 100 countries, territories, and areas worldwide, and the World Health Organization declared it a pandemic. All of our reportable segments globally were impacted as fee revenue and net income decreased significantly in the fourth quarter of fiscal 2020: by 14.5% and 104%, respectively, compared to the third quarter of fiscal 2020—from $515.3 million (a previous record level) to $440.5 million in fee revenue and from $20 million to ($0.8) million in net income (loss) attributable to Korn Ferry. Our Company’s stock price declined significantly, falling more sharply than the S&P 500.

Implementation of Cost-Saving Measures

During the fourth quarter of fiscal year 2020, we acted swiftly to implement a number of cost-saving measures, including position eliminations, base salary reductions, and furloughs, to align our cost structure with the lower level of business demand that we were experiencing and internally projecting for fiscal 2021. We implemented base salary reductions and eliminated annual cash bonuses that were earned for our named executive officers and the 16 other members of the senior leadership team. Faced with the significant economic uncertainties present in the first months of the COVID-19 pandemic, our named executive officers and non-employee directors agreed to substantial 50% reductions in their base salaries and cash retainer fees, respectively, first in April 2020 (to extend through August 2020) and then again in July 2020 (for the NEOs) and September 2020 (for the non-employee directors) (in each case to extend through December 2020). As an integral part of our cash conservation efforts, the Compensation Committee (the “Committee”) decided not to pay our NEOs any cash bonus for fiscal year 2020 even though they had earned 130% of target through the end of the third quarter of fiscal year 2020 and would have been entitled to bonuses based on the achievement of the pre-established performance goals for the fiscal year (estimated at 107% of target for the full year). As a result of the cost-saving measures we implemented, we managed to minimize the number of job losses, which enabled our people and their leaders to capitalize on the rebound in the economy and achieve all-time highs for quarterly fee revenues and profitability by the fourth quarter of fiscal year 2021, as shown in the Selected Performance Highlights below.

Outlook at the Beginning of Fiscal 2021 When the Compensation Committee Was Tasked With Making Compensation Decisions

By the beginning of fiscal 2021, the impact of COVID-19 was felt throughout all the geographical areas in which we do business. Governments at all levels and most large client companies had implemented social distancing—limiting travel and in-person face-to-face interaction as well as imposing “work from home” or “stay at home” orders. Such restrictions adversely impacted our ability to provide our products and services to our clients. Compared to the prior year, fee revenues for the first three months of fiscal 2021 dropped by 29%, from $484 million to only $344 million. Despite our cost-cutting efforts, the $60 million of operating income for the first quarter of fiscal 2020 had reversed to an operating loss of $43.8 million in the first quarter of fiscal 2021. Internal projections at that time for the remainder of the fiscal year anticipated similarly weak financial results.

Because the Company’s fiscal year ends April 30th, the Committee was tasked with making compensation decisions in early July 2020 when the uncertainties surrounding the pandemic and our business were at their height. While nearly all businesses were affected by the downturn, our stock price, which had dropped by 35% from a recent high of over $43 per share in January 2020 to less than $28 per share in July 2020, fell more sharply than that of the S&P 500. We analyzed how we had responded economically in previous downturns, including the 2008 recession, and projected a long path to recovery. These economic uncertainties were compounded by the social climate at the time, where the world, and the U.S. in particular, was reckoning with long overdue calls for racial and social equality. In addition, the looming U.S. election added further volatility to the economic conditions. At that time, in July 2020, it was reported that U.S. gross domestic product had decreased at an annual rate of 32.9%, the national unemployment rate was at 11.2% compared to 3.7% a year prior, deaths in the U.S. attributed to COVID-19 had passed the 100,000 mark, and it was still uncertain when a vaccine for COVID-19 would be developed, adequately tested, and made widely available.

Pandemic-Related Compensation Decisions to Preserve Continuity in Leadership

Given the dramatic reductions in cash compensation imposed on our NEOs outlined above and in the face of the great economic uncertainty present at the time that the Compensation Committee was making compensation decisions, the Compensation Committee decided to implement compensation strategies designed to incentivize and retain our NEOs, an experienced and seasoned management team in the middle of leading Korn Ferry through a successful multi-year transformation from an Executive Search firm to a diversified organizational consulting firm.

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Pay-for-Performance

In consultation with the Compensation Committee’s independent compensation advisor Pearl Meyer & Partners, LLC (“Pearl Meyer”), the annual bonus plan for fiscal year 2021 was revised by approving one-time target opportunities in excess of the normal annual targets set forth in the NEOs’ employment agreements. This was done (1) to provide the NEOs with additional incentive to focus on performance goals that the Compensation Committee determined were essential to weather the impacts of the pandemic and (2) in recognition of the fact that the Compensation Committee had eliminated the fiscal year 2020 annual cash bonuses.

Maintaining Flexibility via our Annual Bonus Plan Design

For the fiscal year 2021 annual bonus plan, the Compensation Committee, in consultation with Pearl Meyer, established a flexible design and challenging performance targets that they believed were crucial for the Company to prioritize in the face of significant uncertainty and instability from both the economic environment created by the COVID-19 pandemic as well as overall global political and social tensions at the time. Initially, the annual bonus plan for fiscal 2021 was established with two six-month performance periods and one overall one-year performance period (with reductions for any amounts earned during the separate six-month performance periods). The performance goals for each six-month period were initially the same. The Compensation Committee resolved to review the performance targets after six months and revise them as needed to reflect updated conditions. Accordingly, later in the year, because of the rapidly changing business environment and the Company’s performance in the first half of the year, the Compensation Committee, in consultation with Pearl Meyer, further divided the second six-month performance period into two three-month performance periods with significantly higher performance targets and eliminated the overall one-year performance period. This structure allowed the Compensation Committee to assess performance mid-year and evaluate the appropriateness of the performance targets for the third quarter and then again for the fourth quarter of the fiscal year with a greater understanding of the ongoing economic impacts of the pandemic and the Company’s response to those challenges. The structure also enabled the Compensation Committee to establish targets that were challenging so as to motivate the senior executives, including the NEOs, to achieve our short-term goals given the uncertainty of demand for our services. This was done with the best interests of our stockholders in mind to provide agility should the economic conditions improve or deteriorate.

The Board, Compensation Committee, and the Company believe, given the economic uncertainty prevailing at the time, that the performance goals for fiscal year 2021 were set with appropriate rigor. The Committee was able to increase the third quarter goals (from a maximum target of $575 million in fee revenue and 3% in Adjusted EBITDA margin for the combined third and fourth quarters together under the initial annual bonus plan design to a maximum target of $435 million in fee revenue and 10% in Adjusted EBITDA margin for the third quarter alone) and subsequently set the fourth quarter maximum target for fee revenue at $515 million, near the highest quarterly fee revenue ever and the Adjusted EBITDA margin maximum target at 21%, the highest quarterly profitability in the Company’s history. It should be noted that the fee revenue targets aligned to the Company’s internal forecast at the beginning of the third quarter and to the internal forecast as well as external guidance for the fourth quarter.

A Focus on Retention via Annual Equity Awards

In the first quarter of fiscal year 2021, at the time when the Compensation Committee was tasked with making its compensation decisions for the year, the Compensation Committee, in consultation with Pearl Meyer, determined that it was in the Company’s best interests to make a one-time decision to grant the equity component of fiscal 2021 compensation solely in the form of time-based restricted stock awards. This decision was based in part on the difficulty of setting meaningful performance goals given the Company had suspended providing financial guidance for the first time since the Great Recession in fiscal year 2009 due to the tremendous unpredictability in the outlook for demand of the Company’s services, as evidenced by the substantial decrease experienced in the last quarter of fiscal 2020 and the first quarter of fiscal 2021. Also, given that the Compensation Committee had eliminated the fiscal 2020 cash bonuses for NEOs and senior executives, it was based on the Company’s overriding need to retain and incentivize the NEOs and other senior executives to work through the challenging economic environment created by COVID-19 and the prevailing social and political climate, and continue the ongoing transformation of the Company to a diversified organizational consulting firm. The current executive team is in the midst of building a more resilient Company with more durable fee revenues so as to remove some of the cyclicality that erodes stockholder value.

Retaining the current executive team, who built and have been executing the strategy, to navigate the economic downturn was a high priority and a key determinant in the Compensation Committee’s decision-making process. As a result, our Compensation Committee, in consultation with Pearl Meyer, made a one-time decision in early July 2020 that the equity component of compensation for fiscal year 2021 would be comprised solely of time-based equity awards in the form of restricted stock that would vest over a period of four years following grant. In July 2020, the Compensation Committee concluded that the Company and its stockholders would ultimately benefit from this compensation design, given the strong incentive for our NEOs to remain actively engaged in their important roles with the Company and to maximize stockholder value in the face of economic challenges beyond their control. The Compensation Committee concluded that supporting the continuity and commitment of the Company’s leadership team to lead through the entire course of the impact of the COVID-19 pandemic on the Company’s business and continuing to implement the Company’s multi-year strategic transformation initiatives were essential during those uncertain and challenging times, and that losing key executives at such time would be highly detrimental to the Company’s short-term and long-term success.

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A Return to Normalcy

The Board believes that the Company was able to weather the decline in demand in the early months of fiscal 2021 due in large part to the Company’s cost-saving measures, the efforts of all of the Company’s employees, and our NEOs’ strong leadership. As shown in the Selected Performance Highlights below, we were positioned to capitalize on the opportunity to achieve increasingly strong financial and operating performance during the last two quarters of fiscal year 2021 as demand rebounded. At the end of fiscal 2021, our stock price was up 135% compared to the end of fiscal 2020, and up 208% compared to our lowest stock price at the onset of the COVID-19 pandemic in March 2020. We believe the compensation decisions described above provided the right mix of incentives to our NEOs and other senior executives and significantly contributed to the Company’s outstanding financial and operating results in the last two quarters of fiscal 2021. Given the current strong demand for the Company’s services, the Compensation Committee has returned to our historical compensation practices for fiscal year 2022, with 60% of the equity-based awards to the NEOs being in the form of performance awards.

Our Named Executive Officers

This Compensation Discussion and Analysis (“CD&A”) section provides a detailed description of our compensation philosophy, practices, and the factors and process used in making compensation decisions with respect to our fiscal year 2021 named executive officers (“NEOs”):

Name	Title
Gary D. Burnison	President and Chief Executive Officer
Robert P. Rozek	Executive Vice President, Chief Financial Officer and Chief Corporate Officer
Byrne Mulrooney	Chief Executive Officer of RPO, Professional Search and Digital
Mark Arian	Chief Executive Officer of Consulting

Selected Performance Highlights

I	Generated all-time high quarters of Net Income Attributable to Korn Ferry of $51.3 million and $66.2 million with Operating Margins of 13.7% and 15.5%, and Adjusted Net Income Attributable to Korn Ferry* of $51.9 million and $66.2 million, in the third and fourth quarters of fiscal year 2021, respectively. This compares to $20.0 million and $(0.8) million of Net Income (Loss) Attributable to Korn Ferry with Operating Margins of 6.1% and 5.0%, and $41.0 million and $32.7 million of Adjusted Net Income Attributable to Korn Ferry* in the third and fourth quarters in the fiscal year 2020, respectively.

I	Achieved all-time high quarters of Adjusted EBITDA* of $96.7 million and $112.8 million, and a 20.3% Adjusted EBITDA margin*, in the third and fourth quarters of fiscal year 2021.

I	Achieved all-time high in both Diluted Earnings Per Share of $0.94 and $1.21, and Adjusted Diluted Earnings Per Share* of $0.95 and $1.21, in the third and fourth quarters of fiscal year 2021, respectively.

*	Adjusted Net Income Attributable to Korn Ferry, Adjusted Diluted Earnings Per Share, Adjusted EBITDA, and Adjusted EBITDA margin are non-GAAP financial measures. For a discussion of these measures and for reconciliation to the nearest comparable GAAP measures, see Appendix A to this Proxy Statement.

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Stockholder Engagement and Consideration of Last Year’s Say on Pay Vote

Korn Ferry interacts with its stockholders to obtain stockholder views on various topics from our Company strategy to capital allocation and executive compensation. These interactions are typically led by our Chief Financial Officer and the head of our Investor Relations. During these interactions, our stockholders have expressed many viewpoints on a variety of topics generally focused on financial performance. Our stockholders have expressed support for the Company’s compensation philosophy in that they want alignment between performance and pay.

At the 2020 Annual Meeting of Stockholders, approximately 97% of the votes cast were in favor of the advisory vote to approve executive compensation. The Company did not make any changes to our executive compensation programs for fiscal year 2021 directly as a result of the advisory vote. As described in this Compensation Discussion and Analysis, however, for fiscal year 2021 the Company made substantial one-time changes to our compensation program that were designed to incentivize and retain our NEOs in the face of economic uncertainty as a result of the COVID-19 pandemic. The Company values the views of our stockholders and will continue to consider our stockholders’ input in all facets of our business, including executive compensation.

Best Practice Highlights

Use of Independent Compensation Consultant. The Committee receives objective advice from its independent compensation consultant
Modest Perquisites. NEOs receive only modest perquisites
Clawback Policy. The Board has adopted a clawback policy applicable to all incentive payments and performance-based equity awards granted to executive officers
No Single Trigger Equity Payments. The NEOs are not entitled to any “single trigger” equity acceleration in connection with a change in control
Stock Ownership Policy. NEOs are required to hold three times their base salary in Company common stock
Peer Group Analysis. The Company reviews total direct compensation (base salary, annual cash incentive and long-term incentive payments) and the mix of the compensation components for the NEOs relative to the peer group as one of the factors in determining if compensation is adequate to attract and retain executive officers with the unique set of skills necessary to manage and motivate our global organizational consulting firm
No Hedging; No Speculative Trading; No Pledging. The Company has adopted policies prohibiting hedging, speculative trading, or pledging of Company stock
No Excise Tax Gross-Ups. Our NEOs are not entitled to any such gross-up

Executive Compensation Philosophy and Oversight

Philosophy

The Company is a global organizational consulting firm. The Company helps its clients design their organization—the structure, the roles and the responsibilities, as well as how they compensate, develop and motivate their people. As importantly, the Company helps organizations select and hire the talent they need to execute their strategy. The Company’s unique global positioning allows it to maintain enhanced brand visibility and to attract and retain high-caliber consultants. As of April 30, 2021, the Company provides its services to a broad range of clients through the expertise of approximately 2,669 consultants and execution staff who are primarily responsible for originating client services and who are located in 53 countries throughout the world. Accordingly, the Company’s executive officers must have the skills and experience to manage and motivate an organization spread over a large number of countries with varying business and regulatory environments. The market for these talented individuals is highly competitive. The Company’s compensation philosophy focuses on attracting, retaining, and properly rewarding the right candidates for their contributions.

The Committee is diligent about establishing an executive compensation program offering competitive total direct compensation opportunities, which are aligned to stockholder return by incentivizing executives to focus on both short- and long-term Company performance via participation in our annual bonus plan, where payouts require achieving pre-established goals related to Company performance, and the grant of long-term equity incentive awards, where the value realized by executives will proportionately increase in connection with a corresponding increase in our stock price.

For fiscal year 2021, as a result of the impacts of the COVID-19 pandemic, the Company’s compensation philosophy was primarily focused on balancing incentives to maximize stockholder value with creating a strong incentive for our NEOs to remain with the Company in the face of economic challenges beyond their control, as described in more detail above under the heading Pandemic-Related Compensation Decisions to Preserve Continuity in Leadership.

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The Committee remained guided by the following principles in establishing and assessing the fiscal year 2021 compensation programs and policies for the NEOs:

•	Individual annual cash incentive awards should be closely tied to the performance of the Company as a whole or one or more of its divisions or business units and any exceptions to that goal should be based on compelling circumstances and be as limited in scope as reasonably possible;
•	The interests of senior management and the Company’s stockholders should be aligned through direct ownership of Company common stock and by providing a portion of each NEO’s total direct compensation in the form of equity-based incentives; and
•	Total direct compensation must be competitive with our peer group, a broader group of human capital companies, and similarly sized publicly traded companies.

*	Equity awards based upon grant date value.

Our Process: From Strategy to Compensation-Related Metrics

Typically, the process for setting annual compensation-related metrics begins at an annual off-site meeting where the Company reviews with the Board its Strategic Plan (including goals and objectives). As part of the Strategic Plan, the Company establishes a Strategy Execution Framework to drive performance and achievement of its strategic goals. In fiscal year 2021, however, as a result of the COVID-19 pandemic, the Committee focused on an approach defined by Safety, Caution and Agility, and implemented a cost reduction plan including:

•	a reduction in workforce,
•	temporary furlough of certain employees,
•	salary reductions across the organization, including 50% salary reductions for our NEOs,
•	no annual bonus payouts for NEOs with respect to fiscal year 2020, and
•	office closures, cessation of business travel, and other SG&A (selling, general, and administrative) cost reductions.

In addition to the foregoing cost-saving measures, the Company implemented an executive compensation program that would focus executives on the following Company financial measures that the Committee believed were key to assisting the Company through the volatile economic environment created by the pandemic:

•	the Company’s ability to effectively manage cash flow,
•	profitability, and
•	revenue.

Such financial targets formed the basis for each NEO’s annual cash incentive opportunity and were tracked and measured during the course of the year with the quarterly and year-end results audited by Internal Audit and reported to the Committee for determining year-end annual cash bonus awards. In fiscal year 2021, the Committee initially decided to measure performance over two six-month periods and one overall one-year period (with reductions for any amounts earned during the separate six-month periods), and subsequently determined to divide the second six-month performance period into two three-month performance periods and to eliminate the overall one-year period to better allow the Committee to take into consideration the evolving impact of the COVID-19 pandemic over the course of the fiscal year. This flexibility in design resulted in the Committee significantly increasing the performance targets for the third and fourth quarters of the fiscal year compared to those established at the beginning of the year.

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Use of Independent Advisor

The Committee retains compensation consultants to assist it in assessing the competitiveness of the NEOs’ compensation. In fiscal year 2021, the Committee retained Pearl Meyer. Pearl Meyer assisted the Company in establishing an appropriate executive compensation program for fiscal 2021 in the face of the ongoing pandemic, including the establishment of the annual bonus plan, with increased target opportunities for the NEOs and a focus on measuring the Company’s ability to manage cash flow and profitability and revenue metrics effectively and the grant of time-based equity awards to focus on the retention of our executives, who were crucial to helping the Company navigate an unprecedented operating environment. Pursuant to the factors set forth in Item 407 of Regulation S-K of the Exchange Act, the Committee has reviewed the independence of Pearl Meyer and conducted a conflicts of interest assessment (taking into consideration factors specified in the NYSE listing standards) and has concluded that Pearl Meyer is independent and its work for the Committee has not raised any conflicts of interest. No other fees were paid to Pearl Meyer except fees related to its services to the Committee.

Use of a Peer Group

The Company does not target or position NEO pay levels at a specific percentile level relative to a peer group. Rather, the Company reviews total direct compensation and the mix of the compensation components relative to the peer group as one of the factors in determining if compensation is adequate to attract and retain executive officers with the unique set of skills necessary to manage and motivate our global human capital management firm.

Because a number of the Company’s direct competitors for talent are privately-held, precise information regarding executive officer compensation practices among the Company’s competitor group is difficult to obtain. In addition, even when such data is available, meaningful differences in size, complexity and organizational structure among the Company’s peer group make direct comparisons of compensation practices challenging and require exercise of judgment. In assessing the competitiveness of the Company’s NEO compensation, the Committee relies on information obtained from the proxy statements of publicly-traded competitors, information derived from data obtained from other public sources with respect to competitor organizations, and the general knowledge of the Committee and its compensation consultant with regard to the market for senior management positions.

For fiscal year 2021, the Committee used the following companies as a peer group:

ASGN, Inc.	Insperity, Inc.
CoreLogic, Inc.	Jones Lang LaSalle Incorporated
Cushman & Wakefield Plc	Manpower Group, Inc.
FTI Consulting, Inc.	Nielsen Holdings Plc
Heidrick & Struggles International, Inc.	PageGroup Plc
Huron Consulting Group Inc.	Robert Half International Inc.
ICF International, Inc.

This peer group was refreshed for fiscal year 2021 compared to the peer group used in prior years in consultation with the Committee’s independent compensation consultant.

Our growth and the evolution of our strategy and business caused us to reevaluate our peer group. In considering our revised peer group, our selection criteria focused on the following key factors:

•	Companies engaged in employment related services (staffing, recruiting, HR outsourcing);
•	Companies in other industries with business model and strategy alignment (producer dependence, business diversification);
•	Companies with significant international exposure that mirrored our global footprint; and
•	Companies with comparable levels of net revenue/gross margin.

During this process, we evaluated our prior eleven peers and retained six of them and eliminated five (CBIZ, Inc., Kelly Services, Inc., Kforce Inc., Resources Connection, Inc., Willis Towers Watson, and TrueBlue, Inc.) and added seven new companies (ASGN, Inc., CoreLogic, Inc., Cushman & Wakefield Plc, Jones Lang LaSalle Incorporated, Manpower Group, Inc., Nielson Holdings Plc, and PageGroup Plc). The five that were eliminated were eliminated on the basis of size, business model, and strategic misalignment.

The selection of commercial real estate companies was predicated on business model and strategy alignment. As professional services firms, real estate companies face very similar business model, colleague, and go-to-market issues. We consider the business strategy of such companies as similar to our business strategy because commercial real estate brokers are analogous to our Executive Search partners: they have strong client relationships which the firms are leveraging by building a business with a number of closely related adjacent services that can be sold into clients through those relationships.

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The selection of staffing industry peers was determined using comparisons of net revenues and global reach. We believe net revenues or gross margins are a better indicator of comparability for staffing industry peers. Staffing industry companies have a very large percentage of pass-through costs for amounts payable to temporary workers which are reported within their gross revenues. We believe that net revenue or gross margin excluding these pass-through costs are more comparable to the net fee revenues we report.

We added the seven companies noted above to the six peers retained from the prior group based on the selection criteria described above. We believe this new peer group better reflects the size and strategy of our company.

	Employment Services	Significant International Exposure	Business Model / Strategy Alignment	Net Revenue Within 75% of KFY
ASGN, Inc.
Cushman & Wakefield Plc
FTI Consulting, Inc.
Heidrick & Struggles International, Inc.
Huron Consulting Group Inc.
ICF International, Inc.
Jones Lang LaSalle Incorporated
Manpower Group, Inc.
Nielsen Holdings Plc
Insperity, Inc.
PageGroup Plc
Robert Half International Inc.

The Committee also evaluated each company on the basis of market capitalization and net revenue. The Committee reviews the peer group on an annual basis. Revenue and market capitalization data for this peer group and the Company are as follows:

	Market capitalization (as of July 12, 2021)	Revenues*
Fiscal 2021 Peer Group 75th Percentile (excluding Korn Ferry)**	$6,947,000,000	$6,701,000,000
Fiscal 2021 Peer Group Median (excluding Korn Ferry)**	$4,215,000,000	$4,165,000,000
Fiscal 2021 Peer Group 25th Percentile (excluding Korn Ferry)**	$1,848,000,000	$1,472,000,000
Korn Ferry***	$3,728,000,000	$1,819,946,000

*	Peer company total revenues computed for the most recent four quarters reported as of July 12, 2021.
**	Excluding CoreLogic, Inc., which was acquired by funds managed by Stone Point Capital and Insight Partners on June 4, 2021.
***	As of the Company’s fiscal year ended April 30, 2021.

While the Committee does not target a particular position relative to its peer group in determining the salary, annual cash incentive, and long-term incentive levels for each NEO, the Committee does consider the range of salary, annual cash incentive, and long-term incentive levels that the peer group provides to similarly situated executives and intends that the levels provided to each NEO fall within that range. The compensation levels for fiscal year 2021 generally fell within this range and are generally intended to be within the 25th to 75th percentile of the range.

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   Governance Insights

Compensation & Impact of COVID-19

As evidenced by our stock price, our Company was severely affected by the impacts of the COVID-19 pandemic and the social and political environment in the months when the Compensation and Personnel Committee was tasked with making compensation decisions. In June 2020, for the first time since our fiscal year 2009 during the Great Recession, we suspended providing financial guidance. Due to the uncertainty, the Compensation and Personnel Committee set up an annual bonus plan that allowed us to monitor the evolving economic conditions and make adjustments as needed, resulting in significantly increased performance targets for the third and fourth quarters. Additionally, as described in more detail on page 48, given that we were unable to project performance over the course of the year, we felt it was not responsible to grant long-term performance-based equity awards that would require making projections over a longer period and thus made a one-time decision to provide long-term compensation solely in the form of time-based equity awards. Nevertheless, as a result of our teams’ extraordinary efforts during these challenging times, our performance improved, with our fiscal 2021 year-end stock price up 135% compared to the end of fiscal 2020, and up 208% compared to our lowest stock price at the onset of the COVID-19 pandemic in March 2020. Beginning with fiscal year 2022, we have returned to our usual practice of granting performance-based equity awards.

Q & A with Jerry Leamon, Chair of the Compensation and Personnel Committee

Question: What was the environment like at the time that the Committee was making compensation decisions for fiscal year 2021?

Like all other companies throughout the world, we experienced significant disruption as a result of the economic environment created by the COVID-19 pandemic and the social and political events of 2020. Because our fiscal year ends April 30th, we were tasked with making compensation decisions for fiscal year 2021 when the uncertainties surrounding the pandemic and our business were at their height. We were coming off of a fourth quarter where performance had declined across the Company, with fee revenue down 14.5%, net income negative, down 104%, and operating income down 30% compared to the prior quarter. The world was still in the very early stages of understanding COVID-19, such as how transmission occurs and how best to protect ourselves. A widely-available vaccine was not yet on the horizon. Businesses were figuring out how to operate, navigating how to shift entire workforces to a work from home environment. Our Company felt the effects, with fee revenues for the first three months of fiscal 2021 dropping by 29% compared to the prior year—from $484 million to only $344 million. The $60 million of operating income for the first quarter of fiscal 2020 had reversed to an operating loss of $43.8 million in the first quarter of fiscal 2021. We did not know when or if we would rebound. While nearly all businesses were affected by the downturn, our stock price, which had dropped by 35% from a recent high of over $43 per share in January 2020 to less than $28 per share in July 2020, fell more sharply than that of the S&P 500. We analyzed how we had responded economically in previous downturns, including the 2008 recession, and projected a long path to recovery.

In response to the various uncertainties prevailing at the time and the actual and projected impact of the pandemic and those uncertainties on our business, management acted swiftly during the early months of the pandemic to implement a cost-reduction plan to help us weather the decline in demand for our business and simultaneously minimize the number of

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job losses through pay cuts and furloughs. As described in last year’s proxy statement, our named executive officers and non-employee directors agreed to substantial 50% reductions in base salary and cash retainer fees, respectively, and the Committee decided to eliminate any payouts from the Company’s short-term incentive bonus plan for fiscal year 2020 for our named executive officers as cash flow and cost-saving measures in the face of economic uncertainty. We took these actions even though the NEOs had earned 130% of target through the end of the third quarter of fiscal year 2020 and would have been entitled to bonuses based on full year performance and achievement of the pre-established performance goals (estimated at 107% of target), and even though bonuses were paid in the ordinary course to the rest of the organization below the senior leadership team. In formulating our executive compensation program for fiscal year 2021, we knew that it would be difficult to establish meaningful performance goals at the beginning of the fiscal year given the uncertainty as to when and how economic recovery would come. We wanted to maintain flexibility to monitor the impacts of the pandemic throughout the year. We also knew it was crucial to retain our tenured management team to lead us through the pandemic and continue to lead our company through its multi-year transformation into a diversified consulting firm.

Question: How did you maintain flexibility in your executive compensation program and how did that lead to establishing rigorous performance targets?

In designing the Company’s short-term incentive bonus plan for fiscal year 2021 for our NEOs in the first quarter of the fiscal year, at a time when Company performance had dramatically declined for two consecutive quarters, and our Company had suspended providing financial guidance for the first time since our fiscal year 2009 during the Great Recession, the Committee, in consultation with Pearl Meyer, approved one-time target opportunities in excess of the targets set forth in the NEOs’ employment agreements to further incentivize the NEOs to focus on performance goals that the Committee determined were essential to weather the impacts of the pandemic. We initially decided to measure such performance over two six-month periods and one overall one-year period (with reductions for any amounts earned during the separate six-month periods), and subsequently chose to divide the second six-month performance period into two three-month performance periods with significantly higher performance targets and to eliminate the overall one-year period to allow the Committee to consider the evolving impact of the COVID-19 pandemic over the course of the fiscal year. This structure enabled the Committee to assess performance mid-year and evaluate the appropriateness of the performance targets for the third quarter and then again for the fourth quarter of the fiscal year with a greater understanding of the ongoing economic impacts of the pandemic so as to establish targets that were challenging for properly motivating the NEOs to achieve our short-term goals. This was done with the best interests of our stockholders in mind to provide agility should the economic conditions improve or deteriorate given the extreme economic uncertainty when these decisions were made. As a result of this flexible design, we were able to significantly increase the third quarter goals mid-year and set the fourth quarter maximum target for fee revenue near the highest quarterly fee revenue ever and for Adjusted EBITDA margin at the highest quarterly profitability in the Company’s history. The Board, Compensation Committee, and the Company believe, given the economic uncertainty prevailing in the first quarter as well as throughout our 2021 fiscal year, targets for fiscal year 2021 were set with appropriate rigor.

Question: Why was it important for the Committee to prioritize the retention of the NEOs?

Given the uncertainty as to when and how our business would rebound, we were certain that our best chance at completing our transformation into a diversified organizational consulting firm and emerging intact from the impacts of the COVID-19 pandemic and the uncertainties resulting from the social and political events of 2020 would be continuity in leadership. As described above, our NEOs agreed to substantial reductions in salary and did not receive any payouts under our annual bonus plan for fiscal year 2020. Retaining the current executive team to navigate the economic downturn was a high priority and a key determinant in the Compensation Committee’s decision-making process.

The Committee determined it was not in the Company’s best interests to grant performance-based equity awards in Summer of 2020 because the Committee was very uncertain as how best to measure long-term performance in the face of the tremendous uncertainty in the outlook for the demand for the Company’s services resulting from the unprecedented COVID-19 pandemic and the Company’s dramatic decline in performance at the time. As described above, we were unable to project performance under our annual bonus plan over the course of the year, and thus did not believe it was responsible to grant long-term performance-based equity awards that would require making projections over a longer period. Because of the Committee’s confidence in the Company’s leadership team, the Committee determined that the Company and stockholders would be best served at that time to provide our NEOs with an incentive to remain with the Company and focus their efforts on guiding the Company through the impact of the pandemic on the Company’s business in the face of economic challenges beyond their control. Therefore, for the July 2020 equity grants only, the Committee, in consultation with and based on benchmarking data provided by Pearl Meyer, made a one-time decision to grant time-based restricted stock that vests over four years to encourage both retention and an incentive to increase the Company’s stock price and accordingly, stockholder value. As a result of our cost-saving measures and due to our NEOs’ leadership—despite the disruption and associated challenges resulting from the global pandemic—the Company had increasingly strong financial and operating performance during the last three quarters of fiscal year 2021. At the end of fiscal 2021, our stock price was up 135% compared to the end of fiscal 2020, and up 208% compared to our lowest stock price at the onset of the COVID-19 pandemic in March 2020. The Committee has returned to the Company’s standard mix of 60% performance-based awards and 40% time-based awards in fiscal year 2022.

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Elements of Compensation & Compensation Decisions and Actions

Base Salary

Base salary is intended to compensate NEOs for services rendered during the fiscal year and to provide sufficient fixed cash income for retention and recruiting purposes. NEO base salary levels are reviewed on an annual basis by the Committee. In addition to competitive data from the peer group, data is also obtained from other sources with respect to non-public competitor organizations. The Committee also incorporates its perspective and the market knowledge of its compensation consultant related to senior management positions in assessing base salary levels. Further, the Committee takes into consideration individual performance of each NEO and, with respect to the NEOs other than the Chief Executive Officer, input from the Chief Executive Officer. Although there were initially no changes to the base salaries of our NEOs for fiscal year 2021, in order to assist the Company’s efforts in weathering the economic environment created by COVID-19, the Company and each of the named executive officers agreed to a reduction in each named executive officer’s base salary by 50%, effective May 1, 2020 through December 31, 2020. Reducing the NEOs’ base salaries from May 1, 2020 through December 31, 2020 allowed the Company to conserve cash flow during the height of the challenges to our operations as a result of the global pandemic while we re-imagined our business and positioned the Company to succeed. During the Company’s third and fourth quarters of our 2021 fiscal year, the Company’s business rebounded dramatically from the fourth quarter of our 2020 fiscal year and the first quarter of our 2021 fiscal year, experiencing sharp improvements in earnings and profitability. As a result of our financial performance and the NEOs’ efforts in leading us through the challenges of the pandemic, the Committee determined it was appropriate to restore base salaries for all employees whose base salaries had been reduced, including our NEOs, and repay the NEOs the portions of their salaries not paid earlier with respect to the second and third quarters of the fiscal year.

Annual Cash Incentives

Annual cash incentives are intended to motivate and reward NEOs for achieving performance goals over a one-year period. For fiscal year 2021, the Committee determined annual cash incentive amounts based upon financial goals given the importance of motivating our executives to focus their efforts on Company sustainability, as described in more detail below.

While the Committee primarily bases annual cash incentive awards on performance against these objectives for the year, it retains negative discretion in determining actual bonus payouts. Annual cash incentives are typically paid in cash, but the Committee may choose to pay a portion of the annual cash incentive in equity or other long-term incentives.

For fiscal year 2021, in consultation with Pearl Meyer, the Committee determined it was appropriate to approve an approximately 50% increase in each NEO’s target bonus opportunity. This was done to further incentivize the NEOs to focus on performance goals the Committee determined were essential to weather the impacts of the pandemic and in recognition of the fact that the Committee had eliminated the fiscal year 2020 annual cash bonuses.

Our Metrics: Measuring Performance

During the course of our fiscal year, the Company interacts with investors discussing a number of topics, including the financial metrics that investors view as most important. While investors have varied points of view, based upon our interactions, and in light of the impact of the COVID-19 pandemic, we believe the most important metric for our stockholders for fiscal year 2021 was the Company’s ability to manage cash flow during a time of great economic uncertainty that forced substantial changes in the way the Company was able to conduct its business as a result of the COVID-19 pandemic.

The Committee selects and sets performance metrics and associated targets for our NEOs. These performance metrics typically are separated into two categories: financial metrics and strategy execution KPIs. For fiscal year 2021, given the fact that the Company had suspended providing financial guidance for the first time since our fiscal year 2009, we did a number of internal projections and looked at how we had responded in previous economic downturns, including the 2008 recession, and analyzed what recovery might look like. Given that we were greatly affected by the pandemic in the early months, such that our stock price declined more sharply than that of the S&P 500, we were projecting a long path to recovery. As a result of the uncertainty, the Committee decided to evaluate performance based on achievement of financial metrics initially over two six-month periods and one overall one-year period (with reductions for any amounts earned during the separate six-month periods). The performance goals for each six-month period were initially the same. The Committee subsequently divided the second six-month performance period into two three-month performance periods with significantly higher performance targets and eliminated the overall one-year performance period. For each measurement period, no award was earned in the event the Company’s cash flow was not positive. Utilizing a six-month measurement period followed by two three-month measurement periods allowed the Committee to assess performance mid-year. With this ability, the Committee could evaluate the appropriateness of the performance targets for the third quarter and again for the fourth quarter of the fiscal year with a greater understanding

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of the ongoing economic impacts of the pandemic and set performance targets that were challenging in order to properly motivate the NEOs to achieve our short-term goals. This was done with the best interests of our stockholders in mind to provide agility should the economic conditions improve or deteriorate. As a result of this flexible design, we were able to significantly increase the third quarter goals mid-year and set the fourth quarter maximum target for Fee Revenue near the highest quarterly Fee Revenue ever and for Adjusted EBITDA Margin at the highest quarterly profitability in the Company’s history. The Committee believes, given the economic uncertainty prevailing at the time, they set the performance goals for fiscal year 2021 with appropriate rigor.

For fiscal year 2021, the Committee selected the following financial performance metrics:

Financial Metric
Fee Revenue
Fee Revenue (as approved for purposes of setting KPIs for the bonus plan) is defined as Fee Revenue of the Company for the applicable performance period as determined under GAAP.
Adjusted EBITDA Margin
Adjusted EBITDA Margin (as approved for purposes of setting KPIs for the bonus plan) is defined as GAAP Net Income plus interest expense, income tax provision, depreciation and amortization expenses adjusted to exclude restructuring/integration charges, (“Adjusted EBITDA”) divided by Fee Revenue.
Cash Flow
Cash Flow (as approved for purposes of setting KPIs for the bonus plan) is defined as Adjusted EBITDA plus equity compensation expense plus amortization of prepaid compensation less net cash interest.

In the event that the Company’s Cash Flow was not positive for the initial six-month measurement period and each subsequent three-month measurement period, then no award could be paid for such period. If the Cash Flow threshold was achieved, then each NEO was eligible to earn a percentage of his target bonus based on Adjusted EBITDA Margin and Fee Revenue for each measurement period as shown below:

FY’21 Q1-Q2
Fee Revenue
Adj EBITDA Margin	$500M	$525M	$550M	$575M
0%	0.40x	0.58x	0.63x	0.68x
1%	0.85x	0.98x	1.06x	1.13x
2%	1.10x	1.20x	1.29x	1.38x
3%	1.23x	1.32x	1.41x	1.50x

FY’21 Q3
Fee Revenue
Adj EBITDA Margin	$380M	$395M	$410M	$435M
3%	0.20x	0.29x	0.31x	0.34x
5%	0.43x	0.49x	0.53x	0.56x
7%	0.55x	0.60x	0.65x	0.69x
10%	0.61x	0.66x	0.71x	0.75x

FY’21 Q4
Fee Revenue
Adj EBITDA Margin	$470M	$490M	$515M
17.50%	0.20x	0.27x	0.34x
19.25%	0.49x	0.54x	0.59x
21.00%	0.61x	0.68x	0.75x

I Increasing Difficulty of Quarterly Performance Goals(1)

(1)	For each measurement period, the bottom of each bar represents threshold performance and the top of the bar represents maximum performance.
(2)	The shaded area shows how the fourth quarter Fee Revenue goal compares to the financial guidance for such quarter, the only quarter during fiscal year 2021 for which the Company released such guidance. The dotted line for the first three quarters of the fiscal year reflects that the Company suspended providing financial guidance for the first time since our fiscal year 2009 due to the tremendous economic uncertainty at the time. The Company does not release guidance for Adjusted EBITDA Margin.
(3)	Although the first measurement period was a six-month period measuring combined results for the first and second quarters, the chart above attributes 50% of each goal to each of the first and second quarters equally. The original six-month measurement period for the second half of the year utilized the same goals as the first six-month measurement period, but the goals for the third and fourth quarters were subsequently increased by the Committee as shown above.

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At the time the Committee was tasked with setting the initial goals under our bonus plan for fiscal year 2021, we had just come off of a fourth quarter where performance had declined across the Company. Our fourth quarter of 2020 (which spanned February, March, and April 2020) reflected only a little over one month of the impact of the COVID-19 pandemic and yet our performance was already greatly affected. In particular, Fee Revenue had decreased significantly in the fourth quarter of 2020: by 14.5% compared to the third quarter of fiscal 2020—from $515.3 million (a previous record level) to $440.5 million.

Given the massive uncertainty at the time, we were anticipating a downward trajectory for fiscal year 2021. So severe was the uncertainty that the Company suspended providing financial guidance. As a result, when initially establishing the goals under our annual bonus plan at the beginning of the year, we set the goals for each six-month performance period, when taken on a quarterly basis, below the fiscal year 2020 actual achievement levels for the fourth quarter of fiscal year 2020.

As described above, due to the ongoing uncertainty regarding economic conditions globally, the Committee built flexibility into the bonus program by allowing the opportunity to revisit the goals for the second half of the year, which were initially the same as the goals for the first half of the year, to provide agility should conditions improve or further deteriorate. As described above, this allowed the Committee to increase the third quarter goals (from a maximum target of $575 million in Fee Revenue and 3% in Adjusted EBITDA Margin for the full second six-month period under the initial annual bonus plan design to a maximum target of $435 million in Fee Revenue and 10% in Adjusted EBITDA Margin for the third quarter alone) and set the fourth quarter maximum target for Fee Revenue near the highest quarterly Fee Revenue ever and the Adjusted EBITDA Margin maximum target at the highest quarterly profitability in the Company's history ($515 million and 21%, respectively). It should be noted that the Fee Revenue targets aligned to the Company's internal forecast at the beginning of the third quarter and to the internal forecast as well as external guidance for the fourth quarter.

Under the revised annual bonus plan design, performance for the third and fourth quarters combined required achieving Adjusted EBITDA Margin of at least 3% and Fee Revenue of at least $850 million to earn any payout and, in order to receive the maximum payout, Adjusted EBITDA Margin of 21% and Fee Revenue of $950 million was required. In contrast, for the first and second quarters of the fiscal year, in order to earn any payout the Company had to achieve Adjusted EBITDA Margin of greater than 0% and Fee Revenue of at least $500 million, and to earn a maximum payout, Adjusted EBITDA Margin of 3% and Fee Revenue of $575 million had to be achieved.

Determinations and Results

After the end of each measurement period, the Committee evaluated each NEO’s achievements against the financial targets. Notwithstanding the structure outlined above, while the Committee primarily bases its determination of annual cash incentives on the metrics discussed herein, the Committee retains negative discretion in determining actual annual cash incentive awards.

For fiscal year 2021, Cash Flow was positive in all three measurement periods. The below table shows our actual achievement of Fee Revenue and Adjusted EBITDA Margin for each measurement period, resulting in performance of 294% of target for the entire fiscal year:

Financial Metrics	FY’ 21 Q1 and Q2	FY’ 21 Q3	FY’ 21 Q4
Fee Revenue ($M)	$780	$475	$555
Adjusted EBITDA Margin	9.8%	20.3%	20.3%
Percentage of Annual Target Achieved	150%	75%	69%

In keeping with our efforts to reflect stockholder feedback, the table above incorporates detailed disclosure with actual results and relative results to target. We believe our exceptional performance in the third and fourth quarters of the year, which ultimately led to achievement of 294% under the bonus plan, was in large part due to the diversity and relevance of our offerings focused on people and our ability to adapt to delivering our digital and consulting services in a virtual world. Additionally, our offerings and capabilities across ESG topics, and in particular Diversity, Equity & Inclusion, have provided a competitive edge to support companies in their implementation of best-practices as organizations are shifting how they engage with their people, customers, and communities.

As described above, solely for fiscal year 2021, in consultation with Pearl Meyer, the Committee approved an approximately 50% increase in each NEO’s target bonus opportunity. As a result, the fiscal year 2021 target bonus opportunities were equal to $1,638,000, $862,500, $1,050,000, and $900,000 for each of Messrs. Burnison, Rozek, Mulrooney, and Arian, respectively.

Given the Company’s achievement of 294% of target as described above, each NEO earned the following annual cash incentive amounts: Mr. Burnison—$4,815,720, Mr. Rozek—$2,535,750, Mr. Mulrooney—$3,087,000, and Mr. Arian—$2,646,000 (which amounts represent 294% of their target opportunity for fiscal year 2021).

The Committee has returned to the Company’s standard annual bonus program for fiscal year 2022 consisting of a mix of financial and strategic metrics measured over the course of the fiscal year, with payouts based on the target and maximum opportunities set forth in each NEO’s new employment agreement entered into after the end of the fiscal year, as described in more detail below.

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Long-Term Equity Incentives

Long-term equity incentives are intended to align the NEOs’ interests with those of stockholders and encourage the achievement of the long-term goals of the Company. Long-term incentives are also designed to motivate and help retain top talent. To accomplish these objectives the Committee has discretion to make grants of options, time-based restricted stock, restricted stock units and/or performance-based awards.

The Committee determines long-term incentive award amounts based upon a number of factors including competitive data, total overall compensation provided to each NEO, Company performance during the fiscal year preceding the year of grant, and historic grants. The various factors are not given specific weights; the Committee retains discretion to consider items as it deems appropriate.

In fiscal year 2021, as a result of the uncertain economic environment and the cost reduction measures implemented Company-wide, the Committee, in consultation with Pearl Meyer, determined it was in the Company’s best interest to award our NEOs long-term equity incentives solely in the form of time-based restricted stock. The Committee wanted both to create incentives for our NEOs to remain dedicated to stock price appreciation in the midst of economic uncertainty and retain our NEOs so as to align the NEOs’ interests with the Company’s long-term goals and stockholders’ interests.

In June 2020, when the Committee was determining annual equity awards for the year, the Company had suspended providing financial guidance for the first time since our fiscal year 2009 during the Great Recession, and was projecting a long path to recovery. As described above, we were unable to project performance under our annual bonus plan over the course of the year, and thus the Committee believed it was not responsible to grant long-term performance-based equity awards that would require making projections over a longer period. Also, given that the Compensation Committee had eliminated the fiscal 2020 cash bonuses for NEOs and senior executives, it was based on the Company’s overriding need to retain and incentivize the NEOs and other senior executives to work through the challenging COVID-19 environment and continue the ongoing transformation of the Company to a diversified organizational consulting firm. The current executive team is in the midst of building a more resilient Company with more durable fee revenues so as to remove some of the cyclicality that erodes stockholder value. Retaining the current executive team to navigate the economic downturn was a high priority and a key determinant in the Compensation Committee’s decision-making process. At the time of grant, in consultation with and based on benchmarking data provided by its compensation consultant, the Committee determined that the grant date value of the NEOs’ awards fell within the range of long-term incentives provided by the peer group companies and that this was an appropriate level of equity grant to properly align their interests with the Company’s long-term goals, taking into account individual performance and market compensation levels.

Below we discuss equity grants made during fiscal year 2021 to Messrs. Burnison, Rozek, Mulrooney, and Arian and the payout of the performance awards granted in fiscal year 2019 for which the three-year performance period ended in fiscal year 2021.

Fiscal Year 2021 Equity Awards

In fiscal year 2021, each of Messrs. Burnison, Rozek, Mulrooney, and Arian received a time-based restricted stock award. Mr. Burnison received 207,500 shares, Mr. Rozek received 83,730 shares, Mr. Mulrooney received 91,010 shares, and Mr. Arian received 58,250 shares. The Committee considers this to be a one-time adjustment in the design of the Company’s equity awards in responding to the significant challenges created for the Company’s business as a result of the COVID-19 pandemic. The Committee has returned to the Company’s standard mix of 60% performance-based awards and 40% time-based awards in fiscal year 2022.

Relative TSR Units for the Three-Year Performance Cycle Ending April 30, 2021

April 30, 2021 marked the end of the three-year performance cycle for the performance-based restricted stock units granted to Messrs. Burnison, Rozek, Mulrooney, and Arian in fiscal year 2019 (and discussed in further detail in the Company’s proxy statement for fiscal year 2019). The Company’s relative total stockholder return over the three-year performance period resulted in the Company ranking 4th out of a 13 company peer group (including the Company). This 4th place ranking translates into approximately 150% of the award (i.e., 47,960, 19,910, 14,570, and 5,840 shares, respectively) vesting.

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Other Compensation Elements

Benefits and Perquisites

The Company provides NEOs the same benefits that are provided to all employees, including medical, dental and vision benefits, and participation in the Company’s 401(k) plan. In addition, the NEOs receive the same benefits provided to all employees at the level of vice president and above, including participation in the Company’s nonqualified deferred compensation plan (described below) and executive life insurance.

Nonqualified Deferred Compensation Plan

The Company maintains a nonqualified deferred compensation plan, known as the Korn Ferry Executive Capital Accumulation Plan (“ECAP”). Pursuant to the ECAP, the NEOs, along with all other U.S.-based vice presidents, may defer up to 80% of their salary and/or up to 100% of their annual cash incentive award into the ECAP. Participants in the ECAP make elections on how they would like their deemed account notionally invested from a set line up of 15 predetermined mutual funds. At its discretion, the Company may make contributions to the ECAP on behalf of a participant. All Company matching and performance contributions to the ECAP are approved by the Committee. During fiscal year 2021, no Company contributions were made to the ECAP on behalf of the NEOs. Participants in the ECAP may elect to receive distributions (in lump sum) while employed by the Company (and after such amounts have become vested) or upon termination of their employment with the Company.

Long-Term Performance Unit Plan

In fiscal year 2017, the Committee approved the Korn Ferry Long Term Performance Unit Plan and subsequently approved amendments and restatements of such plan during fiscal year 2020 and fiscal year 2021 (the “LTPU Plan”). The NEOs are eligible to participate in the LTPU Plan. The purpose of the LTPU Plan is to promote the success of the Company by providing a select group of management and highly-compensated employees with nonqualified supplemental retirement benefits as an additional means to attract, motivate, and retain such employees. Pursuant to the LTPU Plan, the Committee may grant cash-based unit awards (the “Unit Awards”). No Unit Awards were granted to the NEOs in fiscal year 2021, and the last awards made to a named executive officer occurred in fiscal year 2017. Unless a participant dies or makes an election in accordance with the LTPU Plan, each vested Unit Award will pay out an annual benefit of either $25,000 (for an award granted prior to June 1, 2020), $10,000 (for an award granted on or after June 1, 2020 and prior to July 1, 2021), or $12,500 (for an award granted on or after July 1, 2021), in either case subject to a potential performance adjustment, for each of five years commencing on the seventh anniversary of the grant date. Subject to the terms of the LTPU Plan, participants may elect to have their annual benefits start on a later date and/or pay out in a lower annual amount over a greater number of years. Unit Awards vest upon the following circumstances: (i) the fourth anniversary of the grant date, subject to continued service as of such date; (ii) the later of the grantee’s 65th birthday and the second anniversary of the grant date, subject to continued services as of each such date; (iii) death or disability; or (iv) a change of control event (as defined in the LTPU Plan). Each Unit Award made under the LTPU Plan has a total value of either $125,000 (for an award granted prior to June 1, 2020), $50,000 (for an award granted on or after June 1, 2020 and prior to July 1, 2021), or $62,500 (for an award granted on or after July 1, 2021) and a base value of either $50,000 (for an award granted prior to June 1, 2020) or $25,000 (for an award granted on or after June 1, 2020). The base value of an LTPU award represents the maximum amount payable upon the partial vesting of such award. If a participant terminates employment prior to death or disability and not for cause, the participant will be entitled to receive a lump sum payment of a portion of the base value of the Unit Award based on the years of service completed since the grant date to the extent that the termination occurs at least 13 months following the grant date. Please refer to the section entitled “Potential Payments Upon Termination or Change of Control” below for further discussion of the LTPU Plan.

Employment Agreements

During fiscal year 2021, each of the Company’s NEOs was covered by an employment contract or letter agreement providing for a minimum annual level of salary, target incentives, eligibility for long-term incentives and benefit eligibility and, in the case of Mr. Burnison, a retention award the ("Retention Award"). The agreements also provide for a severance benefit in the event of a termination of employment without “cause” or for “good reason,” as such terms are defined in the agreements. During fiscal year 2021, the NEOs executed amendments to their then-existing employment contracts and letter agreements, as applicable, formalizing the 50% base salary reductions described above and acknowledging that such reductions will not trigger any good reason or other constructive termination rights.

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Please refer to the sections entitled “Employment Agreements” and “Potential Payments Upon Termination or Change of Control” below for further discussion of these agreements.

On June 28, 2021, following the end of the fiscal year, the Company and each NEO entered into new employment agreements that supersede the prior agreements or letters, as applicable. This was done in connection with the periodic review of our executive employment arrangements both (1) in recognition of the importance of retaining our NEOs, an experienced and seasoned management team in the middle of leading Korn Ferry through a successful multi-year transformation from an Executive Search firm to a diversified organizational consulting firm; and (2) to provide greater protection to the Company in the event of an NEO departure in the form of an expanded list of competitor companies in each NEO's noncompetition covenant. Based on a competitive review conducted by Pearl Meyer, the Committee’s independent advisor, the new agreements provide for the following annual compensation: (1) an annual base salary, effective July 1, 2021, of $1,000,000 for Mr. Burnison, $625,000 for Mr. Rozek, and $550,000 for each of Messrs. Mulrooney and Arian; (2) participation in the Company’s annual cash incentive plan with an annual target award of 150% of annual base salary for Mr. Burnison, 120% of annual base salary for Mr. Rozek, and 100% of annual base salary for Messrs. Mulrooney and Arian, and the ability to earn additional amounts up to a maximum cash award of 200% of the applicable target bonus opportunity for each executive; and (3) subject to approval of the Committee, the NEOs continue to be eligible to participate in the Company’s equity incentive program and in the employee benefit plans, arrangements, and programs maintained from time to time by the Company for the benefit of senior executives.

In addition, the agreement with Mr. Burnison continues to provide the ability to earn the Retention Award originally granted under his previous employment agreement with the Company dated March 30, 2018, in the amount of $5 million, which cliff vests on March 30, 2022. Interest will accrue on the Retention Award from March 30, 2022 until Mr. Burnison’s termination of employment at 120% of the long-term Applicable Federal Rate as in effect from time to time (currently 2.27% for August 2021). Because the required employment period for the Retention Award was more than three-quarters completed at the time the new employment agreement was entered into (the Retention Award is scheduled to vest on March 30, 2022), the Committee believed it was appropriate to provide for full vesting of the Retention Award in the event that, following a change in control, Mr. Burnison's employment is terminated by the Company without “cause” or by Mr. Burnison for “good reason” (as those terms are defined in the new employment agreement). Because this highly contingent accelerated vesting right will cease to exist on March 30, 2022, when the Retention Award otherwise vests, the Committee does not believe that it is appropriate to consider it to be part of Mr. Burnison's ongoing change in control severance benefits.

For all NEOs, the new agreements provide for enhanced severance benefits in the event of a termination of employment without “cause” or for “good reason,” as such terms are defined in the agreements. Mr. Rozek's new agreement also provides for continued vesting of his equity awards (based on actual Company performance in the case of performance awards) in the event of a termination due to his "retirement," as defined in his new agreement, provided he gives the Company at least six months' prior notice. All of the foregoing benefits are conditioned on the executive’s execution and delivery of a general release and compliance with covenants relating to confidentiality, nonsolicitation, and noncompetition. The new agreements are described in more detail in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2021.

It is the Committee’s belief that the employment agreements are necessary from a competitive perspective and contribute to the stability of the management team.

Other Policies

Stock Ownership Policy

The Nominating and Corporate Governance Committee has determined that in order to further align the long-term interests of the Company’s stockholders and its non-employee directors and executive officers, it is in the best interests of the Company to require such directors and officers to have direct ownership in the Company’s common stock. Therefore, it and the Board have adopted the Company’s Stock Ownership Policy, which provides that all NEOs are required to own three times their annual base salary in Company common stock. In addition, the policy requires non-employee directors to hold three times their annual cash retainer in Company common stock. Stock ownership includes direct stock ownership, but does not include unvested restricted stock awards, unvested restricted stock units or unvested options.

Until the stock ownership level is met, each executive officer and non-employee director must retain at least 75% of the net shares (the shares remaining after payment of transaction costs and applicable taxes owed as a result of vesting of the restricted stock) received upon vesting of restricted stock awards and 50% of the net shares (the shares remaining after payment of transaction costs, the option exercise price and applicable taxes owed as a result of the exercise of the option) received upon exercise of stock options.

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Clawback Policy

Pursuant to the Company’s clawback policy, in the event that the Board determines there has been an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, the Board will review all applicable incentive payments and if such payments would have been lower had they been calculated based on such restated results, the Board may, to the extent permitted by governing law, seek to recoup for the benefit of the Company such payments to and/or equity awards held by executive officers or the principal accounting officer who are found personally responsible for the material restatement, as determined by the Board.

Policies Prohibiting Hedging, Speculative Trading and Pledging

The Company has adopted policies prohibiting officers, directors, and employees from engaging in speculative transactions (such as puts, calls, and short sales) or in any type of hedging transaction (such as zero cost collars, equity swaps, exchange funds and forward sale contracts) in Company securities. Further, directors and officers, including all of the NEOs, are expressly prohibited from margining Company securities or pledging Company securities as collateral for a loan.

Internal Revenue Code Section 162(m)

As one of the factors in the review of compensation matters, the Committee considers the anticipated tax treatment to the Company. The deductibility of some types of compensation for NEOs depends upon the timing of a named executive officer’s vesting or exercise of previously granted rights. Prior to the US Tax Cuts and Jobs Act enacted in December of 2017 (the “US Tax Act”), which became effective for the Company at the beginning of fiscal year 2019, compensation that satisfied conditions set forth under Section 162(m) of the Internal Revenue Code to qualify as “performance-based compensation” was not subject to a $1 million limit on deductibility, and the limit did not apply to compensation paid to the Chief Financial Officer. The US Tax Act eliminated the performance-based compensation exception and applied the limit to the Chief Financial Officer and certain former executive officers. With the elimination of the exemption for performance-based compensation, we expect that we will be unable to deduct compensation in excess of $1 million paid to our Chief Executive Officer, Chief Financial Officer, and our other named executive officers covered by Section 162(m). Notwithstanding the repeal of the exemption for “performance-based compensation,” the Committee intends to maintain its commitment to structuring the Company’s executive compensation programs in a manner designed to align pay with performance.

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Compensation and Personnel Committee Report on Executive Compensation

The Compensation and Personnel Committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for the fiscal year ended April 30, 2021, with management. In reliance on the reviews and discussions with management relating to the CD&A, the Compensation and Personnel Committee has recommended to the Board, and the Board has approved, that the CD&A be included in this Proxy Statement.

Compensation and Personnel Committee

Jerry P. Leamon, Chair
Doyle N. Beneby
Lori J. Robinson
George T. Shaheen

Compensation Committee Interlocks and Insider Participation

During fiscal year 2021, at all times, all members of the Compensation and Personnel Committee were “independent”: none were employees or former employees of the Company and none had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. None of our executive officers served on the compensation committee or board of directors of another entity whose executive officer(s) served on our Compensation and Personnel Committee or Board.

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Compensation of Executive Officers and Directors

Fiscal Year 2021, 2020, and 2019 Summary Compensation Table

The following table sets forth information with respect to the total compensation paid to or earned by each of the named executive officers in fiscal year 2021, 2020, and 2019.

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)	Stock Awards ($)	(1)	Non-Equity Incentive Plan Compensation ($)	(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
Gary D. Burnison, President and Chief Executive Officer	2021	796,250	(3)	—	5,700,025		4,815,720		15,862	(4)	19,670	(5)	11,347,527
	2020	910,000		—	3,448,284		—		71,951	(4)	12,750		4,442,985
	2019	910,000		—	6,091,669		2,184,000		21,151	(4)	16,363		9,223,183
Robert P. Rozek, Executive Vice President, Chief Financial Officer and Chief Corporate Officer	2021	503,125	(3)	—	2,300,063		2,535,750		—		18,347	(6)	5,357,285
	2020	575,000		—	1,432,509		—		—		12,750		2,020,259
	2019	575,000		—	2,699,017		1,150,000		—		16,034		4,440,051
Byrne Mulrooney, Chief Executive Officer, of RPO, Professional Search and Digital	2021	393,750	(3)	—	2,500,045		3,087,000		—		235,688	(7)	6,216,483
	2020	450,000		—	1,047,610		—		—		235,320		1,732,930
	2019	450,000		—	1,742,400		1,000,000		—		234,669		3,427,069
Mark Arian, Chief Executive Officer, of Consulting	2021	393,750	(3)	—	1,600,128		2,646,000		—		262,633	(8)	4,902,511
	2020	450,000		—	518,818		—		—		262,084		1,230,902
	2019	450,000		—	748,572		850,000		—		511,582		2,560,154

(1)	Represents the aggregate grant date fair value of awards granted during the fiscal year, calculated in accordance with Accounting Standards Codification, 718, Compensation-Stock Compensation. Certain assumptions used to calculate the valuation of the awards are set forth in Note 4 to the notes to consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended April 30, 2021. For the Relative TSR Units, the grant date fair value is measured using a Monte Carlo simulation valuation model. The simulation model applies a risk-free interest rate and an expected volatility assumption. The risk-free rate is assumed to equal the yield on a three-year Treasury bond on the grant date. Volatility is based on historical volatility for the 36-month period preceding the grant date. For each of the NEOs, the assumed per-share value of Relative TSR Units for the July 9, 2019 annual grant was $37.99 and for the July 9, 2018 annual grant was $84.19. Our Compensation Committee made a one-time decision in early July 2020 to grant time-based equity awards that provided a stronger incentive to retain our NEOs in the face of economic challenges beyond their control as the Board concluded that supporting the continuity and commitment of the Company’s leadership team to lead the Company through the entire course of the impact of the pandemic on the Company’s business would be essential during these uncertain and challenging times. Accordingly, no performance-based shares were granted in fiscal 2021.
(2)	Reflects cash incentive compensation earned under the Company’s annual cash incentive plan in the applicable fiscal year and paid in the following fiscal year.
(3)	In order to assist the Company’s efforts in weathering the economic environment created by COVID-19, the Company and each of the named executive officers agreed to a reduction in each named executive officer’s base salary by 50%, effective May 1, 2020 through December 31, 2020. In light of the Company’s financial performance for the second and third quarters of the Company’s 2021 fiscal year, however, and, as part of a broader program to restore the reduced cash compensation for all of the Company’s employees whose base salaries were reduced, the Committee approved the payment to the Company’s NEOs of an amount equal to the reduced base salary not paid to such officers for the second and third quarters of the Company’s 2021 fiscal year. Reducing the NEOs’ base salaries from May 1, 2020 through December 31, 2020 allowed the Company to conserve cash flow and continue operations during the height of the challenges to our operations as a result of the global pandemic while we re-imagined our business and positioned the Company to succeed. During the Company’s second and third quarters, the Company’s business rebounded dramatically from the fourth quarter of our 2020 fiscal year and the first quarter of our 2021 fiscal year, experiencing sharp improvements in earnings and profitability. As a result of our financial performance and the NEOs’ efforts in leading us through the challenges of the pandemic, the Committee determined it was appropriate to restore base salaries for all employees whose base salaries had been reduced, including our NEOs, and repay the NEOs the portions of their salaries not paid earlier in respect of the second and third quarters of the fiscal year.
(4)	The values in the table represent, for each applicable fiscal year, the aggregate change in the actuarial present value of Mr. Burnison’s accumulated benefit under the Enhanced Wealth Accumulation Plan (the “EWAP”) from the pension plan measurement date used for financial statement reporting purposes with respect to the Company’s audited financial statements for the prior completed fiscal year to the pension plan measurement date used for financial reporting purposes with respect to the Company’s audited financial statements for the covered fiscal year. As discussed under “Fiscal 2021 Pension Benefits,” participants in the EWAP elected to participate in a “deferral unit” that required the participant to contribute a portion of their compensation for an eight-year period, or in some cases, make an after-tax contribution, in return for defined benefit payments from the Company over a fifteen-year period generally at retirement age of 65 or later. Mr. Burnison is the only named executive officer that participates in the EWAP. To date, Mr. Burnison has contributed $55,200 to the EWAP. In June 2003, the Company amended the EWAP plan, so as not to allow new participants or the purchase of additional deferral units by existing participants.

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(5)	Represents 401(k) company contribution of $3,900, an auto allowance of $5,400, executive long-term disability insurance premium and/or imputed income of $770, and executive short-term life insurance premium and/or imputed income of $9,600.
(6)	Represents 401(k) company contribution of $3,900, an auto allowance of $5,400, executive long-term disability insurance premium and/or imputed income of $767, and executive short-term life insurance premium and/or imputed income of $8,280.
(7)	Represents 401(k) company contribution of $3,900, an auto allowance of $5,400, executive long-term disability insurance premium and/or imputed income of $753, executive short-term life insurance premium and/or imputed income of $6,885, and one year of vesting on Mr. Mulrooney’s fiscal year 2017 LTPU award of $218,750. The value of one year of vesting of Mr. Mulrooney’s fiscal year 2017 LTPU award shown in the table represents the maximum benefit pursuant to such units.
(8)	Represents an auto allowance of $5,400, executive long-term disability insurance premium and/or imputed income of $753, executive short-term life insurance premium and/or imputed income of $6,480 and one year of vesting on Mr. Arian’s fiscal year 2017 LTPU award of $250,000. The value of one year of vesting of Mr. Arian’s fiscal year 2017 LTPU award shown in the table represents the maximum benefit pursuant to such units.

Fiscal Year 2021 Grants of Plan-Based Awards

The following table sets forth information with respect to non-equity incentive plan compensation and equity awards granted in fiscal year 2021 to the named executive officers under the Company’s Fourth Amended and Restated 2008 Stock Incentive Plan.

		Estimated Future Payments Under Non-Equity Incentive Plan Awards			Estimated Future Payments Under Equity Incentive Plan Awards			All Other Stock Awards:	Grant
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Shares of Stock (#)	Date Fair Value of Stock Awards
Gary D. Burnison	7/9/2020	—	—	—	—	—	—	207,500	5,700,025
	—	—	1,638,000	4,914,000	—	—	—	—	—
Robert P. Rozek	7/9/2020	—	—	—	—	—	—	83,730	2,300,063
	—	—	862,500	2,587,500	—	—	—	—	—
Byrne Mulrooney	7/9/2020	—	—	—	—	—	—	91,010	2,500,045
	—	—	1,050,000	3,150,000	—	—	—	—	—
Mark Arian	7/9/2020	—	—	—	—	—	—	58,250	1,600,128
		—	900,000	2,700,000	—	—	—	—	—

Employment Agreements

Certain elements of compensation set forth in the “Fiscal Year 2021, 2020, and 2019 Summary Compensation Table” and “Fiscal Year 2021 Grants of Plan-Based Awards Table” reflect the terms of employment or letter agreements entered into between the Company and each of the named executive officers that were in effect during fiscal year 2021.

Gary D. Burnison. During fiscal year 2021, we were party to an amended and restated employment agreement with Mr. Burnison dated March 30, 2018 (the “Burnison Employment Agreement”) pursuant to which Mr. Burnison served as Chief Executive Officer. Pursuant to the Burnison Employment Agreement, we agreed to provide Mr. Burnison with the following annual compensation: (1) an annual base salary of $910,000; (2) participation in the Company’s annual cash incentive plan with an annual target award of 120% of annual base salary and the ability to earn additional amounts up to a maximum cash award of 240% of annual base salary, provided, however, that for fiscal year 2021, the Committee approved a bonus opportunity in excess of the foregoing as described in more detail in the Compensation Discussion and Analysis; and (3) subject to approval of the Board, participation in the Company’s equity incentive program. Pursuant to the Burnison Employment Agreement, Mr. Burnison was also eligible to participate in employee benefit plans, arrangements and programs maintained from time to time by the Company for the benefit of senior executives. On April 14, 2020 and July 9, 2020, the Burnison Employment Agreement was amended to formalize a 50% base salary reduction through December 31, 2020, and to acknowledge that such reduction would not trigger any good reason or other constructive termination rights. As described in more detail in the Compensation Discussion and Analysis, the Committee determined it was appropriate to restore base salaries for all employees whose base salaries had been reduced, including Mr. Burnison, and repay Mr. Burnison the portion of his salary not paid earlier in respect of the second and third quarters of the fiscal year. As described in more detail in the Compensation Discussion and Analysis and the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2021, following the end of the fiscal year, the Company entered into an amended and restated employment agreement with Mr. Burnison dated June 28, 2021.

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Robert P. Rozek. During fiscal year 2021, we were party to an employment agreement with Robert Rozek dated February 6, 2012 and an amendment thereto dated December 28, 2015 (collectively, the “Rozek Employment Agreement”) pursuant to which Mr. Rozek served as Executive Vice President, Chief Financial Officer and Chief Corporate Officer of the Company. The Rozek Employment Agreement provided for an initial term ending on April 30, 2015 that was automatically renewed for successive terms of one year unless sooner terminated. Pursuant to the terms of the Rozek Employment Agreement, Mr. Rozek’s annual base salary for fiscal year 2021 was $575,000 and Mr. Rozek was eligible for an annual target cash incentive award equal to 100% of his annual base salary with the ability to earn additional amounts up to a maximum cash award equal to 200% of his annual base salary, provided, however, that for fiscal year 2021, the Committee approved a bonus opportunity in excess of the foregoing as described in more detail in the Compensation Discussion and Analysis. In addition, pursuant to the Rozek Employment Agreement, Mr. Rozek was eligible to participate in employee benefit plans, arrangements, and programs maintained from time to time by the Company for the benefit of senior executives. On April 14, 2020 and July 8, 2020, the Rozek Employment Agreement was amended to formalize a 50% base salary reduction through December 31, 2020, and to acknowledge that such reduction would not trigger any good reason or other constructive termination rights. As described in more detail in the Compensation Discussion and Analysis, the Committee determined it was appropriate to restore base salaries for all employees whose base salaries had been reduced, including Mr. Rozek, and repay Mr. Rozek the portion of his salary not paid earlier in respect of the second and third quarters of the fiscal year. As described in more detail in the Compensation Discussion and Analysis and the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2021, following the end of the fiscal year, the Company entered into an amended and restated employment agreement with Mr. Rozek dated June 28, 2021.

Byrne Mulrooney. During fiscal year 2021, we were party to a letter agreement with Byrne Mulrooney dated June 26, 2014, (the “Mulrooney Letter Agreement”) pursuant to which Mr. Mulrooney served as the Chief Executive Officer of Recruitment Process Outsourcing, Professional Search and Digital. For fiscal year 2021, the Mulrooney Letter Agreement, as amended, provided for (1) an annual base salary of $450,000; and (2) an annual target incentive award (cash and long-term equity) with a value of $1,150,000, provided, however, that for fiscal year 2021, the Committee approved an opportunity in excess of the foregoing as described in more detail in the Compensation Discussion and Analysis. In addition, pursuant to the Mulrooney Letter Agreement, Mr. Mulrooney was eligible to participate in employee benefit plans, arrangements, and programs maintained from time to time by the Company for the benefit of senior executives. On April 14, 2020 and July 9, 2020, the Mulrooney Letter Agreement was amended to formalize a 50% base salary reduction through December 31, 2020, and to acknowledge that such reduction would not trigger any good reason or other constructive termination rights. As described in more detail in the Compensation Discussion and Analysis, the Committee determined it was appropriate to restore base salaries for all employees whose base salaries had been reduced, including Mr. Mulrooney, and repay Mr. Mulrooney the portion of his salary not paid earlier in respect of the second and third quarters of the fiscal year. As described in more detail in the Compensation Discussion and Analysis and the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2021, following the end of the fiscal year, the Company entered into an employment agreement with Mr. Mulrooney dated June 28, 2021 that supersedes the Mulrooney Letter Agreement.

Mark Arian. During fiscal year 2021, we were party to a letter agreement with Mark Arian dated March 17, 2017 (the “Arian Letter Agreement”) pursuant to which Mr. Arian served as the Chief Executive Officer of Consulting. For fiscal year 2021, the Arian Letter Agreement provided for (1) an annual base salary of $450,000; and (2) an annual target incentive award (cash and long-term equity) with a target value of $1,000,000 and a maximum of $1,550,000, provided, however, that for fiscal year 2021, the Committee approved an opportunity in excess of the foregoing as described in more detail in the Compensation Discussion and Analysis. The Arian Letter Agreement also provided for a one-time award of eight long-term performance units under the Company’s LTPU plan and a sign-on award of restricted stock units with a grant date fair value of $400,000 (the “Sign On Award”) that vest in five equal annual installments on each of the first five anniversaries of the grant date. In addition, pursuant to the Arian Letter Agreement, Mr. Arian was eligible to participate in employee benefit plans, arrangements, and programs maintained from time to time by the Company for the benefit of senior executives. On April 14, 2020 and July 8, 2020, the Arian Letter Agreement was amended to formalize a 50% base salary reduction through December 31, 2020, and to acknowledge that such reduction would not trigger any good reason or other constructive termination rights. As described in more detail in the Compensation Discussion and Analysis, the Committee determined it was appropriate to restore base salaries for all employees whose base salaries had been reduced, including Mr. Arian, and repay Mr. Arian the portion of his salary not paid earlier in respect of the second and third quarters of the fiscal year. As described in more detail in the Compensation Discussion and Analysis and the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2021, following the end of the fiscal year, the Company entered into an employment agreement with Mr. Arian dated June 28, 2021 that supersedes the Arian Letter Agreement.

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Fiscal Year 2021 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to options to purchase shares of the Company’s common stock, restricted stock, and restricted stock unit grants to the named executive officers outstanding as of April 30, 2021.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Not Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that Have Not Vested (#)		Market Value of Shares of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Other Rights that Have Not Vested ($)
Gary D. Burnison	—	—	—	—	—	8,758	(1)	594,581	—		—
	—	—	—	—	—	10,655	(2)	723,368	—		—
	—	—	—	—	—	10,150	(3)	689,084	—		—
	—	—	—	—	—	26,955	(4)	1,829,975	—		—
	—	—	—	—	—	207,500	(5)	14,087,175	—		—
	—	—	—	—	—	—		—	47,960	(6)	3,256,004
	—	—	—	—	—	—		—	107,840	(7)	7,321,258
Robert P. Rozek	—	—	—	—	—	4,248	(1)	288,397	—		—
	—	—	—	—	—	4,430	(2)	300,753	—		—
	—	—	—	—	—	5,073	(3)	344,406	—		—
	—	—	—	—	—	11,205	(4)	760,707	—		—
	—	—	—	—	—	83,730	(5)	5,684,430	—		—
	—	—	—	—	—	—		—	19,910	(8)	1,351,690
	—	—	—	—	—	—		—	44,780	(9)	3,040,114
Byrne Mulrooney	—	—	—	—	—	7,512	(10)	509,990	—		—
	—	—	—	—	—	2,920	(1)	198,239	—		—
	—	—	—	—	—	3,235	(2)	219,624	—		—
	—	—	—	—	—	2,537	(3)	172,237	—		—
	—	—	—	—	—	8,190	(4)	556,019	—		—
	—	—	—	—	—	91,010	(5)	6,178,669	—		—
	—	—	—	—	—	—		—	14,570	(11)	989,157
	—	—	—	—	—	—		—	32,760	(12)	2,224,076
Mark Arian	—	—	—	—	—	1,300	(2)	88,257	—		—
	—	—	—	—	—	1,270	(3)	86,220	—		—
	—	—	—	—	—	4,058	(4)	275,498	—		—
	—	—	—	—	—	58,250	(5)	3,954,593	—		—
	—	—	—	—	—	2,640	(13)	179,230	—		—
	—	—	—	—	—	—		—	5,840	(14)	396,448
	—	—	—	—	—	—		—	16,220	(15)	1,101,176

(1)	The time-based restricted stock grant was made on July 12, 2017, and vests in four equal annual installments beginning on July 12, 2018.
(2)	The time-based restricted stock grant was made on July 9, 2018, and vests in four equal annual installments beginning on July 9, 2019.
(3)	The time-based restricted stock grant was made on July 9, 2018, and vests in three equal annual installments beginning on July 9, 2019.
(4)	The time-based restricted stock grant was made on July 9, 2019, and vests in four equal annual installments beginning on July 9, 2020.
(5)	The time-based restricted stock grant was made on July 8, 2020, and vests in four equal annual installments beginning on July 8, 2021.

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(6)	This grant of Relative TSR Units was made on July 9, 2018. The award has a three-year vesting period after which between 0 and 63,940 shares may vest depending upon the Company’s total stockholder return over the three-year period relative to a peer group of companies. On July 9, 2021, 47,960 shares vested based upon the Company’s total stockholder return over the three-year performance period relative to a peer group of companies.
(7)	This grant of Relative TSR Units was made on July 9, 2019. The award has a three-year vesting period after which between 0 and 107,840 shares may vest depending upon the Company’s total stockholder return over the three-year vesting period relative to a peer group of companies. Calculated using the probable outcome of 200% of target based on performance to date.
(8)	This grant of Relative TSR Units was made on July 9, 2018. The award has a three-year vesting period after which between 0 and 26,540 shares may vest depending upon the Company’s total stockholder return over the three-year period relative to a peer group of companies. On July 9, 2021, 19,910 shares vested based upon the Company’s total stockholder return over the three-year performance period relative to a peer group of companies.
(9)	This grant of Relative TSR Units was made on July 9, 2019. The award has a three-year vesting period after which between 0 and 44,780 shares may vest depending upon the Company’s total stockholder return over the three-year vesting period relative to a peer group of companies. Calculated using the probable outcome of 200% of target based on performance to date.
(10)	The time-based restricted stock grant was made on July 8, 2016, and vests in five equal annual installments beginning on July 8, 2017.
(11)	This grant of Relative TSR Units was made on July 9, 2018. The award has a three-year vesting period after which between 0 and 19,420 shares may vest depending upon the Company’s total stockholder return over the three-year period relative to a peer group of companies. On July 9, 2021, 14,570 shares vested based upon the Company’s total stockholder return over the three-year performance period relative to a peer group of companies.
(12)	This grant of Relative TSR Units was made on July 9, 2019. The award has a three-year vesting period after which between 0 and 32,760 shares may vest depending upon the Company’s total stockholder return over the three-year vesting period relative to a peer group of companies. Calculated using the probable outcome of 200% of target based on performance to date.
(13)	The time-based restricted stock grant was made on April 3, 2017, and vests in five equal annual installments beginning on April 3, 2018.
(14)	This grant of Relative TSR Units was made on July 9, 2018. The award has a three-year vesting period after which between 0 and 7,780 shares may vest depending upon the Company’s total stockholder return over the three-year period relative to a peer group of companies. On July 9, 2021, 5,840 shares vested based upon the Company’s total stockholder return over the three-year performance period relative to a peer group of companies.
(15)	This grant of Relative TSR Units was made on July 9, 2019. The award has a three-year vesting period after which between 0 and 16,220 shares may vest depending upon the Company’s total stockholder return over the three-year vesting period relative to a peer group of companies. Calculated using the probable outcome of 200% of target based on performance to date.

Stock Vested in Fiscal Year 2021

The following table sets forth information with respect to and the vesting of stock awards for each of the named executive officers during the fiscal year ended April 30, 2021.

	Option Awards		Stock Awards
			Number of
	Number of	Value	Shares	Value
	Shares	Realized on	Acquired on	Realized on
	Acquired	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)
Gary D. Burnison	—	—	88,098	2,428,091
Robert P. Rozek	—	—	41,790	1,152,709
Byrne Mulrooney	—	—	31,446	867,541
Mark Arian	—	—	5,912	252,996

Fiscal Year 2021 Pension Benefits

The following table sets forth the pension benefits of the named executive officers as of April 30, 2021.

		Number of
		Years Credited
		Service or		Present Value	Payments
		Number of		of Accumulated	During Last
		Units Earned		Benefit	Fiscal Year
Name	Plan Name	(#)	(1)	($)	($)
Gary D. Burnison	Executive Wealth Accumulation Plan (“EWAP”)	15		406,913	—

(1)	Upon attaining 15 years of service, Mr. Burnison qualified for an “early retirement benefit” under the EWAP. Because Mr. Burnison has made the mandatory contributions for the eight-year period as required under the EWAP, he is now entitled to an unreduced benefit.

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Enhanced Wealth Accumulation Plan

The EWAP was established in fiscal year 1994. Certain vice presidents elected to participate in a “deferral unit” that required the participant to contribute a portion of their compensation for an eight-year period, or in some cases, make an after-tax contribution, in return for defined benefit payments from the Company over a 15-year period generally at retirement age of 65 or later. Participants were able to acquire additional “deferral units” every five years.

In June 2003, the Company amended the EWAP so as not to allow new participants or the purchase of additional deferral units by existing participants. The assumptions used to calculate the present value of the accumulated benefit under the EWAP are set forth in Note 6 to the notes to consolidated financial statements in our Annual Report on Form 10-K for the year ended April 30, 2021.

Fiscal Year 2021 Nonqualified Deferred Compensation

The nonqualified deferred compensation plan earnings and withdrawals of the named executive officers as of April 30, 2021, are set forth in the table below.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings/loss	Withdrawals/	Balance at Last
	in Last FY	in Last FY	in Last FY	Distributions	FYE
Name	($)	($)	($)	($)	($)
Gary D. Burnison	—	—	408,425	—	1,614,834(1)
Robert P. Rozek	—	—	—	—	—
Byrne Mulrooney	—	—	—	—	875,000(2)
Mark Arian	—	—	—	—	1,000,000(2)
(1)	The "Aggregate Balance at Last FYE" is comprised of contributions made by both Mr. Burnison and the Company of which $209,000 was reported as contributions in Summary Compensation Tables in prior-year proxy statements beginning with the fiscal 2007 proxy statement. The information in this footnote is provided to clarify the extent to which amounts payable as deferred compensation represent compensation reported in our prior proxy statements, rather than additional currently earned compensation.
(2)	On July 8, 2016, the Company established the LTPU Plan in order to promote the success of the Company by providing a select group of management and highly compensated employees with nonqualified supplemental retirement benefits as an additional means to attract, motivate, and retain such employees. A unit award has a base value of $50,000 for the purpose of determining the payment that would be made upon early termination for a partially vested unit award. The units vest 25% on each anniversary date, with the unit becoming fully vested on the fourth anniversary of the grant date, subject to the participant’s continued service as of each anniversary date. Each vested unit award will pay out an annual benefit of $25,000 for each of five years commencing on the seventh anniversary of the grant date. On July 9, 2016, Mr. Mulrooney received seven units and on April 3, 2017, Mr. Arian received eight units, and the value shown in the table represents the maximum benefit pursuant to such units. Mr. Mulrooney’s award vested 25% in each of fiscal 2018, 2019, 2020, and 2021 and the value of $218,750 was reported in the Summary Compensation Table in each year. Mr. Arian’s award vested 50% in fiscal 2019 and 25% in each of fiscal 2020 and 2021 and the value of $500,000 was reported in the Summary Compensation Table for fiscal 2019 and $250,000 was reported in the Summary Compensation Table for each of fiscal year 2020 and 2021. As of April 30, 2021, Mr. Mulrooney’s and Mr. Arian’s awards are fully vested.

Please see the “Other Compensation Elements” section beginning on page 49 for further discussion of the Company’s nonqualified deferred compensation plan.

Potential Payments Upon Termination or Change of Control

The tables below reflect the amount of compensation that would become payable to each of the named executive officers under existing plans and arrangements if that named executive officer’s employment had terminated on April 30, 2021 (pursuant to his employment agreement then in effect), given the named executive officer’s compensation and service levels as of such date (not taking into effect, however, the temporary reductions in base salary agreed to by the named executive officers, as provided in the applicable amendments to their employment agreements or letters) and, if applicable, based on the Company’s closing stock price on that date. These benefits are in addition to benefits available prior to the occurrence of any termination of employment, including benefits generally available to salaried employees, such as distributions under the Company’s 401(k) plan and EWAP, and previously accrued and vested benefits under the Company’s LTPU Plan and nonqualified deferred compensation plan, as described in the tables above. The actual amounts that would be paid upon a named executive officer’s termination of employment can be determined only at the time of such named executive officer’s separation from the Company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the named executive officer’s age. In addition, in connection with any actual termination of employment, the Company may determine to enter into an agreement or to establish an arrangement

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providing additional benefits or amounts, or altering the terms of benefits described below, as the Committee determines appropriate. Further, the Company entered into a revised employment agreement with each of the NEOs as described in more detail in the Compensation Discussion and Analysis and the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 2021, which in certain circumstances provide for benefits greater than those that would have been provided under the employment agreements in effect as of April 30, 2021. References to “performance shares” mean any outstanding Relative TSR Units.

Gary D. Burnison. Under the Burnison Employment Agreement, if Mr. Burnison’s employment had been terminated as of April 30, 2021, due to death or disability, then he, or his legal representatives, would have received: (1) all accrued compensation as of the date of termination; (2) full vesting of all outstanding stock options, other equity-type incentives (excluding performance shares) and benefits under the ECAP; (3) a pro rata portion of his target annual cash incentive award for fiscal year 2021 based on the target opportunity set forth in the Burnison Employment Agreement; (4) the number of performance shares that would have been earned if he had served the Company for the entire performance period and the target performance had been achieved; and (5) reimbursement of COBRA coverage premiums for Mr. Burnison and his dependents for as long as such coverage was available under COBRA. In addition, any unvested amount of the Retention Award would have vested.

If we terminated Mr. Burnison’s employment for cause or he voluntarily terminated his employment without good reason as of April 30, 2021, then we would have paid him accrued compensation through the date of termination.

Under the Burnison Employment Agreement, if Mr. Burnison’s employment was terminated by us without cause or by Mr. Burnison for good reason (an “Involuntary Termination”) as of April 30, 2021, and such termination had occurred prior to a change in control or more than 12 months after a change in control (and in any event prior to March 30, 2022 (the “Retention Vesting Date”)), then we would have provided him with the following: (1) his accrued compensation; (2) a pro rata portion of his annual cash incentive award, based on actual Company performance, for the year in which his employment terminated; (3) cash payments equal to the greater of (i) the sum of one and one-half times his then current annual base salary and one and one-half times his target bonus opportunity as set forth in the Burnison Employment Agreement, or (ii) the prorated amount of the Retention Award based on days worked during the four-year vesting period; (4) for up to 18 months after termination, reimbursement of COBRA coverage premiums for him and his dependents for as long as such coverage was available under COBRA; (5) continued vesting of all outstanding stock options, other equity-type incentives, other long-term awards and all benefits held under the ECAP (excluding performance shares) (collectively, the “Time Vested Awards”) disregarding such termination; and (6) continued vesting for performance shares disregarding such termination. As an exception, the post-change of control double trigger equity severance vesting rules described below would continue to apply in the event of an Involuntary Termination within 12 months after a change of control.

The Burnison Employment Agreement provides that if there was a change of control and within 12 months, Mr. Burnison’s employment was terminated by us without cause or by Mr. Burnison for good reason (and in any event prior to the Retention Vesting Date), then we would have provided him with the following: (1) his accrued compensation; (2) a pro rata portion of his target annual cash incentive award based on the target opportunity as set forth in the Burnison Employment Agreement; (3) cash payments equal to the greater of (i) the sum of two times his annual base salary and two times his target bonus opportunity as set forth in the Burnison Employment Agreement, or (ii) the Retention Award; (4) for up to 18 months after termination, reimbursement of COBRA coverage premiums for him and his dependents for so long as such coverage is available under COBRA and for six months thereafter, reimbursement of a portion of the cost of healthcare coverage for him and his dependents; (5) vesting on the date of termination of all outstanding Time Vested Awards; (6) a pro rata award of performance shares based on the greater of the Company’s actual performance and target performance and the number of days in the performance period prior to the change in control; and (7) a pro rata award of performance shares based on target performance and the number of days remaining in the performance period after a change in control.

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Under the Burnison Employment Agreement, the severance benefits described above are conditioned on Mr. Burnison’s execution and delivery of a general release and compliance with covenants relating to confidentiality, non-solicitation, and non-competition.

	Prior to a Change
	in Control or More	Within 12 Months
	than 12 Months after	after a Change
	a Change in Control	in Control and
	and Termination	Termination
	Without Cause or	Without Cause or	Death or
Gary D. Burnison	With Good Reason	With Good Reason	Disability
Equity/ECAP (excluding performance-based shares)	$17,924,182	$17,924,182	$17,924,182
Performance-Based Shares(1)	6,916,633	6,916,633	6,916,633
Base Salary	—	—	—
Bonus	4,815,720	1,092,000	1,092,000
Retention Award	3,856,947	5,000,000	5,000,000
Health Benefits	48,467	64,623	96,934	(2)
TOTAL	$33,561,949	$30,997,438	$31,029,749
(1)	For the calculations above, if performance shares would vest based on actual Company performance, to the extent the applicable vesting period was still ongoing as of the end of fiscal 2021, it was assumed that the Company achieved target performance. With respect to Mr. Burnison’s grants of performance shares for which the measurement period ended on April 30, 2021 (and vested on July 9, 2021), actual results were used in the calculations. With respect to Mr. Burnison’s grant of performance shares for which the measurement period ended on April 30, 2021, the measurement period was assumed to have concluded prior to his termination for purposes of the table.
(2)	Where Mr. Burnison or his dependents are entitled to COBRA for as long as COBRA is available, we have assumed entitlement to 36 months of COBRA as that is the maximum length of time for which such benefits may be available.

Robert P. Rozek. Under the Rozek Employment Agreement, if Mr. Rozek’s employment had been terminated due to death or disability as of April 30, 2021, then he, or his legal representatives, would have received: (1) all accrued compensation as of the date of termination; (2) full vesting of all outstanding stock options and other equity-type incentives (excluding performance shares and benefits under the ECAP, if any); (3) a pro rata portion of his target annual cash incentive award for fiscal year 2021 based on the target opportunity set forth in the Rozek Employment Agreement; (4) the number of performance shares that would have been earned if he had served the Company for the entire performance period and the target performance had been achieved; and (5) reimbursement of COBRA coverage premiums for him and his dependents for as long as such coverage is available under COBRA.

If we had terminated Mr. Rozek’s employment for cause or he had voluntarily terminated his employment without good reason as of April 30, 2021, then we would have paid him accrued compensation through the date of termination.

In the event that Mr. Rozek’s employment had been terminated by the Company without cause or by Mr. Rozek for good reason as of April 30, 2021, and such termination had occurred prior to a change in control or more than 12 months after a change in control, the Company would have paid Mr. Rozek the following severance payments: (1) his accrued compensation; (2) a pro-rata portion of his annual cash incentive award, based on actual Company performance, for the year in which his employment terminated; (3) a cash payment equal to one time his then current annual base salary to be paid over 12 months; (4) reimbursement of COBRA coverage premiums for Mr. Rozek and his covered dependents for up to 18 months; (5) all outstanding equity incentive awards (other than any performance shares) held by Mr. Rozek and benefits under the Company’s ECAP (if any) at the time of termination that would have vested in the 12 months following the date of termination would have become fully vested as of the date of termination; and (6) a pro rata award of performance shares based on actual performance and the number of days Mr. Rozek was employed during the performance period plus an additional year (provided this number of days does not exceed the number of days in the performance period).

In the event that Mr. Rozek’s employment had been terminated by the Company without cause or by Mr. Rozek for good reason within 12 months following a change in control, the Company would have paid Mr.  Rozek the following severance payments: (1) his accrued compensation; (2) a pro-rata portion of his target annual cash incentive award for fiscal year 2021 based on the target opportunity set forth in the Rozek Employment Agreement; (3) a cash payment equal to the sum of one time his current annual base salary and one time his target bonus for fiscal year 2021 based on the target opportunity set forth in the Rozek Employment Agreement to be paid over 12 months; (4) reimbursement of COBRA coverage premiums for Mr. Rozek and his covered dependents for up to 18 months, plus an additional six months of health plan premium reimbursement; (5) all outstanding stock options and other equity type incentives held by Mr. Rozek and benefits under the ECAP (if any) at the time of termination, except for performance shares, would have become fully vested as of the date of termination; (6) a pro-rata number of performance shares and/or a payout under any long-term performance-based cash incentive program based on actual performance and the number of days in the performance period prior to the change in control; and (7) a pro-rata number of performance shares and/or a payout under any long-term performance-based cash incentive program based on target performance and the number of days remaining in the performance period after the change in control.

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In the event Mr. Rozek’s employment had been terminated by the Company without cause upon the expiration of any one-year term of the Rozek Employment Agreement, the Company would have paid Mr. Rozek his accrued compensation and, subject to Mr. Rozek’s provision of transition services to the Company for a period of three months (during which time Mr. Rozek would be entitled to continued pay at his then current annual base salary rate and participation in the Company’s welfare benefit plans, but no additional bonus or equity compensation), (1) a cash payment equal to one time his then current annual base salary to be paid in equal monthly installments over 12 months, (2) reimbursement of COBRA coverage premiums for Mr. Rozek and his covered dependents for up to 18 months following termination, (3) the equity awards initially granted to Mr. Rozek in connection with the Rozek Employment Agreement would have become fully vested (assuming the target performance), (4) all outstanding equity incentive awards (other than the equity awards initially granted to Mr. Rozek in connection with the Rozek Employment Agreement and any other performance shares) held by Mr. Rozek and benefits under the ECAP (if any) at the time of termination that would have vested in the 12 months following the date of termination would have become fully vested as of the date of termination, and (5) a pro rata award of performance shares based on actual performance and the number of days Mr. Rozek was employed during the performance period plus an additional year (provided this number of days does not exceed the number of days in the performance period).

The severance benefits described above are conditioned on Mr. Rozek’s execution and delivery of a general release and compliance with covenants relating to confidentiality, non-solicitation, and non-competition.

	Prior to a Change
	in Control or More	Within 12 Months
	than 12 Months after	after a Change
	a Change in Control	in Control and
	and Termination	Termination
	Without Cause or	Without Cause or	Death or
Robert P. Rozek	With Good Reason	With Good Reason	Disability
Equity (excluding performance-based shares)	$2,457,844	$7,378,693	$7,378,693
Performance-Based Shares(1)	2,871,747	2,871,747	2,871,747
Base Salary	575,000	575,000	—
Bonus	2,535,750	1,150,000	575,000
Health Benefits	30,608	40,809	61,214	(2)
TOTAL	$8,470,949	$12,016,249	$10,886,654
(1)	For the calculations above, if performance shares would vest based on actual Company performance, to the extent the applicable vesting period was still ongoing as of the end of fiscal 2021, it was assumed that the Company achieved target performance. With respect to Mr. Rozek’s grants of performance shares for which the measurement period ended on April 30, 2021 (and vested on July 9, 2021), actual results were used in the calculations. With respect to Mr. Rozek’s grant of performance shares for which the measurement period ended on April 30, 2021, the measurement period was assumed to have concluded prior to his termination for purposes of the table.
(2)	Where Mr. Rozek or his dependents are entitled to COBRA for as long as COBRA is available, we have assumed entitlement to 36 months of COBRA as that is the maximum length of time for which such benefits may be available.

Byrne Mulrooney. Under the Mulrooney Letter Agreement, in the event that Mr. Mulrooney’s employment had been terminated by the Company for any reason other than cause or due to Mr. Mulrooney’s death or disability or by Mr. Mulrooney for good reason as of April 30, 2021, and such termination had occurred prior to or more than 12 months following the occurrence of a change in control, the Company would have paid Mr. Mulrooney the following severance payments subject to his execution and delivery of a general release and compliance with the restrictive covenants set forth in the Mulrooney Letter Agreement: (1) his accrued compensation; (2) a pro-rata portion of his annual cash incentive award, based on actual Company performance, for the year in which his employment terminated; (3) a cash payment equal to one time his then current annual base salary to be paid in equal monthly installments over 12 months; (4) reimbursement of COBRA coverage premiums for Mr. Mulrooney and his covered dependents for up to 18 months following termination; (5) all outstanding equity incentive awards (other than any performance shares) held by Mr. Mulrooney and benefits under the Company’s ECAP (if any) at the time of termination that would have vested in the 12 months following the date of termination would have become fully vested as of the date of termination; and (6) a pro rata award of performance shares based on actual performance and the number of days Mr. Mulrooney was employed during the performance period plus an additional year (provided this number of days does not exceed the number of days in the performance period).

In the event that Mr. Mulrooney’s employment had been terminated by the Company for any reason other than cause or due to Mr. Mulrooney’s death or disability or by Mr. Mulrooney for good reason and such termination had occurred within 12 months following the occurrence of a change in control, then Mr. Mulrooney would have been entitled to receive the same severance benefits as described above (subject to the execution and delivery of a general release and compliance with the restrictive covenants in the Mulrooney Letter Agreement) except that the cash payment described in (3) above would equal one time Mr. Mulrooney’s then current annual base salary plus his then current target annual incentive award (as set forth in the Mulrooney Letter Agreement) and Mr. Mulrooney would be entitled to full vesting of his outstanding equity awards and benefits under the ECAP (if any); provided, however, that with respect to performance shares, such vesting would have been based on actual performance through the date of the change in control.

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In addition, pursuant to the terms of the LTPU Plan and Mr. Mulrooney’s LTPU award, his unvested LTPU award would become vested upon the occurrence of his death or disability or in the event of a change in control and, in the case of death or disability, payout of the award, which generally occurs in five equal annual installments commencing in the calendar year including the seventh anniversary of the grant date and over four years thereafter (unless elected otherwise), would commence on the 60th day following a termination due to death or would be payable as a single lump sum in the year in which a disability occurs. Each unit awarded under the LTPU Plan has a total value of $125,000 and a base value of $50,000, which is relevant for purposes of determining the value of payout of a partially-vested LTPU award. Mr. Mulrooney was awarded seven units under the LTPU Plan and thus the total value of his vested award is $875,000 and the total base value of his award is $350,000. If Mr. Mulrooney terminates employment prior to his death or disability and not for cause, he is entitled to a lump sum payment of a portion of the base value of his award based on the years of service completed since the grant date to the extent that the termination occurs at least 13 months following the grant date. Because Mr. Mulrooney’s LTPU award was made on July 8, 2016, such a termination occurring on April 30, 2021, would entitle him to 100% of the base value of his award.

	Prior to a Change
	in Control or More	Within 12 Months
	than 12 Months after	after a Change
	a Change in Control	in Control and
	and Termination	Termination
	Without Cause or	Without Cause or	Change of	Death or
Byrne Mulrooney	With Good Reason	With Good Reason	Control	Disability
Equity (excluding performance-based shares)	$2,720,262	$7,834,778	$—	$—
Performance-Based Shares(1)	2,101,196	2,101,196	—	—
Base Salary	450,000	450,000	—	—
Bonus	3,087,000	4,237,000	—	—
Health Benefits	40,032	40,032	—	—
LTPU Award(2)	350,000	—	875,000	875,000
TOTAL	$8,748,490	$14,663,006	$875,000	$875,000
(1)	For the calculations above, if performance shares would vest based on actual Company performance, to the extent the applicable vesting period was still ongoing as of the end of fiscal 2021, it was assumed that the Company achieved target performance. With respect to Mr. Mulrooney’s grants of performance shares for which the measurement period ended on April 30, 2021 (and vested on July 9, 2021), actual results were used in the calculations. With respect to Mr. Mulrooney’s grant of performance shares for which the measurement period ended on April 30, 2021, the measurement period was assumed to have concluded prior to his termination for purposes of the table.
(2)	The vesting of Mr. Mulrooney’s LTPU award would accelerate on a change of control or a termination due to death or disability and, in the case of death or disability, payout of the award, which generally occurs in five equal annual installments commencing in the calendar year including the seventh anniversary of the grant date and over four years thereafter (unless elected otherwise) would commence on the 60th day following a termination due to death but would still occur in equal annual installments in accordance with the terms of the LTPU plan or would be payable as a single lump sum in the year in which a disability occurs.

Mark Arian. Under the Arian Letter Agreement, in the event that Mr. Arian’s employment had been terminated by the Company for any reason other than cause (and not due to Mr. Arian’s death or disability) or by Mr. Arian for good reason, and such termination had occurred prior to or more than 12 months following the occurrence of a change in control, Mr. Arian would have become entitled to the following payments and benefits subject to his execution and delivery of a general release and compliance with the restrictive covenants set forth in the Arian Letter Agreement: (1) his accrued compensation; (2) a pro-rata portion of his annual cash incentive award, based on actual Company performance, for the year in which his employment terminated; (3) a cash payment equal to one time his then current annual base salary to be paid in equal monthly installments over 12 months; (4) reimbursement of COBRA coverage premiums for Mr. Arian and his covered dependents for up to 18 months following termination; (5) full vesting of the Sign On Equity Award (as defined in the Arian Letter Agreement) to the extent then outstanding and unvested; (6) all outstanding equity incentive awards (other than the Sign On Equity Award and any performance shares) held by Mr. Arian and benefits under the Company’s ECAP (if any) at the time of termination that would have vested in the 12 months following the date of termination would have become fully vested as of the date of termination; (7) outstanding LTPU awards will be treated in accordance with the LTPU Plan (as described in more detail below); and (8) a pro rata award of performance shares and/or long-term performance-based cash incentives based on actual performance and the number of days Mr. Arian was employed during the performance period plus an additional year (provided this number of days does not exceed the number of days in the performance period).

In addition, in the event that Mr. Arian’s employment had been terminated by the Company for any reason other than cause (and not due to death or disability) or by Mr. Arian for good reason and such termination had occurred within 12 months following the occurrence of a change in control, then Mr. Arian would have been entitled to receive the same severance benefits as described in (3) through (8) above (subject to the execution and delivery of a general release and compliance with the restrictive covenants in the Arian Letter Agreement) except that the cash payment described in (3) above would equal one time Mr. Arian’s then current annual base salary plus his then current target annual incentive award (as set forth in the Arian Letter Agreement) and Mr. Arian would have been entitled to full vesting of his outstanding equity awards and benefits under the ECAP (if any); provided, however, that with respect to performance shares, such vesting would have been based on actual performance through the date of the change in control.

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Pursuant to the terms of the LTPU Plan and Mr. Arian’s LTPU award, his unvested LTPU award would become vested upon the occurrence of his death or disability or in the event of a change in control and payout of the award, which generally occurs in five equal annual installments commencing in the calendar year including the seventh anniversary of the grant date and over four years thereafter (unless elected otherwise), would commence on the 60th day following a termination due to death or would be payable as a single lump sum in the year in which a disability occurs. Each unit awarded under the LTPU Plan has a total value of $125,000 and a base value of $50,000. Mr. Arian was awarded eight units under the LTPU Plan and thus the total value of his vested award is $1,000,000 and the total base value of his award is $400,000. If Mr. Arian terminates employment prior to his death or disability and not for cause, he is entitled to a lump sum payment of a portion of the base value of his award based on the years of service completed since the grant date to the extent that the termination occurs at least 13 months following the grant date. Because Mr. Arian’s LTPU award was made in April 2017, such a termination occurring on April 30, 2021, would entitle him to 100% of the base value of his award.

Mark Arian	Prior to a Change in Control or More than 12 Months after a Change in Control and Termination Without Cause or With Good Reason	Within 12 Months after a Change in Control and Termination Without Cause or With Good Reason	Change of Control	Death or Disability
Equity (excluding performance-based shares)	$1,390,048	$4,583,797	$—	$—
Performance-Based Shares(1)	947,066	947,066	—	—
Base Salary	450,000	450,000	—	—
Bonus	2,646,000	3,646,000	—	—
Health Benefits	48,466	48,466	—	—
LTPU Award(2)	400,000	—	1,000,000	1,000,000
TOTAL	$5,881,580	$9,675,329	$1,000,000	$1,000,000
(1)	For the calculations above, if performance shares would vest based on actual Company performance, to the extent the applicable vesting period was still ongoing as of the end of fiscal 2021, it was assumed that the Company achieved target performance. With respect to Mr. Arian’s grants of performance shares for which the measurement period ended on April 30, 2021 (and vested on July 9, 2021), actual results were used in the calculations. With respect to Mr. Arian’s grant of performance shares for which the measurement period ended on April 30, 2021, the measurement period was assumed to have concluded prior to his termination for purposes of the table.
(2)	The vesting of Mr. Arian’s LTPU award would accelerate on a change of control or a termination due to death or disability and, in the case of death or disability, payout of the award, which generally occurs in five equal annual installments commencing in the calendar year including the seventh anniversary of the grant date and over four years thereafter (unless elected otherwise) would commence on the 60th day following a termination due to death but would still occur in equal annual installments in accordance with the terms of the LTPU plan or would be payable as a single lump sum in the year in which a disability occurs.

For purposes of the foregoing employment agreements (as in effect on April 30, 2021), “cause,” “change in control,” “and “good reason,” generally mean the following:

•	“Cause” means:
	–	conviction of any felony or other crime involving fraud, dishonesty or acts of moral turpitude or pleading guilty or nolo contendere to such charges; or
	–	reckless or intentional behavior or conduct that causes or is reasonably likely to cause the Company material harm or injury or exposes or is reasonably likely to expose the Company to any material civil, criminal or administrative liability; or
	–	any material misrepresentation or false statement made by the executive in any application for employment, employment history, resume or other document submitted to the Company, either before, during or after employment; or
	–	for Messrs. Mulrooney and Arian, material violation of the Company’s material written policies or procedures; or
	–	for Mr. Arian, certain representations under the Arian Letter Agreement are untrue.
•	“Change in Control” means:
	–	an acquisition by any person of beneficial ownership or a pecuniary interest in more than 30% (50% for Mr. Burnison) of the common stock of the Company or voting securities entitled to then vote generally in the election of directors (“Voting Stock”) of the Company, after giving effect to any new issue in the case of an acquisition from the Company;
	–	the consummation of a merger, consolidation, or reorganization of the Company or of a sale or other disposition of all or substantially all of the Company’s consolidated assets as an entirety (collectively, a “Business Combination”), other than a Business Combination (a) in which all or substantially all of the holders of Voting Stock of the Company hold or receive directly or indirectly 70% (50% for Mr. Burnison and for Messrs. Mulrooney and Arian, more than 50%) or more of the Voting Stock of the entity resulting from the Business Combination (or a parent company), and (b) after which no person (other than certain excluded persons) owns more than 30% (50% for Mr. Burnison) of the Voting Stock of the resulting entity (or a parent company) who did not own directly or indirectly at least that percentage of the Voting Stock of the Company immediately before the Business Combination, and (c) after which one or more excluded persons own an aggregate amount of Voting Stock of the resulting entity at least equal to the aggregate number of shares of Voting Stock owned by any persons who (i) own more than 5% of the Voting Stock of the resulting entity, (ii) are not excluded persons, (iii) did not own directly or indirectly at least the same percentage of the Voting Stock of the Company immediately

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before the Business Combination, and (iv) in the aggregate own more than 30% (50% for Mr. Burnison) of the Voting Stock of the resulting entity;
–	approval by the Board of the Company and (if required by law) by stockholders of the Company of a plan to consummate (or, for Mr. Burnison, consummation of) the dissolution or complete liquidation of the Company; or
•	during any period of two consecutive years, individuals who at the beginning of such period constituted the Board and any new directors whose appointment, election, or nomination for election was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose appointment, election or nomination for election was previously so approved (all such directors, “Incumbent Directors”), cease for any reason to constitute a majority of the Board. Notwithstanding the above provisions, no “Change in Control” shall be deemed to have occurred if a Business Combination, as described above, is effected and a majority of the Incumbent Directors, through the adoption of a Board resolution, determine that, in substance, no Change in Control has occurred.
•	“Good Reason” for purposes of Mr. Burnison means, if without Mr. Burnison’s prior written consent:
	–	the Company materially reduces Mr. Burnison’s duties or responsibilities as Chief Executive Officer or assigns him duties which are materially inconsistent with his duties or which materially impair his ability to function as Chief Executive Officer;
	–	the Company reduces Mr. Burnison’s base salary or target annual incentive award under the Company’s annual cash incentive bonus plan (in each case, other than as part of an across-the-board reduction applicable to all executive officers of the Company);
	–	the Company fails to perform or breaches its obligations under any other material provision of the Burnison Employment Agreement and fails to cure such failure or breach within the period required by the Burnison Employment Agreement;
	–	Mr. Burnison’s primary location of business is moved by more than 50 miles, subject to certain exceptions set forth in the Burnison Employment Agreement;
	–	the Company reduces Mr. Burnison’s title of Chief Executive Officer or removes him; or
	–	the Company fails to obtain the assumption in writing of its obligation to perform the Burnison Employment Agreement by any successor to all or substantially all of the assets of the Company within 15 days after a merger, consolidation, sale or similar transaction.
•	“Good Reason” for purposes of Mr. Rozek means, if without Mr. Rozek’s prior written consent:
	–	the Company materially reduces Mr. Rozek’s title, duties or responsibilities as Chief Financial Officer, or removes him;
	–	the Company reduces Mr. Rozek’s then current base salary or target award opportunity under the Company’s annual and/or long-term incentive compensation program(s) (in each case, other than as part of an across-the-board reduction (other than relating to Base Salary within the first 12 months of the Term) applicable to all “named executive officers” of the Company (as defined under Item 402 of Regulation S-K and to the extent employed by the Company at that time) and/or other than as a result of the exercise of the Compensation Committee’s discretion with respect to the long-term incentive compensation program); or
	–	Mr. Rozek’s primary location of business is moved by more than 50 miles (other than in connection with a move of the Company’s corporate headquarters).
•	“Good Reason” for purposes of Messrs. Mulrooney and Arian means, if without Mr. Mulrooney’s or Mr. Arian’s prior written consent and subject to the Company’s cure right:
	–	The Company materially reduces his duties or responsibilities as Chief Executive Officer, Recruitment Process Outsourcing, Professional Search and Digital or Consulting, as applicable; or
	–	The Company materially reduces his then current base salary or target annual incentive award (other than as part of an across-the-board reduction applicable to all “named executive officers” of the Company); or
	–	for Mr. Arian, the Company materially breaches a material term of the Arian Letter Agreement.

Pay Ratio Disclosure

The 2021 annual total compensation of the median compensated of all our employees, other than our CEO Gary Burnison, was $78,048; Mr. Burnison’s 2021 annual total compensation was $11,347,527, and the ratio of these amounts was 1-to-145.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and  compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. For these purposes, we identified a median compensated employee using base salary paid in fiscal year 2021. As permitted by SEC rules, we used a valid statistical sampling methodology applied to all of our employees who were employed as of April 30, 2021, to identify the global median employee.

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Fiscal Year 2021 Compensation of Directors

The compensation of directors, including all restricted stock unit awards, for fiscal year 2021 is set forth in the table below.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)	(1)	Other Compensation	(2)	Total ($)
Doyle N. Beneby	86,788	(3)	150,110		9,016		245,914
Christina A. Gold	204,288	(4)	150,110		2,004		356,402
Jerry P. Leamon	101,788	(5)	150,110		2,004		253,902
Angel R. Martinez	81,788	(6)	150,110		2,004		233,902
Debra J. Perry	99,288	(7)	150,110		2,004		251,402
Lori Robinson	74,288	(8)	150,110		2,004		226,402
George T. Shaheen	116,788	(9)	150,110		2,764		269,662
(1)	Represents the aggregate grant date fair value of awards granted during the fiscal year, calculated in accordance with Accounting Standards Codification, 718, Compensation-Stock Compensation. The assumptions used to calculate the valuation of the awards are set forth in Note 4 to the notes to consolidated financial statements in our Annual Report on Form 10-K for the year ended April 30, 2021. As of April 30, 2021, the aggregate restricted stock units held by each director was 5,280 restricted stock units representing their annual equity grant. Mr. Shaheen held an additional 2,950 fully vested deferred stock units and Mr. Beneby held an additional 18,580 fully vested deferred stock units.
(2)	Represents dividends on unvested restricted stock units.
(3)	Mr. Beneby received a director fee of $74,288 (which is made up of an annual director fee of $85,000 for fiscal 2021 less $10,712, or 50% pay cut from May 2020 through July 2020) and $12,500 for service as Nominating Committee Chair during fiscal 2021.
(4)	Ms. Gold received an annual fee of $130,000 for her services as Chairperson of the Board and a director fee of $74,288 (which is made up of an annual director fee of $85,000 for fiscal 2021 less $10,712, or 50% pay cut from May 2020 through July 2020) during fiscal 2021.
(5)	Mr. Leamon received a director fee of $74,288 (which is made up of an annual director fee of $85,000 for fiscal 2021 less $10,712, or 50% pay cut from May 2020 through July 2020), an annual fee of $20,000 for service as Compensation Committee Chair and $7,500 for service as an Audit Committee Member during fiscal year 2021.
(6)	Mr. Martinez received a director fee of $74,288 (which is made up of an annual director fee of $85,000 for fiscal 2021 less $10,712, or 50% pay cut from May 2020 through July 2020) and an annual fee of $7,500 for service as an Audit Committee Member during fiscal year 2021.
(7)	Ms. Perry received a director fee of $74,288 (which is made up of an annual director fee of $85,000 for fiscal 2021 less $10,712, or 50% pay cut from May 2020 through July 2020) and an annual fee of $25,000 for service as Audit Committee Chair during fiscal year 2021.
(8)	Ms. Robinson received a director fee of $74,288 (which is made up of an annual director fee of $85,000 for fiscal 2021 less $10,712, or 50% pay cut from May 2020 through July 2020) during fiscal year 2021.
(9)	Mr. Shaheen retired from the Board effective October 3, 2019. On April 16 2020, upon the death of Mr. Lauer, Mr. Shaheen returned to serve on the Board. Mr. Shaheen received a partial director fee of $28,178, which represents $42,500 for six months of services as interim board member during fiscal 2020 less $14,322, or 50% pay cut of his director fees from May 2020 through August 2020, and a director fee of $88,610 for fiscal 2021, which represents a director fee of $82,500 for fiscal 2021 plus $3,610 reimbursement of the 50% pay cut for August 2020.

Directors who are also employees or officers do not receive any additional compensation for their service on the Board. The Committee, in consultation with Pearl Meyer, its independent compensation consultant, periodically reviews non-employee director compensation and recommends changes based on competitive market data. Most recently, increases in director compensation that became effective for fiscal year 2020 were implemented in order to better align director compensation with that of our peer group. Except for the temporary reduction in retainer fees described below, no changes were made to director compensation for fiscal year 2021.

The non-employee director compensation program provides for an annual equity award of restricted stock units with a value of approximately $150,000 to be awarded on the date of each annual meeting of stockholders. The number of units subject to such award is determined by dividing $150,000 by the closing price of the Company’s common stock on the date of such annual meeting of stockholders (rounded to the nearest ten units). Non-employee directors are permitted to defer settlement of their restricted stock units; during fiscal year 2021, Messrs. Shaheen and Beneby elected to defer their restricted stock units. The restricted stock unit awards vest on the day before the following annual meeting of stockholders. Additionally, non-employee directors receive each year, $85,000 either in cash or in restricted stock units, at their election, on the date of each annual meeting of stockholders. The non-employee director compensation program is intended to compensate the non-employee directors for their services through the next annual meeting of stockholders. In addition, each member of the Audit Committee receives $7,500 in cash annually, the Audit Committee Chair receives $25,000 in cash annually, the Compensation and Personnel Committee Chair receives $20,000 in cash annually, and the Nominating and Corporate Governance Committee Chair receives $12,500 in cash annually. The Chair of the Board receives $120,000 in cash annually. All directors are reimbursed for their out-of-pocket expenses incurred in connection with their duties as directors.

In order to assist the Company’s efforts in weathering the current economic environment created by COVID-19, the non-employee members of the Board agreed to a pro-rata reduction by 50% of the $85,000 retainer payable for the period from May 1, 2020 through December 31, 2020. In light of the Company’s financial performance for the second and third quarters of the Company’s 2021 fiscal year, however,

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the Committee reversed the reduction and approved the payment to the non-employee members of the Board of an amount equal to the reduced cash retainer not paid to such Board members for the second and third quarters of the Company’s 2021 fiscal year, subject to such director’s continued service as a director with the Company until the date of such payments, which occurred on December 11, 2020 and March 15, 2021. The non-employee members of the Board were not, and will not be, reimbursed for the reduced cash retainer in respect of the first quarter of the Company’s 2021 fiscal year.

The Company’s stock ownership policy for directors requires each non-employee director to own three times their annual cash retainer in Company stock.

Equity Compensation Plan Information

Plan Category	(a) Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plan (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	995,123	$—	2,611,317
Equity compensation plans not approved by security holders	—	—	—
TOTAL	995,123	$—	2,611,317(1)

The values in this table are as of April 30, 2021.

(1)	This includes 542,253 shares that remained available under the Company’s Employee Stock Purchase Plan as of April 30, 2021, which includes 55,025 shares that were subject to purchase during the period in effect as of April 30, 2021.

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03

Audit Matters

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Proposal No. 3

Ratification of the Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm

The Audit Committee has approved the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2022. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since March 2002. Ernst & Young LLP has unrestricted access to the Audit Committee to discuss audit findings and other financial matters. Neither the Company’s Restated Certificate of Incorporation nor its Bylaws require that the stockholders ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, we are requesting ratification because we believe it is a matter of good corporate practice.

If the Company’s stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP, but may nonetheless retain Ernst & Young LLP as the Company’s independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time if it determines that such change would be in the best interests of the Company and its stockholders. Representatives of Ernst & Young LLP will attend the Annual Meeting to answer appropriate questions and may also make a statement if they so desire.

Required Vote

Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm requires the affirmative vote of a majority of those shares present, either online or by proxy, and entitled to vote at the Annual Meeting.

RECOMMENDATION
OF THE BOARD

The Board unanimously recommends that you vote “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2022.

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Audit Committee Matters

Fees Paid to Ernst & Young LLP

The following table summarizes the fees that Ernst & Young LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years. All services provided by Ernst & Young LLP were approved by the Audit Committee in conformity with the Audit Committee’s pre-approval process (as discussed below).

	2021	2020
Audit fees(1)	$4,011,579	$4,451,431
Audit-related fees(2)	38,000	168,000
Tax fees(3)	1,552,806	1,613,619
All other fees	—	—
TOTAL	$5,602,385	$6,233,050

(1)	Represents fees for audit services, including fees associated with the annual audit, the reviews of the Company’s quarterly financial statements, attestation services related to compliance with Section 404 of the Sarbanes-Oxley Act, and statutory audits required by governmental agencies for regulatory, legislative, and financial reporting requirements. For fiscal 2020, this also included fees related to lease implementation work.
(2)	Represents fees for the employee benefit plan audit. For fiscal 2020, this also included assurance services relating to the Company’s senior notes offering.
(3)	Represents fees for tax compliance, planning, and advice. These services included tax return compliance and advice.

Fees paid to Ernst & Young LLP in fiscal year 2021 were lower than in fiscal year 2020 primarily due to non-recurring services in fiscal year 2020 related to the Company’s senior notes offering and lease implementation work, and a reduction in statutory audits performed by Ernst & Young LLP in fiscal year 2021.

Recommendation to Appoint Ernst & Young LLP as Independent Registered Public Accounting Firm

As with previous years, the Audit Committee undertook a review of Ernst & Young LLP in determining whether to select Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2022 and to recommend ratification of its selection to the Company’s stockholders. In that review, the Audit Committee utilized a tailored external auditor assessment questionnaire and considered a number of factors, including:

•	continued independence of Ernst & Young LLP,
•	length of time Ernst & Young LLP has been engaged by the Company,
•	senior management’s assessment of Ernst & Young LLP’s performance,
•	audit and non-audit fees,
•	capacity to staff the audit appropriately,
•	geographic and subject matter coverage,
•	lead Audit Engagement Partner performance,
•	overall performance,
•	qualifications and quality control procedures, and
•	whether retaining Ernst & Young LLP is in the best interests of the Company and its stockholders.

Based upon this review, the Audit Committee believes that Ernst & Young LLP is independent and that it is in the best interests of the Company and our stockholders to retain Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2022.

In accordance with the Sarbanes-Oxley Act and related SEC rules, the Audit Committee limits the number of consecutive years an individual partner may serve as the lead audit engagement partner to the Company. The maximum number of consecutive years of service in that capacity is five years. A new lead audit engagement partner took the position in July 2020 and accordingly became the new lead engagement partner commencing with the fiscal year 2021 audit.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the work of the independent registered public accounting firm. Further, the Audit Committee is afforded the funding and resources it determines appropriate for compensating the independent registered public accounting firm and any advisers it may employ. As part of this responsibility, the Audit Committee is required to pre-approve the audit and

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non-audit services performed by the independent registered public accounting firm to help assure that they do not impair the registered public accounting firm’s independence from the Company. Services provided by the independent registered public accounting firm must be approved by the Audit Committee on a case-by-case basis, unless such services fall within a detailed list of services as documented in the Company’s pre-approval policy whereby the Audit Committee has provided pre-approval for specific types of audit, audit-related, and tax compliance services within certain fee limitations. The Audit Committee believes the combination of these two approaches results in an effective and efficient procedure to manage the approval of services performed by the independent registered public accounting firm. The Audit Committee will also consider whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile, and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor is determinative.

All requests or applications for Ernst & Young LLP’s services are submitted to the Senior Vice President, Finance and include a detailed description of services to be rendered. The detailed descriptions are then reviewed against a list of approved services and if the services are on the approved list of services, they are reported to the Audit Committee at regularly scheduled meetings. If the services do not meet the specific list of approved services, they are presented to the Audit Committee for review and approval. All requests or applications for Ernst & Young LLP’s services receive approval from the Senior Vice President, Finance, prior to the Audit Committee’s review and approval.

Governance Insights:

Managing COVID-19 Risks

Q & A with Debra Perry, Chair of the Audit Committee

Question: How did Korn Ferry respond to operating during the pandemic, including providing for continuity of operations and the safety of its employees?

Korn Ferry employs over 7,800 people across more than 50 offices and 100 countries. The operational and human impacts of the COVID-19 pandemic presented an immense challenge for the Company and a serious test of its business continuity planning. With the benefit of our prior preparation and business continuity planning, however, Korn Ferry was able to respond swiftly and carry through on its commitment to protect the health and safety of our employees and their families under the guiding principles of Safety, Caution, and Agility.

Global operations shifted almost entirely to remote work as we entered the first quarter of fiscal 2021. Korn Ferry’s existing mobile and collaborative technology capabilities facilitated this transition and the virtual delivery of services to clients. The Company also imposed a range of safety measures, mobilized local, regional, and global teams to address the pandemic’s impact, and formed a COVID-19 Task Force of cross-functional and operational executives. Additionally, colleagues have led numerous client conversations, including having meaningful discussions around navigating COVID-19 impacts and sharing insights into how some clients approached the path to recovery through their organizations, people, and leadership.

The Board and Audit Committee have actively participated in overseeing the Company’s COVID-19 response, including by monitoring the impact of COVID-19 on the Company’s financial position and results of operations, understanding how management is assessing the impact, and considering the nature and adequacy of management’s responses, including health safeguards, business continuity, internal communications, and infrastructure. Now, more than a year into the pandemic, Korn Ferry continues to evolve its operations and business continuity planning, remaining focused on Safety, Caution, and Agility.

Question: The COVID-19 pandemic has necessitated a virtual format for many aspects of the Company’s business that historically have been performed on-site. How did this impact the services performed by the Company’s external auditor and the Audit Committee’s oversight of the annual audit plan?

Due to the COVID-19 pandemic and related stay-at-home orders, the Company’s fiscal year end 2021 audit was performed virtually. As part of its oversight responsibilities for the Company’s financial statements and audit plans, prior to the preparation of the audit, the Audit Committee met frequently with Ernst & Young LLP and Korn Ferry management to review and discuss the overall plans for the audit and the adjustments that would be undertaken in light of the virtual preparation of the audit. During the audit process, the Audit Committee continued to communicate regularly with Ernst & Young LLP on matters relating to the remote delivery of the audit and status of the audit process. These discussions included updates on certain adjustments to Ernst & Young LLP’s procedures and timing of work to address the increased risks that were inherent in performing its audit procedures remotely and the process of adapting its audit approach to a more digital-based process, as well as a review of digital tools/platforms utilized in the audit to help advance this virtual work.

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Report of the Audit Committee

The Audit Committee is comprised of three non-employee directors, all of whom are “independent” under the applicable listing standards of the NYSE and the applicable rules of the SEC. The Audit Committee is governed by a written charter, as amended and restated, which has been adopted by the Board.

Management of the Company is responsible for the preparation, presentation, and integrity of the consolidated financial statements, maintaining a system of internal controls and having appropriate accounting and financial reporting principles and policies. The independent registered public accounting firm is responsible for planning and carrying out an audit of the consolidated financial statements and an audit of internal control over financial reporting in accordance with the rules of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and expressing an opinion as to the consolidated financial statements’ conformity with U.S. generally accepted accounting principles (“GAAP”) and as to internal control over financial reporting. The Audit Committee monitors and oversees these processes and is responsible for selecting and overseeing the Company’s independent registered public accounting firm.

As part of the oversight process, the Audit Committee met 11 times during fiscal year 2021. Throughout the year, the Audit Committee met with the Company’s independent registered public accounting firm, management, and internal auditor, both together and separately in closed sessions. In the course of fulfilling its responsibilities, the Audit Committee did, among other things, the following:

•	reviewed and discussed with management and the independent registered public accounting firm the Company’s consolidated financial statements for the fiscal year ended April 30, 2021, and the quarters ended July 31, 2020, October 31, 2020, and January 31, 2021;
•	oversaw and discussed with management the Company’s review of internal control over financial reporting;
•	reviewed management’s representations that the Company’s consolidated financial statements were prepared in accordance with GAAP and present fairly the results of operations and financial position of the Company;
•	discussed with the independent registered public accounting firm the matters required to be discussed with audit committees under applicable standards of the PCAOB and SEC;
•	received the written disclosures and letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communication with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm its independence;
•	reviewed and evaluated the performance and quality of the independent registered public accounting firm and its lead audit partner in its determination to recommend the retention of the independent registered public accounting firm, including by assessing the performance of the independent registered public accounting firm from within the Audit Committee and from the perspective of senior management and the internal auditor;
•	considered whether the provision of non-audit services by the registered public accounting firm to the Company was compatible with maintaining the registered public accounting firm’s independence;
•	monitored the Alertline reporting system implemented to provide an anonymous complaint reporting procedure;
•	reviewed the scope of and overall plans for the annual audit and the internal audit program;
•	reviewed new accounting standards applicable to the Company with the Company’s Chief Financial Officer, internal audit department, and Ernst & Young LLP;
•	discussed the critical audit matters identified and addressed by Ernst & Young LLP;
•	consulted with management and Ernst & Young LLP with respect to the Company’s processes for risk assessment and risk mitigation;
•	reviewed the Company’s cybersecurity and data privacy risks and the Company’s policies and controls designed to mitigate these risks;
•	reviewed and discussed the Company’s disaster recovery and business continuity plans;
•	reviewed the implementation and effectiveness of the Company’s Ethics and Compliance Program, including processes for monitoring compliance with the law, Company policies, and the Code of Business Conduct and Ethics; and
•	reviewed and discussed with management its assessment and report on the effectiveness of the Company’s internal control over financial reporting as of April 30, 2021, which it made based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 Framework).

The Audit Committee has reviewed and discussed with the Company’s independent registered public accounting firm its review and report on the Company’s internal control over financial reporting as of April 30, 2021. Based on the foregoing review and discussions described in this report, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended April 30, 2021, for filing with the SEC.

Audit Committee

Debra J. Perry (Chair)

Jerry P. Leamon

Angel R. Martinez

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Security Ownership of Certain Beneficial Owners and Management

The following table sets forth as of August 2, 2021, the beneficial ownership of common stock of the Company of each director and each nominee for director, each named executive officer, and the holdings of all directors and executive officers as a group. The following table also sets forth the names of those persons known to us to be beneficial owners of more than 5% of the Company’s common stock. Unless otherwise indicated, the mailing address for each person named is c/o Korn Ferry, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067.

Name of Beneficial Owner	Amount Beneficially Owned and Nature of Beneficial Ownership	(1)	Percent of Class(1)
Doyle N. Beneby	0	(2)	0%
Laura M. Bishop	0		0%
Christina A. Gold	28,820	(3)	*
Jerry P. Leamon	17,012	(3)	*
Angel R. Martinez	16,940	(3)	*
Debra J. Perry	34,940	(3)	*
Lori J. Robinson	9,480	(3)	*
George T. Shaheen	34,450	(4)	*
Gary D. Burnison	330,851	(5)	*
Robert P. Rozek	152,842	(6)	*
Byrne Mulrooney	111,282	(7)	*
Mark Arian	79,515	(8)	*
All directors and executive officers as a group (11 persons)	816,132	(9)	1.5%
BlackRock Inc.
55 East 52nd Street, New York, NY 10055	8,245,169	(10)	14.8%
The Vanguard Group
100 Vanguard Boulevard, Malvern, PA 19355	5,547,152	(11)	10.0%
Dimensional Fund Advisors LP
Building One, 6300 Bee Cave Road, Austin, TX 78746	3,417,981	(12)	6.1%

*	Designated ownership of less than 1% of the Company’s outstanding common stock.
(1)	Applicable percentage of ownership is based upon 55,647,152 shares of common stock outstanding as of August 2, 2021, and the relevant number of shares of common stock issuable upon exercise of stock options or other awards which are exercisable or have vested or will be exercisable or will vest within 60 days of August 2, 2021. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. Except as otherwise indicated below, to our knowledge, all persons listed above have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.
(2)	Excludes (i) 18,580 fully vested deferred stock units and (ii) 5,280 restricted stock units which vest on September 28,2021, all of which Mr. Beneby has deferred receipt of until his retirement from the Board.
(3)	Includes 5,280 shares of restricted stock units which vest on September 28, 2021.
(4)	Excludes (i) 2,950 shares of fully vested deferred stock units and (ii) 5,280 restricted stock units which vest on September 28, 2021, all of which Mr. Shaheen has deferred receipt of until his retirement from the Board.
(5)	Includes 205,003 shares of unvested restricted stock over which Mr. Burnison has sole voting but no investment power.
(6)	Includes 83,353 shares of unvested restricted stock over which Mr. Rozek has sole voting but no investment power.
(7)	Includes 83,156 shares of unvested restricted stock over which Mr. Mulrooney has sole voting but no investment power.
(8)	Includes 57,503 shares of unvested restricted stock over which Mr. Arian has sole voting but no investment power.
(9)	Includes 26,400 shares of restricted stock units which vest on September 28, 2021.
(10)	The information regarding the number of shares beneficially owned was obtained from a Schedule 13G/A filed by Blackrock, Inc. with the SEC on January 26, 2021, which indicates that Blackrock, Inc. has sole voting power with respect to 8,156,763 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 8,245,169 shares and shared dispositive power with respect to 0 shares.
(11)	The information regarding the number of shares beneficially owned was obtained from a Schedule 13G/A filed by The Vanguard Group (“Vanguard”) with the SEC on February 10, 2021, which indicates that Vanguard has sole voting power with respect to 0 shares, shared voting power with respect to 55,713 shares, sole dispositive power with respect to 5,445,681 shares and shared dispositive power with respect to 101,471 shares.
(12)	The information regarding the number of shares beneficially owned was obtained from a Schedule 13G/A filed by Dimensional Fund Advisors LP (“Dimensional”) with the SEC on February 12, 2021, which indicates that Dimensional has sole voting power with respect to 3,329,591 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 3,417,981 shares and shared dispositive power with respect to 0 shares.

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Questions and Answers About the Proxy Materials and the Annual Meeting

Why is the Company holding a Virtual Annual Meeting this year?

In light of the continued public health impact of COVID-19, and in order to permit stockholders from any location with access to the Internet to participate, the Annual Meeting will be held online via live audiocast this year at www.virtualshareholdermeeting.com/KFY2021. We intend to hold our virtual meeting in a manner that affords stockholders the same general rights and opportunities to participate as they would have at an in-person meeting.

What proposals will be voted on at the Annual Meeting?
(1)	The election of the nine directors nominated by our Board and named in this Proxy Statement to serve on the Board until the 2022 Annual Meeting of Stockholders and until their successors have been duly elected and qualified, subject to their earlier death, resignation or removal;
(2)	A non-binding advisory resolution to approve the Company’s executive compensation; and
(3)	The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s 2022 fiscal year.

How does the Board recommend I vote on each of the proposals?
The Board unanimously recommends that you vote your shares:

• “FOR” the election of the nine directors nominated by the Board and named in this Proxy Statement to serve on the Board until the 2022 Annual Meeting of Stockholders;
• “FOR” the approval, on an advisory basis, of the Company’s executive compensation; and
• “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s 2022 fiscal year.

Who is entitled to vote during the Annual Meeting?
Holders of the Company’s common stock as of the close of business on August 2, 2021 (the “Record Date”) are entitled to vote during the Annual Meeting.

Who can participate in the Virtual Annual Meeting?
Only stockholders of the Company as of the Record Date (or their authorized representatives) will be permitted to participate in the Annual Meeting online. To participate in the Annual Meeting online, including to vote, ask questions, and view the list of registered stockholders as of the Record Date during the Annual Meeting, stockholders of record should go to the Annual Meeting website at www.virtualshareholdermeeting.com/KFY2021, enter the 16-digit control number included on their proxy card, Notice, or voting instruction form, and follow the instructions on the website.

If shares are held in street name and the stockholder’s Notice or voting instruction form indicates that the stockholder may vote those shares through the www.proxyvote.com website, then the stockholder may access, participate in, and vote at the Annual Meeting with the 16-digit control number indicated on the voting instruction form or Notice. Otherwise, stockholders who hold their shares in street name should contact their bank, broker, or other nominee (preferably at least 5 days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in, or vote at the Annual Meeting.

A question and answer session will be held during the Annual Meeting, and stockholders will be able to submit questions before and during the Annual Meeting by visiting www.virtualshareholdermeeting.com/KFY2021. The Company will try to answer as many stockholder-submitted questions as time permits that comply with the meeting rules of conduct posted on the virtual Annual Meeting website. If a question is not answered due to time constraints, the Company encourages stockholders to contact Investor Relations at Korn Ferry, Attn: Gregg Kvochak, 1900 Avenue of the Stars, Suite 2600, Los Angeles, CA 90067. More information regarding the question and answer process, including the number and types of questions permitted, the time allotted for questions, and how questions will be recognized, answered, and disclosed, will be available in the meeting rules of conduct, which will be posted on the Annual Meeting website before and during the meeting.

The Annual Meeting audiocast will begin promptly at 8:00 a.m. Pacific Time. Online check-in will begin at approximately 7:45 a.m. Pacific Time. Stockholders are encouraged to access the Annual Meeting early. If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting log-in page.

For the 10 days before the Annual Meeting, stockholders may view the list of registered stockholders as of the Record Date at the Company’s principal place of business, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067. If the office is closed due to restrictions related to COVID-19, please contact Investor Relations at (310) 556-8550 and alternative arrangements for viewing the list will be made.

How many votes is each share of common stock entitled to?

Each share of Company common stock outstanding as of the Record Date is entitled to one vote. As of the Record Date, there were 55,647,152 shares of Company common stock issued and outstanding.

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How do I vote?
If you are a stockholder of record, you can vote using the following the methods:
(1) By Telephone—If you received your proxy materials by mail, you can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card;
(2) By Internet—You can vote over the Internet:
Before the Annual Meeting by visiting www.proxyvote.com;
During the Annual Meeting by visiting www.virtualshareholdermeeting.com/KFY2021; or
(3) By Mail—If you received your proxy materials by mail, you can vote by mail by completing, signing, dating, and mailing the enclosed proxy card.
If you are a beneficial owner of shares held in street name, you should check your voting instruction form or Notice for how to vote in advance of, and how to participate in, the Annual Meeting.
If you vote by proxy, the individuals named on the proxy card (your “proxies”) will vote your shares in the manner you indicate. You may specify whether your shares should be voted for or against each of the nominees for director and whether your shares should be voted for or against each of the other proposals. You may also specify you would like to abstain from voting for or against a proposal or nominee. If you submit a proxy without indicating your instructions, your shares will be voted as follows:
• “FOR” the election of the nine directors nominated by the Board and named in this Proxy Statement to serve on the Board until the 2022 Annual Meeting of Stockholders;
• “FOR” the approval, on an advisory basis, of the Company’s executive compensation; and
• “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s 2022 fiscal year.

Can I revoke my proxy after I have submitted it?
Yes, once you have submitted your proxy, you have the right to revoke your proxy at any time before the taking of the vote at the Annual Meeting by:
(1) Sending a written revocation to the Corporate Secretary;
(2) Submitting a later dated proxy; or
(3) Participating in and voting at the virtual Annual Meeting (although participating in the virtual Annual Meeting will not in and of itself revoke a proxy).

Who will count the votes?
Christel Pauli with American Election Services, LLC will count the votes and act as the inspector of election at the Annual Meeting.

Why did I receive a notice in the mail regarding the Internet availability of proxy material instead of a full set of printed proxy materials?
Pursuant to rules adopted by the SEC, we are making this Proxy Statement available to our stockholders electronically via the Internet. On or about August 13, 2021, we will mail the Notice to stockholders of our common stock at the close of business on the Record Date, other than those stockholders who previously requested electronic or paper delivery of communications from us. The Notice contains instructions on how to access an electronic copy of our proxy materials, including this Proxy Statement and our 2021 Annual Report. The Notice also contains instructions on how to request a paper copy of the Proxy Statement. We believe that this process will allow us to provide you with the information you need in a timely manner, while conserving natural resources and lowering the costs of the Annual Meeting.

Can I vote my shares by filling out and returning the Notice of Internet Availability of Proxy Materials?
No. The Notice only identifies the items to be voted on at the Annual Meeting. You cannot vote by marking the Notice and returning it. The Notice provides instructions on how to cast your vote.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials or more than one set of printed proxy materials?
If you hold your shares in more than one account, you may receive a separate Notice or a separate set of printed proxy materials, including a separate proxy card or voting instruction card, for each account. To ensure that all of your shares are voted, please vote by telephone or by the Internet or sign, date, and return a proxy card or voting card for each account.

What if I own shares through the Company’s 401(k) plan?
If you own shares that are held in our 401(k) plan, the trustees of the 401(k) plan will vote those shares.

What is the difference between holding shares as a “stockholder of record” and as a “beneficial owner”?
You are a “beneficial owner” if your shares are held in a brokerage account, including an Individual Retirement Account, by a bank or other nominee. As the beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote your shares.
You are a “stockholder of record” if your shares are registered directly in your name with the Company’s transfer agent.

What if a beneficial owner does not provide the stockholder of record with voting instructions for a particular proposal?
If you are a beneficial owner and you do not provide the stockholder of record with voting instructions for a particular

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proposal, your shares may constitute “broker non-votes” with respect to that proposal. “Broker non-votes” are shares held by a broker, bank, or other nominee with respect to which the holder of record does not have discretionary power to vote on a particular proposal and with respect to which instructions were never received from the beneficial owner. Shares that constitute broker non-votes with respect to a particular proposal will not be considered present and entitled to vote on that proposal at the Annual Meeting even though the same shares will be considered present for purposes of establishing a quorum and may be entitled to vote on other proposals. However, in certain circumstances, such as the appointment of the independent registered public accounting firm, the broker, bank, or other nominee has discretionary authority and therefore is permitted to vote your shares even if the broker, bank, or other nominee does not receive voting instructions from you. Election of directors and the advisory vote to approve the Company’s executive compensation are not considered “routine” matters and as a result, your broker, bank, or other nominee will not have discretion to vote on these matters at the Annual Meeting unless you provide applicable instructions to do so. Therefore, we strongly encourage you to follow the voting instructions on the materials you receive.

What is the requirement to conduct business at the Annual Meeting?

In order to conduct business at the Annual Meeting, a “quorum” must be established. A “quorum” is a majority in voting power of the outstanding shares of common stock entitled to vote at the Annual Meeting. A quorum must be present online or represented by proxy at the Annual Meeting for business to be conducted. As discussed below, abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum.

How are votes counted?

Shares of common stock that reflect abstentions are treated as present and entitled to vote for the purposes of establishing a quorum. Abstentions will have no effect on director elections, but will have the effect of a vote against all other proposals. Shares of common stock that reflect broker non-votes are treated as present and entitled to vote for the purposes of establishing a quorum. However, for the purposes of determining the outcome of any matter as to which the broker or nominee has indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter, even though those shares are considered present and entitled to vote for the purposes of establishing a quorum and may be entitled to vote on other matters.

What is the voting requirement to approve each proposal?

For Proposal No. 1, in uncontested elections, directors are elected by a majority of the votes cast, meaning that each nominee must receive a greater number of shares voted “for” such nominee than the shares voted “against” such nominee. If an incumbent director does not receive a greater number of shares voted “for” such director than shares voted “against” such director, then such director must tender his or her resignation to the Board. In that situation, the Company’s Nominating and Corporate Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. Within 90 days from the date the election results were certified, the Board would act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and rationale behind it. In a contested election, director nominees are elected by a plurality of votes cast. Abstentions and broker non-votes will not affect the outcome of the election of directors.

For Proposal No. 2 to be approved, the proposal must receive the affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote on the proposal. In determining the outcome of Proposal No. 2, abstentions have the effect of a negative vote, but broker non-votes will not affect the outcome.

For Proposal No. 3 to be approved, the proposal must receive the affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote on the proposal. In determining the outcome of Proposal No. 3, abstentions have the effect of a negative vote.

What happens if additional matters (other than the proposals described in this Proxy Statement) are presented at the Annual Meeting?

As of filing, the Board is not aware of any additional matters to be presented for a vote at the Annual Meeting; however, if any additional matters are properly presented at the Annual Meeting, your proxy gives Gary D. Burnison and Robert P. Rozek authority to vote on those matters in their discretion.

Who will bear the cost of the proxy solicitation?

The entire cost of the proxy solicitation will be borne by the Company. We hired D.F. King to assist in the distribution of proxy materials and solicitation of votes for approximately $30,000, plus reimbursement of any out-of-pocket expenses. Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to beneficial owners.

Who is making the solicitation in this Proxy Statement?

Korn Ferry is soliciting your vote with this Proxy Statement.

Where can I find copies of the Board’s corporate governance documents?

The Audit Committee, Compensation and Personnel Committee, and Nominating and Corporate Governance Committee each operate pursuant to a written charter adopted by the Board. These charters, along with the Corporate Governance Guidelines and the Code of Business Conduct and Ethics, are available at the Company’s website and in print to any stockholder who requests a copy. To access the charter from the Company’s website, go to https://ir.kornferry.com, select “Governance” from the drop-down menu, then click on the “Governance Documents” link. Requests for a printed copy should be addressed to Korn Ferry, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary.

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Other Matters

Certain Relationships and Related Transactions

From time to time, stockholders that beneficially own more than 5% of the Company’s common stock may engage the Company and its subsidiaries, in the ordinary course of business, to provide certain services and products. These transactions are negotiated on an arm’s-length basis and are subject to review and approval under the Company’s Related Person Transaction Policy (defined below) described below or, in the case of any such transactions that do not (together with any prior such transactions within a given stockholder) involve an aggregate amount in excess of $5,000,000 per year, are pre-approved under the Company’s Related Person Transaction Policy, as described below. During fiscal year 2021, in the ordinary course of business, the Company and its subsidiaries provided The Vanguard Group (“Vanguard”), a greater than five percent beneficial owner of the Company’s common stock, with certain services and products. The aggregate fees and expenses payable by Vanguard in fiscal year 2021 for such services and products was $2,342,601. The transactions with Vanguard were entered into on an arm’s-length basis, contain customary terms and conditions and were approved or pre-approved under the Company’s Related Person Transaction Policy. In the future, the Company and its subsidiaries may provide, in the ordinary course of business, additional services and products to Vanguard.

Except as described above, to our knowledge, since the beginning of fiscal year 2021, the Company has not entered into or proposed to enter into any transaction with any executive officer, director or director nominee, beneficial owner of more than five percent of the Company’s common stock, or any immediate family member of any of the foregoing.

Related Person Transaction Approval Policy

In August 2021, the Audit Committee adopted a written amended and restated policy for the review and approval of all transactions with related persons (the “Related Person Transaction Policy”). Pursuant to such policy, the Audit Committee must review the material facts of, and either approve or disapprove the Company’s entry into, any transaction, arrangement or relationship in which:

•	(i) the Company or any of its subsidiaries is a participant; and
•	(ii) any related person has or will have a direct or indirect interest (other than solely as a result of being a director or less than ten percent beneficial owner of another entity, or both).

Under the Related Person Transaction Policy, the Audit Committee will prohibit any related person transaction (including those deemed pre-approved under the policy) if it determines the transaction is inconsistent with the interests of the Company and its stockholders.

For purposes of the Related Person Transaction Policy, a “related person” is any person who is or was, since the beginning of the Company’s most recently completed fiscal year, an executive officer, director or director nominee of the Company, any beneficial owner of more than five percent of the Company’s common stock, or any immediate family member of any of the foregoing.

As provided for in the Related Person Transaction Policy, the Audit Committee has reviewed and pre-approved the entry into certain types of related person transactions, including without limitation:

•	(i) the employment of executive officers;
•	(ii) director compensation;
•	(iii) subject to compliance with the Company’s Investment Guidelines Policy, certain investments managed by a greater than 5% beneficial owner of the Company’s common stock;
•	(iv) subject to a $5,000,000 per fiscal year cap, certain ordinary course, arms-length transactions with persons who are a related person solely on account of being a greater than 5% beneficial owner of the Company’s common stock;
•	(v) any transaction with a related person where the aggregate amounts involved (including any periodic payments or installments due on or after the beginning of the Company’s last completed fiscal year and, in the case of indebtedness, the largest amount expected to be outstanding and the amount of annual interest thereon) do not exceed $100,000, provided, that such transaction is entered into in the ordinary course of the Company’s business, on an arm’s length basis; and
•	(vi) any transaction with a related person (whether or not covered by any of the pre-approved transactions set forth above) in which the amount involved or the amount of the related person’s interest does not exceed $60,000.

In addition, the Board has delegated to the chair of the Audit Committee the authority to pre-approve any transaction with a related person in which the aggregate amount involved is expected to be less than $1,000,000.

The Related Person Transaction Policy requires the Audit Committee to regularly review any related person transactions approved by the Audit Committee Chair as well as certain pre-approved transactions, including the ordinary course business and de minimis transactions discussed above.

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Annual Report to Stockholders

The Company’s Annual Report to Stockholders for fiscal year 2021, which includes the Company’s Annual Report on Form 10-K for the year ended April 30, 2021 (excluding the exhibits thereto) will be made available to stockholders at the same time as this Proxy Statement. Our 2021 Annual Report and Proxy Statement are posted on our website at www.kornferry.com. If any person who was a beneficial owner of the common stock of the Company on August 2, 2021, desires a complete copy of the Company’s Form 10-K, including the exhibits thereto, they will be provided with such materials without charge upon written request. The request should identify the requesting person as a beneficial owner of the Company’s stock as of August 2, 2021, and should be directed to Korn Ferry, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary. The Company’s Form 10-K, including the exhibits thereto, is also available through the SEC’s web site at http://www.sec.gov.

Communications with Directors

Any stockholder or other party interested in communicating with members of the Board, any of its committees, the independent directors as a group, or any of the independent directors, may send written communications to Korn Ferry, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary or to corporatesecretary@kornferry.com. Communications received in writing are forwarded to the Board, committee, or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to the Company or its business, or is similarly inappropriate. The Corporate Secretary has the authority to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications. The Board will endeavor to promptly respond to all appropriate communications and encourages all stockholders and interested persons to use the aforementioned email and mailing address to send communications relating to the Company’s business to the Board and its members.

Submission of Stockholder Proposals for Consideration at the 2022 Annual Meeting

Rule 14a-8 Proposals

If a stockholder wishes to submit a proposal for consideration at the 2022 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act, and wants that proposal to appear in the Company’s Proxy Statement and form of proxy for that meeting, the proposal must be submitted in writing and received at Korn Ferry, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary, no later than April 15, 2022. Each stockholder proposal must comply with the Exchange Act, the rules and regulations thereunder, and the Company’s bylaws as in effect at the time of such notice. The submission of a stockholder proposal does not guarantee that it will be included in the Company’s Proxy Statement and form of proxy.

Other Proposals or Nominations

The Company’s bylaws also establish an advance notice procedure with regard to nominating persons for election to the Board and proposals of other business that are not submitted for inclusion in the Proxy Statement and form of proxy but that a stockholder instead wishes to present directly at an annual meeting of stockholders. If a stockholder wishes to submit a nominee or other business for consideration at the 2022 Annual Meeting of Stockholders without including that nominee or proposal in the Company’s Proxy Statement and form of proxy, the Company’s bylaws require, among other things, that the stockholder submission contain certain information concerning the nominee or other business, as the case may be, and other information specified in the Company’s bylaws, and that the stockholder provide the Company with written notice of such nominee or business no later than the close of business on July 1, 2022, nor earlier than the close of business on June 1, 2022; provided, however, that in the event that the date of the 2022 Annual Meeting of Stockholders is more than 30 days before or more than 70 days after the anniversary date of the 2021 Annual Meeting of Stockholders, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to the 2022 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. If the number of directors to be elected to the Board is increased and there is no public announcement by the Company naming the nominees for the additional directorships at least 10 days before the last day a stockholder must deliver his or her written notice under the Company’s bylaws, a stockholder’s notice will be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary of the Company at the principal executive

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offices of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company. A stockholder notice should be sent to Korn Ferry, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary. Proposals or nominations not meeting the advance notice requirements in the Company’s bylaws will not be entertained at the 2022 Annual Meeting of Stockholders. A copy of the full text of the relevant bylaw provisions may be obtained from the Company’s filings with the SEC or by writing our Corporate Secretary at the address identified above.

Stockholders Sharing an Address

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Company stock but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notify us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our Notice, Annual Report, or Proxy Statement mailed to you, please submit a request, either in writing or by phone, by contacting the Company at Korn Ferry, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary or at (310) 552-1834, and we will promptly send you the materials you have requested. However, please note that if you want to receive a paper proxy or voting instruction form or other proxy materials for the purposes of this year’s Annual Meeting, you will need to follow the instructions included in the Notice that was sent to you. You can also contact our Corporate Secretary at the telephone number noted previously if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

By Order of the Board of Directors,

Jonathan Kuai

General Counsel, Managing Director of

Business Affairs and ESG, and Corporate Secretary

August 13, 2021

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Appendix A

Non-GAAP Financial Measures

This Proxy Statement contains financial information calculated other than in accordance with U.S. generally accepted accounting principles (“GAAP”). In particular, it includes:

•	Adjusted Net Income Attributable to Korn Ferry, adjusted to exclude integration/acquisition costs, restructuring charges, separation costs, and debt refinancing costs net of income tax effect;
•	Adjusted Diluted Earnings Per Share, adjusted to exclude integration/acquisition costs, restructuring charges, separation costs, and debt refinancing costs net of income tax effect; and
•	Adjusted EBITDA refers to earnings before interest, taxes, depreciation, and amortization, further adjusted to exclude integration/acquisition costs, restructuring charges, and separation costs, and Adjusted EBITDA margin.

This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial information determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Management believes the presentation of non-GAAP financial measures in this Proxy Statement provides meaningful supplemental information regarding Korn Ferry’s performance by excluding certain charges that may not be indicative of Korn Ferry’s ongoing operating results. These non-GAAP financial measures are performance measures and are not indicative of the liquidity of Korn Ferry.

These charges, which are described in the footnotes in the below reconciliation, represent 1) costs we incurred to acquire and integrate a portion of our Digital business, 2) charges we incurred to restructure the Company as a result of COVID-19 and due to acquisition of Miller Heiman Group, Achieve Forum, and Strategy Execution on November 1, 2019, 3) separation costs, and 4) debt refinancing costs. The use of non-GAAP financial measures facilitates comparisons to Korn Ferry’s historical performance. Korn Ferry includes non-GAAP financial measures because management believes they are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its evaluation of Korn Ferry’s ongoing operations and financial and operational decision-making. Adjusted Net Income Attributable to Korn Ferry, Adjusted Diluted Earnings Per Share, and Adjusted EBITDA exclude certain charges that management does not consider ongoing in nature and allows management and investors to make more meaningful period-to-period comparisons of the Company’s operating results. Management further believes that Adjusted EBITDA is useful to investors because it is frequently used by investors and other interested parties to measure operating performance among companies with different capital structures, effective tax rates and tax attributes and capitalized asset values, all of which can vary substantially from company to company.

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Korn Ferry and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Measures

(dollars in thousands, except per share amounts)

	Three Months Ended January 31,		Three Months Ended April 30,
	2021	2020	2021	2020
	(unaudited)
NET INCOME (LOSS) ATTRIBUTABLE TO KORN FERRY	$51,319	$19,993	$66,190	$(802)
Net income attributable to non-controlling interest	269	963	561	181
NET INCOME (LOSS)	51,588	20,956	66,751	(621)
Income tax provision	21,204	8,775	22,729	4,957
INCOME BEFORE PROVISION FOR INCOME TAXES	72,792	29,731	89,480	4,336
Other (income) loss, net	(14,935)	(5,055)	(10,820)	10,893
Interest expense, net	7,298	6,919	7,592	6,998
OPERATING INCOME	65,155	31,595	86,252	22,227
Depreciation and amortization	15,735	14,863	15,777	14,956
Other income (loss), net	14,935	5,055	10,820	(10,893)
Integration/acquisition costs(1)	—	6,704	—	2,833
Restructuring charges, net(2)	838	18,093	—	40,466
Separation costs(3)	—	1,783	—	—
ADJUSTED EBITDA	$96,663	$78,093	$112,849	$69,589

OPERATING MARGIN	13.7%	6.1%	15.5%	5.0%
Depreciation and amortization	3.3%	2.9%	2.8%	3.4%
Other income (loss), net	3.2%	1.0%	2.0%	(2.4%)
Integration/acquisition costs(1)	—	1.3%	—	0.6%
Restructuring charges, net(2)	0.1%	3.5%	—	9.2%
Separation costs(3)	—	0.4%	—	—
ADJUSTED EBITDA MARGIN	20.3%	15.2%	20.3%	15.8%

NET INCOME (LOSS) ATTRIBUTABLE TO KORN FERRY	$51,319	$19,993	$66,190	$(802)
Integration/acquisition costs(1)	—	6,704	—	2,833
Restructuring charges, net(2)	838	18,093	—	40,466
Separation costs(3)	—	1,783	—	—
Debt refinancing costs(4)	—	828	—	—
Tax effect on the adjusted items(5)	(276)	(6,451)	—	(9,819)
ADJUSTED NET INCOME ATTRIBUTABLE TO KORN FERRY	$51,881	$40,950	$66,190	$32,678

BASIC EARNINGS (LOSS) PER COMMON SHARE	$0.95	$0.37	$1.22	$(0.02)
Integration/acquisition costs(1)	—	0.12	—	0.05
Restructuring charges, net(2)	0.02	0.34	—	0.75
Separation costs(3)	—	0.03	—	—
Debt refinancing costs(4)	—	0.02	—	—
Tax effect on the adjusted items(5)	(0.01)	(0.13)	—	(0.18)
ADJUSTED BASIC EARNINGS PER SHARE	$0.96	$0.75	$1.22	$0.60

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	Three Months Ended January 31,		Three Months Ended April 30,
	2021	2020	2021	2020
	(unaudited)
DILUTED EARNINGS (LOSS) PER COMMON SHARE	$0.94	$0.36	$1.21	$(0.02)
Integration/acquisition costs(1)	—	0.12	—	0.05
Restructuring charges, net(2)	0.02	0.34	—	0.75
Separation costs(3)	—	0.03	—	—
Debt refinancing costs(4)	—	0.02	—	—
Tax effect on the adjusted items(5)	(0.01)	(0.12)	—	(0.18)
ADJUSTED DILUTED EARNINGS PER SHARE	$0.95	$0.75	$1.21	$0.60

  Explanation of Non-GAAP Adjustments

(1)	Costs associated with previous acquisitions, such as legal and professional fees, retention awards, and the on-going integration expenses to combine the companies.
(2)	Restructuring charges we incurred to rationalize our cost structure by eliminating redundant positions because of COVID-19 and due to the acquisition of Miller Heiman Group, AchieveForum, and Strategy Execution on November 1, 2019.
(3)	Costs associated with certain senior management separation charges.
(4)	Costs to write-off debt issuance costs and interest rate swap as a result of replacing our prior credit agreement with a new senior secured credit agreement.
(5)	Tax effect on integration/acquisition costs, restructuring charges, net, separation costs, and write-offs of debt issuance costs.

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What We Stand For: Our Values

Inclusion

We embrace people with different points of view, from all backgrounds. And we think and work as one team.

Honesty

We say what we mean and we do what we say. We hold ourselves to the highest standards. And we make it safe for people to speak out when they see something wrong.

Knowledge

We are insatiably curious, always learning new things. And we actively help our colleagues grow and develop, too, with mentoring and support.

Performance

We never settle for the status quo. We always strive to be better today than we were yesterday and do our best for our clients, colleagues and shareholders.

KORN FERRY®

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VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on September 28, 2021. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/KFY2021**

You may attend the Annual Meeting of Stockholders via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on September 28, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D58762-P59733

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KORN FERRY

The Board of Directors recommends you vote FOR each of the following nominees:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Doyle N. Beneby	☐	☐	☐
1b. Laura M. Bishop	☐	☐	☐
1c. Gary D. Burnison	☐	☐	☐
1d. Christina A. Gold	☐	☐	☐
1e. Jerry P. Leamon	☐	☐	☐
1f. Angel R. Martinez	☐	☐	☐
1g. Debra J. Perry	☐	☐	☐
1h. Lori J. Robinson	☐	☐	☐
1i. George T. Shaheen	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	**For**	**Against**	**Abstain**
2. Advisory (non-binding) resolution to approve the Company's executive compensation.	☐	☐	☐
3. Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the Company's 2022 fiscal year.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D58763-P59733

KORN FERRY
2021 Annual Meeting of Stockholders
September 29, 2021 8:00 AM Pacific Time
Online at www.virtualshareholdermeeting.com/KFY2021
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Gary D. Burnison and Robert P. Rozek, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Korn Ferry (the "Company") common stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the 2021 Annual Meeting of Stockholders (the "Meeting") of the Company to be held online via live audiocast on September 29, 2021 at www.virtualshareholdermeeting.com/KFY2021 or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, "FOR" PROPOSALS 2 AND 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side